     As filed with the Securities and Exchange Commission on June 18, 1998

                                                          Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         TENNESSEE                                  6712                                  62-0859007
(State or Other Jurisdiction of           (Primary Standard Industrial         (I.R.S. Employer Identification No.)
Incorporation or Organization)            Classification Code Number)


                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           E. JAMES HOUSE, JR., ESQ.
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6495
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

CHERYL W. PATTERSON, ESQ.                             DAVID M. WASHBURN
  Wyatt, Tarrant & Combs                        Winstead Sechrest & Minick P.C.
    6075 Poplar Avenue                                 Bank One Center
        Suite 650                                910 Travis Street, Suite 2400
    Memphis, TN 38177                                 Houston, Texas 77002
      (901) 537-1013                                    (713) 650-2748

                         -----------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH                                             PROPOSED                  PROPOSED
              CLASS OF                                                MAXIMUM                   MAXIMUM
             SECURITIES                        AMOUNT                OFFERING                  AGGREGATE                AMOUNT OF
                TO BE                           TO BE                  PRICE                    OFFERING               REGISTRATION
             REGISTERED                     REGISTERED(1)           PER SHARE(2)                PRICE(2)                   FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00 par                    423,925 shares             $32.88                  $13,940,304                $4,112.39
value per share (and associated            (with Preferred
Preferred Share Rights)                     Share Rights)
------------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the merger described herein.

(2) Estimated solely for the purpose of calculating the Registration Fee and based, pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the book value per share of the Common Stock of Alvin Bancshares, Inc. as of the latest practicable date prior to the filing of this Registration Statement.


                               DELAYING AMENDMENT

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1993 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             ALVIN BANCSHARES, INC.
                              221 S. GORDON STREET
                               ALVIN, TEXAS 77511
                                 JUNE __, 1998


TO THE SHAREHOLDERS OF ALVIN BANCSHARES, INC.

     You are cordially invited to attend a special meeting of the shareholders (the "Special Meeting") of Alvin Bancshares, Inc. ("ABI") to be held at the main office of ABI, located at 221 S. Gordon Street, Alvin, Texas, 77511 at _:__ _.m., local time, on ______, 1998, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (the "Agreement") and a related Plan of Merger (the "Plan of Merger") by and between ABI, Union Planters Corporation, a Tennessee corporation ("UPC"), and Union Planters Holding Corporation ("UPHC"), a Tennessee corporation and wholly-owned subsidiary of UPC. Pursuant to the Agreement and the Plan of Merger, ABI will merge (the "Merger") with and into UPHC, with the effect that UPHC will be the surviving corporation resulting from the Merger. Upon consummation of the Merger, each share of ABI common stock issued and outstanding (excluding shares held by ABI or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by dissenting shareholders) will be converted into and exchanged for the right to receive .5340 of a share of UPC common stock and the associated Preferred Share Rights (as defined in the accompanying Proxy Statement/Prospectus), with cash being paid in lieu of issuing fractional shares. The Agreement does not include any termination provisions based on indices or price formulas relating to UPC common stock.

     Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) proxy card for the Special Meeting and (iv) pre-addressed return envelope for the proxy card. The Proxy Statement/Prospectus describes in more detail the Agreement, the Plan of Merger, and the proposed Merger, including a description of your rights as a shareholder of ABI to exercise statutory dissenters' rights, the conditions to consummation of the Merger and the effects of the Merger on the rights of ABI shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

     THE BOARD OF DIRECTORS OF ABI HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND THE PLAN OF MERGER AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

     Approval of the Agreement and the Plan of Merger will require the affirmative vote of the holders of two thirds of the issued and outstanding shares of ABI Common Stock entitled to be voted at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person even if you previously returned your proxy card. The proposed Merger with UPC is a significant step for ABI and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEMS ONE AND TWO.

     I look forward to seeing you at the Special Meeting.

                                            Sincerely,



                                            James F. Eubank, II
                                            Chairman of the Board

                             ALVIN BANCSHARES, INC.
                              221 S. GORDON STREET
                               ALVIN, TEXAS 77511

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD AT _:__ _.M. ON ________, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders (the "Special Meeting") of Alvin Bancshares, Inc. ("ABI") will be held at the main office of ABI, located at 221 S. Gordon Street, Alvin, Texas, 77511 on ________, 1998, at _:__ _.m., local time, for the following purposes:

         1. MERGER. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 18, 1998 (the "Agreement"), and the related Plan of Merger (the "Plan of Merger"), by and between ABI, Union Planters Corporation, a Tennessee corporation ("UPC"), and Union Planters Holding Corporation, a Tennessee corporation and wholly-owned subsidiary of UPC ("UPHC"), pursuant to which (i) ABI will merge (the "Merger") with and into UPHC, with the effect that UPHC will be the surviving corporation resulting from the Merger, and (ii) each share of the $1.00 par value common stock of ABI ("ABI Common Stock") issued and outstanding at the effective time of the Merger (excluding shares held by ABI or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by dissenting shareholders) will be converted into and exchanged for the right to receive .5340 of a share of the $5.00 par value common stock of UPC, and the associated Preferred Share Rights (as defined in the accompanying Proxy Statement/Prospectus), and cash in lieu of issuing any fractional shares. Copies of each of the Agreement and the Plan of Merger are set forth as Appendix A and Appendix B, respectively, to the accompanying Proxy Statement/Prospectus and are incorporated by reference therein; and

         2. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

         Only shareholders of record at the close of business on ________, 1998 will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF ABI COMMON STOCK ENTITLED TO BE VOTED AT THE SPECIAL MEETING.

         ABI shareholders have the right to dissent from the Merger and to receive the "fair value" of their shares of ABI Common Stock in cash, provided the proper steps are taken to "perfect" statutory dissenters' rights. Statutory dissenters' rights are more fully discussed in various sections of the accompanying Proxy Statement/Prospectus, and a copy of the Texas statutes governing statutory dissenters' rights is attached thereto as Appendix E. ABI shareholders considering the exercise of their dissenters' rights should carefully review these materials and information before voting with respect to the Agreement and the Plan of Merger.

         THE BOARD OF DIRECTORS OF ABI UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

                                    BY ORDER OF THE BOARD OF DIRECTORS




                                    Virgil McDonald
                                    Secretary to the Board
                                    Alvin, Texas
June ____, 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE
       ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR
               SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                                   PROSPECTUS

                         COMMON STOCK, $5.00 PAR VALUE
                           UNION PLANTERS CORPORATION

                                PROXY STATEMENT

                     FOR SPECIAL MEETING OF SHAREHOLDERS OF
                             ALVIN BANCSHARES, INC.

         This Prospectus of Union Planters Corporation, a bank holding company organized and existing under the laws of the State of Tennessee ("UPC"), relates to up to 423,925 shares of common stock, $5.00 par value, of UPC (together with associated "Preferred Share Rights" (as defined herein) "UPC Common Stock"), which are issuable to the shareholders of Alvin Bancshares, Inc., a corporation organized and existing under the laws of the State of Texas ("ABI"), upon consummation of the proposed merger (the "Merger") of ABI with and into Union Planters Holding Corporation, ("UPHC") a corporation organized under the laws of the State of Tennessee, which is a wholly-owned subsidiary of UPC, with the effect that UPHC will be the surviving corporation of the Merger. The Merger will be consummated pursuant to the terms of the Agreement and Plan of Merger, dated as of March 18, 1998 (the "Agreement"), and the related Plan of Merger (the "Plan of Merger"), by and between UPC, ABI and UPHC. At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $1.00 per share, of ABI ("ABI Common Stock") will be converted into and exchanged for the right to receive .5340 of a share of UPC Common Stock (the "Exchange Ratio"). Cash (without interest) will be paid in lieu of the issuance of any fractional shares of UPC Common Stock. The Agreement does not include any termination provisions based on indices or price formulas relating to UPC Common Stock.

         This Prospectus also serves as the Proxy Statement of ABI, and is being furnished to the shareholders of ABI in connection with the solicitation of proxies by the ABI Board for use at its Special Meeting of shareholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held on ________, 1998, to consider and vote upon the Agreement and the Plan of Merger and the transactions contemplated therein. This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to shareholders of ABI on or about ________, 1998.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                                ---------------

               The date of this Proxy Statement is June 2, 1998.

                             AVAILABLE INFORMATION

         UPC is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The shares of UPC Common Stock are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "UPC," and reports, proxy and information statements, and other information concerning UPC also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The shares of ABI Common Stock are not listed or traded on any exchange or market.

         This Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about UPC, ABI and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

         All information contained in this Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC, and all information contained in this Proxy Statement or incorporated herein by reference with respect to ABI was supplied by ABI.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR ABI OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

         THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND BUSINESS OF UPC FOLLOWING THE CONSUMMATION OF THE MERGER AND THE OTHER ACQUISITIONS (AS DEFINED UNDER "BUSINESS OF UPC - RECENT DEVELOPMENTS"), INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE OTHER ACQUISITIONS AND THE EXPECTED IMPACT OF THE MERGER AND THE OTHER ACQUISITIONS ON UPC'S FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING
POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE MERGER AND THE OTHER ACQUISITIONS CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS, OR REVENUE LOSS FOLLOWING THE MERGER AND THE OTHER ACQUISITIONS IS GREATER THAN EXPECTED; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF UPC AND THE INSTITUTIONS TO BE ACQUIRED ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (VI) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED,

RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (VII) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (VIII) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; (IX) CHANGES OCCUR IN THE SECURITIES MARKETS; AND (X) DISRUPTIONS OF THE OPERATIONS OF UPC OR ANY OF ITS SUBSIDIARIES OR ANY OTHER GOVERNMENTAL OR PRIVATE ENTITY AS A RESULT OF THE "YEAR 2000 PROBLEM". THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF UPC OR ABI, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF UPC AFTER THE MERGER AND THE OTHER ACQUISITIONS IS INCLUDED IN THE SEC FILINGS INCORPORATED BY REFERENCE HEREIN.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

         (a) UPC's Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8),
                  (i), (k), or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement) (the "UPC 1997 Form 10-K");

         (b) UPC's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and its amendment to such form on Form 10-Q/A (the "UPC March 31, 1998 Form 10-Q");

         (c) UPC's Current Reports on Form 8-K dated January 15, 1998, February 23, 1998 and April 16, 1998.

         (d) The description of the current management and Board of Directors of UPC contained in the Proxy Statement of UPC filed pursuant to Section 14(a) of the Exchange Act with respect to UPC's Special Meeting of Shareholders held on April 16, 1998;

         (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with UPC's designation and authorization of its Series A Preferred Stock; and

         (f) The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

         All documents filed by UPC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         UPC will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to UPC that has been incorporated by reference in the Registration Statement. Such requests should be directed to E. James House, Jr., Secretary and Manager of the Legal Department, Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 (telephone (901) 580-6584). In order to ensure timely delivery of the documents, any request should be made by _____________, 1998.

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY  .......................................................................................................  1
         The Parties............................................................................................  1
         Meeting of Shareholders................................................................................  2
         The Merger.............................................................................................  3
         Comparative Market Prices of Common Stock..............................................................  6
         Historical and Pro Forma Comparative Per Share Data....................................................  7
         Selected Financial Data................................................................................  8

SPECIAL MEETING OF ABI SHAREHOLDERS............................................................................. 13
         Date, Place, Time, and Purpose......................................................................... 13
         Record Date, Voting Rights, Required Vote, and Revocability of Proxies................................. 13
         Solicitation of Proxies................................................................................ 14
         Dissenters' Rights..................................................................................... 14
         Recommendation......................................................................................... 15

DESCRIPTION OF THE TRANSACTION.................................................................................. 15
         General  .............................................................................................. 15
         Background of the Merger............................................................................... 15
         Recommendation of the ABI Board; Reasons for the Merger................................................ 16
         UPC's Reasons for the Merger........................................................................... 17
         Effective Time of the Merger........................................................................... 17
         Dissenters' Rights..................................................................................... 18
         Distribution of UPC Stock Certificates................................................................. 19
         Limitation on Negotiations............................................................................. 19
         Conditions to Consummation of the Merger............................................................... 20
         Regulatory Approval.................................................................................... 20
         Waiver, Amendment, and Termination..................................................................... 21
         Conduct of Business Pending the Merger................................................................. 22
         Management and Operations After the Merger............................................................. 24
         Interests of Certain Persons in the Merger............................................................. 24
         Material Federal Income Tax Consequences of the Merger................................................. 25
         Accounting Treatment................................................................................... 26
         Expenses and Fees...................................................................................... 27
         Resales of UPC Common Stock............................................................................ 27

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS.................................................................. 28
         Anti-takeover Provisions Generally..................................................................... 28
         Authorized Capital Stock............................................................................... 29
         Preemptive Rights...................................................................................... 30
         Amendment of Charter and Bylaws........................................................................ 30
         Classified Board of Directors and Absence of Cumulative Voting......................................... 31
         Director Removal and Vacancies......................................................................... 31
         Limitations on Director Liability...................................................................... 31
         Indemnification........................................................................................ 32
         Special Meetings of Shareholders....................................................................... 33
         Actions by Shareholders Without a Meeting.............................................................. 33
         Shareholder Nominations and Proposals.................................................................. 34
         Business Combinations ................................................................................. 34
         Limitations on Ability to Vote Stock................................................................... 36
         Dissenters' Rights of Appraisal........................................................................ 37

         Shareholders' Rights to Examine Books and Records...................................................... 37
         Dividends.............................................................................................. 38

COMPARATIVE MARKET PRICES AND DIVIDENDS......................................................................... 39

BUSINESS OF ABI................................................................................................. 40
         General  .............................................................................................. 40
         Lending Activities..................................................................................... 40
         Property .............................................................................................. 40
         Competition............................................................................................ 40
         Non-Performing Assets.................................................................................. 40
         Investment Activities.................................................................................. 40
         Legal Proceedings...................................................................................... 40
         Beneficial Ownership of ABI Common Stock............................................................... 41
         Regulation............................................................................................. 41

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ALVIN BANCSHARES, INC. AND SUBSIDIARIES............................................ 42
         Results of Operations.................................................................................. 42
         Provision for Credit Losses............................................................................ 47
         Capital Resources, Liquidity and Financial Condition................................................... 48
         Investment Securities.................................................................................. 52
         Deposits .............................................................................................. 53
         Loans    .............................................................................................. 54
         Allowance for Credit Losses and Risk Elements.......................................................... 54
         Nonaccrual, Past Due and Restructured Loans............................................................ 55
         Return on Equity and Assets............................................................................ 55

BUSINESS OF UPC................................................................................................. 56
         General  .............................................................................................. 56
         Recent Developments.................................................................................... 58

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION.......................................................... 60

CERTAIN REGULATORY CONSIDERATIONS............................................................................... 67
         General  .............................................................................................. 67
         Payment of Dividends................................................................................... 68
         Capital Adequacy....................................................................................... 69
         Support of Subsidiary Institutions..................................................................... 70
         Prompt Corrective Action............................................................................... 70

DESCRIPTION OF UPC CAPITAL STOCK................................................................................ 72
         UPC Common Stock....................................................................................... 72
         UPC Preferred Stock.................................................................................... 73

OTHER MATTERS................................................................................................... 73

SHAREHOLDER PROPOSALS........................................................................................... 73

EXPERTS  ....................................................................................................... 74

OPINIONS ....................................................................................................... 74

APPENDICES:

Appendix A     --- Agreement and Plan of Merger, dated as of March 18,
                   1998, by and between Union Planters Corporation, Union Planters Holding Corporation and Alvin Bancshares, Inc.

Appendix B     --- Plan of Merger of Alvin Bancshares, Inc. with and into Union
                   Planters Holding Corporation

Appendix C     --- ABI's Unaudited Consolidated Financial Statements as of and
                   for the three months ended March 31, 1998 and 1997 and ABI's Audited Consolidated Financial Statements for the fiscal years ended December 31, 1997, 1996 and 1995.

Appendix D     --- Copy of Articles 5.11, 5.12 and 5.13 of the Texas Business
                   Corporation Act regarding Dissenters' Rights

                                    SUMMARY

         The following is a summary of certain information contained in this Proxy Statement and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement. Shareholders are urged to read carefully the entire Proxy Statement, including the Appendices. As used in this Proxy Statement, the terms "UPC" and "ABI" refer to Union Planters Corporation and Alvin Bancshares, Inc., respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

         ABI. ABI, a Texas corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). At March 31, 1998, ABI had total consolidated assets of approximately $121 million, total consolidated loans of approximately $58.3 million, total consolidated deposits of approximately $106.8 million, and total consolidated shareholders' equity of approximately $13.9 million.

         ABI conducts its business activities through its principal bank subsidiary, Alvin State Bank ("Alvin State Bank"), which was organized in 1906 as a commercial bank chartered under the laws of the State of Texas. Alvin State Bank's primary market area covers all or a portion of Brazoria and Galveston counties in southeast Texas which are serviced through its two full service offices in Alvin and Friendswood, Texas. Through Alvin State Bank, ABI is engaged generally in the business of attracting deposits from the public and originating personal and commercial loans.

         The principal executive offices of ABI are located at 221 S. Gordon Street, Alvin, Texas 77511 and its telephone number at such address is (281) 331-6411. Additional information with respect to ABI and its subsidiaries is included elsewhere herein. See "BUSINESS OF ABI" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ABI AND ITS SUBSIDIARIES".

         UPC. UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset Union Planters Bank, National Association ("UPB"), a multi-state national banking association headquartered in Memphis, Tennessee with branches in Tennessee, Arkansas, Missouri, Kentucky, Alabama, Mississippi and Louisiana, one federally chartered savings association headquartered in Tennessee, two other Tennessee state-chartered banks headquartered in Tennessee, two recently acquired Arkansas state-chartered banks, and one Florida state-chartered bank headquartered in Miami, Florida (collectively with UPB, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 automated teller machines ("ATMs"). UPC's total deposits at March 31, 1998 are allocable by state (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of UPC's business strategy. UPC completed 13 acquisitions in 1994, three in 1995, seven in 1996, and six in 1997, adding approximately $3.8 billion in total assets in 1994, $1.3 billion in 1995, $4.2 billion in 1996 and $3.6 billion in 1997. In 1998, UPC has completed the acquisition of two institutions with approximately $520 million in total assets (the "Recently

Completed Acquisitions"). As of June 1, 1998, UPC was a party to definitive agreements to acquire ten financial institutions, in addition to ABI, and to purchase certain branch locations and assume deposit liabilities of California Federal Bank in Florida (the "CalFed Branch Purchase") (collectively referred to as the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $13.0 billion at March 31, 1998. For purposes of this Proxy Statement, the Recently Completed Acquisitions and the Other Pending Acquisitions are collectively referred to as the "Other Acquisitions". The largest of the Other Pending Acquisitions is UPC's proposed acquisition of Magna Group, Inc. ("MGR"), in St. Louis, Missouri, which had total consolidated assets of approximately $7.3 billion at March 31, 1998. On May 1, 1998 MGR consummated the acquisition of Charter Financial, Inc., and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition"). Charter is located in Sparta, Illinois and had at the time of consummation total assets of approximately $406 million, total deposits of approximately $309 million, and total shareholders' equity of approximately $67 million. The Charter Acquisition was accounted for as a purchase. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the terms "Other Acquisitions" and "Other Pending Acquisitions" include the completed Charter Acquisition. For a description of the Other Acquisitions in addition to the Merger, see "BUSINESS OF UPC -- Recent Developments" and "Pro Forma Condensed Consolidated Financial Information." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions in the past three fiscal years, see the caption "Acquisitions" (pages 10, 11 and 12) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (pages 49 and 50) in such Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC Common Stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions.

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF UPC."

         UPHC. UPHC, a Tennessee corporation, is a wholly-owned subsidiary of UPC. UPHC is a bank holding company itself which owns all of the common stock of UPB. Certain of the directors and officers of UPHC are executive officers of UPC.

MEETING OF SHAREHOLDERS

         This Proxy Statement is being furnished to the holders of ABI Common Stock in connection with the solicitation of proxies by the Board of Directors of ABI (the "ABI Board") for use at the Special Meeting held at the main office of ABI, located at 221 S. Gordon Street, Alvin, Texas 77511, at _:__ _.m., local time, on ______, 1998. At the Special Meeting ABI shareholders will be asked to consider and vote upon (i) a proposal to approve the Agreement and the Plan of Merger and (ii) such other business as may properly come before the Special Meeting.
 See "SPECIAL MEETING OF ABI SHAREHOLDERS -- Date, Place, Time, and Purpose."

         The ABI Board has fixed the close of business on ________, 1998, as the record date (the "ABI Record Date") for determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of ABI Common Stock on the ABI Record Date will be entitled to receive notice of and to vote at the Special Meeting. Each share of ABI Common Stock is entitled to one vote on each matter submitted to ABI shareholders for a vote. On the ABI Record Date, there were 793,867 shares of ABI Common Stock outstanding. See "SPECIAL MEETING OF ABI SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         Approval of the Agreement and the Plan of Merger and the transactions contemplated thereby requires the affirmative vote of the holders of at least two thirds of the issued and outstanding shares of ABI Common Stock entitled to be voted at the Special Meeting. As of the ABI Record Date the Chairman of the Board of ABI, James F. Eubank, II, was entitled to vote pursuant to a voting agreement, 657,035 shares or approximately 82.76% of the outstanding shares of ABI Common Stock.

         As of the ABI Record Date, UPC held no shares of ABI Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and ABI held ______ shares of ABI Common Stock in a fiduciary capacity for others. See "SPECIAL MEETING OF ABI SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         For information with respect to the number and percentage of shares of ABI Common Stock beneficially owned by directors and executive officers of ABI and with respect to the beneficial owners of 5.0% or more of the outstanding shares of ABI Common Stock, see "SPECIAL MEETING OF ABI SHAREHOLDERS" and "BUSINESS OF ABI -- Beneficial Ownership of ABI Common Stock."

THE MERGER

         GENERAL. The Agreement provides for the acquisition of ABI by UPC pursuant to the merger of ABI with and into UPHC, a wholly-owned subsidiary of UPC, with the effect that UPHC will be the surviving corporation resulting from the Merger. At the Effective Time, each share of ABI Common Stock then issued and outstanding (excluding shares held by ABI, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by dissenting shareholders) will be converted into and exchanged for the right to receive
 .5340 of a share of UPC Common Stock (the "Exchange Ratio").

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any ABI shareholder would otherwise be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of one share of UPC Common Stock on the NYSE - Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by
UPC) on the last trading day preceding the Effective Time. See "DESCRIPTION OF THE TRANSACTION -- General."

         The market price of the UPC Common Stock may change significantly prior to the Effective Time of the Merger. The Agreement does not contain any provisions which would cause an adjustment to the Exchange Ratio prior to consummation of the Merger based on the market price of UPC Common Stock.

         UPC has reserved the right to revise the structure of the Merger in order to achieve tax benefits or for any other reason it deems advisable, subject to certain limitations. See "DESCRIPTION OF THE TRANSACTION - Right to Restructure the Transaction."

         REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF ABI. The ABI Board believes that the Agreement and the Merger are in the best interests of ABI and its shareholders. If the Merger is consummated, the shareholders of ABI will acquire an equity interest in a much larger and more diversified enterprise. The UPC Common Stock is traded on the NYSE, and accordingly, is more readily marketable than the ABI Common Stock. The ABI Board believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources of ABI and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. THE ABI BOARD UNANIMOUSLY RECOMMENDS THAT ABI

SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER. See "DESCRIPTION OF THE TRANSACTION -- Recommendation of the ABI Board; Reasons for the Merger."

         In unanimously approving the Agreement and the Plan of Merger, the ABI Board considered, among other things, ABI's and UPC's financial condition, the financial terms and income tax consequences of the Merger and the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay. See "DESCRIPTION OF THE TRANSACTION -- Recommendation of the ABI Board; Reasons for the Merger."

         EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Articles of Merger become effective with the Secretaries of State of the State of Tennessee and the State of Texas. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon by ABI and UPC, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of ABI approve the Agreement and the Plan of Merger, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). It is anticipated that the Effective Time will occur on August 1, 1998, approximately ___ days following the date of the Special Meeting. See "DESCRIPTION OF THE TRANSACTION -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."

         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. ABI AND UPC ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR ABOUT AUGUST 1, 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

         EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time, UPC will cause UPB, acting in its capacity as exchange agent for UPC (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of ABI Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of UPC Common Stock. Cash will be paid to the holders of ABI Common Stock in lieu of issuing any fractional shares of UPC Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will ABI, UPC, or the Exchange Agent be liable to any holder of ABI Common Stock for any UPC Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         REGULATORY APPROVAL AND OTHER CONDITIONS. The Merger is subject to the prior approval of the Federal Reserve and the Texas Department of Banking (the "Texas Department"). Applications have been filed with the Federal Reserve and the Texas Department for the requisite approval and on June 10, 1998 the Federal Reserve notified UPC of its approval. Approval by the Federal Reserve is subject to expiration of statutory waiting periods as herein described. The Texas Department has elected not to disapprove the Merger. THERE CAN BE NO ASSURANCE THAT ADDITIONAL REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF ANY SUCH APPROVALS. It is anticipated that following consummation of the Merger and UPC's proposed acquisition of Merchants Bancshares, Inc. ("Merchants"), Alvin State Bank will merge with a subsidiary of Merchants (the "Bank Merger"). The Bank Merger is expected to occur in the fourth quarter of 1998, subject to receipt of applicable regulatory approvals, the receipt of which are not conditions to consummation of the Merger.

         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the ABI shareholders, receipt of opinions of counsel as to the tax-free nature of certain aspects of the Merger, receipt of a letter from UPC's independent accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment and certain other conditions at the Effective Time. See "DESCRIPTION OF THE TRANSACTION -- Regulatory Approval" and "-- Conditions to Consummation of the Merger."

         WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the ABI Board and the Board of Directors of UPC (the "UPC Board"), or by the action of the Board of Directors of either company under certain circumstances, including, but not limited to, if the Merger is not consummated by December 31, 1998 unless the failure to consummate by such date is due to a willful breach of the Agreement by the party seeking to terminate the Agreement. To the extent permitted by law, the Agreement may be amended upon the written agreement of UPC and ABI without approval of the holders of ABI Common Stock, whether before or after approval of the Agreement and the Plan of Merger by the ABI shareholders; provided, that, after any such approval by the ABI shareholders, there shall be no amendment that modifies in any material respect the consideration to be received by such shareholders without the further approval of such shareholders. The Merger may be abandoned notwithstanding approval of the matters relating to the Agreement required to be approved by the ABI shareholders. See "DESCRIPTION OF THE TRANSACTION -- Waiver, Amendment, and Termination."

         DISSENTERS' RIGHTS. Holders of ABI Common Stock have the right under
Article 5.12 of the Texas Business Corporation Act ("Texas BCA") to dissent from the Merger and, upon consummation of the Merger and such holders' further compliance with Articles 5.11, 5.12 and 5.13 of the Texas BCA, to be paid the "fair value" of their shares of ABI Common Stock in cash. See "DESCRIPTION OF THE TRANSACTION -- Dissenters' Rights", and Appendix D hereto, which is a copy of Articles 5.11, 5.12 and 5.13 of the Texas BCA.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Members of ABI's management and the ABI Board have interests in the Merger in addition to their interests as shareholders of ABI generally by virtue of the indemnification and insurance provisions of the Agreement. See "DESCRIPTION OF THE TRANSACTION -- Interests of Certain Persons in the Merger."

         MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by an ABI shareholder upon the exchange of all of such shareholder's shares of ABI Common Stock solely for shares of UPC Common Stock (except with respect to cash received in lieu of a fractional share of UPC Common Stock). Consummation of the Merger is conditioned upon receipt by UPC of an opinion of Wyatt, Tarrant & Combs and upon receipt by ABI of an opinion of Winstead Sechrest & Minick P.C. in each case dated the date of the Effective Time, substantially to this effect. The conditions relating to the receipt of the tax opinions may be waived by both UPC and ABI. Neither UPC nor ABI currently intends to waive conditions relating to the receipt of the tax opinions. If the conditions relating to receipt of tax opinions were waived and the material federal income tax consequences of the Merger were materially different from those described in this Proxy Statement, ABI would resolicit the approval of its shareholders prior to consummating the Merger. A dissenting holder of ABI Common Stock who perfects his or her dissenters' rights will recognize gain or loss measured by the difference between the value received by such shareholder for his or her shares of ABI Common Stock and his or her tax basis in such stock. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL ABI SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger including a description of the tax opinions issued as of the date of the Proxy Statement, see "DESCRIPTION OF THE TRANSACTION -- Material Federal Income Tax Consequences of the Merger."

         ACCOUNTING TREATMENT. It is currently intended that the Merger will be accounted for as a pooling of interests transaction for accounting and financial reporting purposes and UPC's obligations to consummate the Merger are conditioned upon the availability of such accounting treatment. UPC will not consummate the Merger if such accounting treatment is not available. See "DESCRIPTION OF THE TRANSACTION -- Accounting Treatment."

         CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS. At the Effective Time, ABI shareholders, whose rights are governed by ABI's Articles of Incorporation, (the "Charter"), and ABI's Bylaws (the "Bylaws") and by the Texas BCA, will automatically become UPC shareholders, and their rights as UPC shareholders will be governed by UPC's Restated Charter (the "Charter") and Bylaws and by the Tennessee Business Corporation Act ("TBCA"). The rights of UPC shareholders differ from the rights of ABI shareholders in certain important respects, including with respect to certain anti-takeover provisions provided for in UPC's Charter and Bylaws. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

         LIMITATION ON NEGOTIATIONS. Pursuant to Section 8.8 of the Agreement, ABI is prohibited from soliciting or knowingly encouraging any "Acquisition Proposal" (defined generally as any tender offer, exchange offer or other proposal for a merger, acquisition of all or a substantial portion of the stock or assets of, or other business combination involving ABI). As protection against possible violation of this limitation, ABI has agreed,under certain circumstances, to pay to UPC the sum of $1,200,000 in immediately available funds in the event and at the time that ABI enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. This provision would survive the termination of the Agreement under certain circumstances. See "DESCRIPTION OF THE TRANSACTION - Limitation on Negotiations".

         CONDUCT OF BUSINESS PENDING THE MERGER. Each party has agreed in the Agreement to, among other things, operate its business and to take no action that would materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement. In addition, ABI has agreed not to take certain actions relating to the operation of ABI pending consummation of the Merger without the prior written consent of UPC, except as otherwise permitted by the Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of business consistent with past practices; (ii) paying any dividends, except as permitted by the Agreement in accordance with past practices, or, exchanging any shares of its capital stock, issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (iii) acquiring control over any other entity; (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers, or employees; or (v) except as previously disclosed to UPC or permitted by the Agreement, modifying or adopting any employee benefit plans, including any employment contract. See "DESCRIPTION OF THE TRANSACTION -- Conduct of Business Pending the Merger."

COMPARATIVE MARKET PRICES OF COMMON STOCK

         Shares of UPC Common Stock are traded on the NYSE under the symbol "UPC." Shares of ABI Common Stock are not traded on any exchange or in the over-the-counter market.

         The following table sets forth the reported closing sale prices per share for UPC Common Stock and the equivalent per share prices giving effect to the Merger (as explained below) for ABI Common Stock on (i) March 24, 1998, the last trading day preceding the public announcement of the execution of the Agreement, and (ii) June 10, 1998, the latest practicable date prior to the mailing of this Proxy Statement:

                                         UPC             Equivalent Price
                                    Common Stock         Per ABI Share (1)
                                    ------------         -----------------
         March 24, 1998                $63.63                 $33.98
          June 16, 1998                 55.00                  29.37

---------------------
(1) The equivalent price per share of ABI Common Stock at each specified date represents the closing sale price of a share of UPC Common Stock on such date multiplied by an Exchange Ratio of .5340. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

         There can be no assurance as to what the market price of the UPC Common Stock will be if and when the Merger is consummated, or anytime thereafter.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

         The following table sets forth certain comparative per share data relating to earnings before extraordinary items and accounting changes, cash dividends and book value on: (i) a historical basis for UPC and ABI; (ii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger and the Other Acquisitions (as defined under "BUSINESS OF UPC -- Recent Developments"); (iii) an equivalent pro forma basis per share of ABI Common Stock, giving effect to UPC only; and (iv) an equivalent pro forma basis per share of ABI Common Stock, giving effect to the Merger and the Other Acquisitions. The UPC pro forma combined information and the ABI equivalent pro forma information give effect to the Merger and the Other Acquisitions and reflect an Exchange Ratio of .5340 of a share of UPC Common Stock for each outstanding share of ABI Common Stock. The Merger and each of the Other Pending Acquisitions (excluding the acquisitions of Duck Hill Bank, the Charter Acquisition and the CalFed Branch Purchase) are expected to be, and the Recently Completed Acquisition of Security Bancshares, Inc. was, accounted for using the pooling-of-interests method of accounting. The Recently Completed Acquisition of Sho-Me Financial Corp. and the Charter Acquisition were, and the Other Pending Acquisitions of Duck Hill Bank and the CalFed Branch Purchase are expected to be accounted for using the purchase method of accounting. The pro forma information as of and for the three months ended March 31, 1998 and for 1997 reflects the acquisition of ABI and the Other Acquisitions as of January 1, 1997. The pro forma information for 1996 and 1995 reflect only the acquisitions of MGR, Peoples First Corporation ("Peoples"), AMBANC Corp. ("AMBANC") and Merchants because the Merger and the Other Acquisitions (other than MGR, Peoples, AMBANC and Merchants) are not, individually or in the aggregate, considered material to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings for each of the periods presented has been excluded due to the lack of information available for operation of the branches on a historical basis. The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma book value per share data reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the earnings per share amounts do not reflect the estimated acquisition-related charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions over the past three fiscal years, see the caption "Acquisitions" (pages 10, 11 and 12) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (pages 49 and 50) contained in UPC's 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as
Exhibit 13 to UPC's 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC and ABI, including the respective notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE," "-- Selected Financial Data," "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION," "BUSINESS OF UPC -- Recent Developments" and "APPENDIX C" hereto, which includes copies of ABI's Unaudited Consolidated Financial Statements as of and for the three months ended March 31, 1998 and 1997 and ABI's Audited Consolidated Financial Statements for the fiscal years ended December 31, 1997, 1996 and 1995 (collectively, the "ABI Financial Statements").

             UNION PLANTERS CORPORATION AND ALVIN BANCSHARES, INC.
              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                                                  Three
                                                                                  Months
                                                                                   Ended
                                                                                  March 31,       Years Ended December 31, (1)
                                                                                  -------------------------------------------------
                                                                                   1998          1997        1996            1995
                                                                                  -------       -------     -------        --------
EARNINGS BEFORE EXTRAORDINARY ITEMS
  AND ACCOUNTING CHANGES
   UPC
    Basic......................................................                    $  .89       $   2.54    $   2.13       $   2.79
    Diluted....................................................                       .86           2.45        2.05           2.66
   ABI
    Basic......................................................                       .44           2.15        2.06           1.98
   UPC pro forma (all Other Acquisitions including ABI)
    Basic .....................................................                       .80           2.52        2.24           2.56
    Diluted....................................................                       .78           2.45        2.17           2.46
   ABI equivalent pro forma (UPC only) (1) ....................
    Basic......................................................                       .48           1.36        1.14           1.49
    Diluted....................................................                       .46           1.31        1.09           1.42
   ABI equivalent pro forma (all Other
    Acquisitions including ABI)(1)
    Basic......................................................                       .43           1.35        1.20           1.37
    Diluted....................................................                       .42           1.31        1.16           1.31

CASH DIVIDENDS PER SHARE
   UPC.........................................................                       .50          1.495        1.08            .98
   ABI.........................................................                         -           1.00        1.00           1.00
   ABI equivalent pro forma (1)................................                       .27            .80         .58            .52


                                                                               March 31, 1998    December 31, 1997
                                                                               ---------------   -----------------
BOOK VALUE PER COMMON SHARE
  UPC..........................................................                    $   21.13           $   20.72
  ABI..........................................................                        17.56               17.11
  UPC pro forma (all Other Acquisitions including ABI).........                        20.82               21.73
  ABI equivalent proforma (UPC only) (1).......................                        11.28               11.06
  ABI equivalent pro forma (all Other Acquisitions
  including ABI) (1)...........................................                        11.12               11.60

---------------------
(1) The equivalent pro forma per share data for ABI is computed by multiplying UPC's pro forma information by .5340 the Exchange Ratio.

SELECTED FINANCIAL DATA

     The following tables present selected consolidated financial data for UPC and ABI for the three month periods ended March 31, 1998 and 1997 and for the five-year period ended December 31, 1997. The information for UPC has been derived from the consolidated financial statements of UPC, including the unaudited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to the UPC March 31, 1998 Form 10-Q, and the audited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to the UPC 1997 Form 10-K, and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." The information for ABI has been derived from the unaudited consolidated financial statements of ABI for the three month periods ended March 31, 1998 and 1997 and the audited consolidated financial statements of ABI included in this Proxy Statement as Appendix C, and should be read in conjunction therewith and with the notes thereto. Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective managements of UPC and ABI, all adjustments (which include normal recurring adjustments and those related to the adoption of new accounting principles) necessary to arrive at a fair statement of interim results of operations of UPC and ABI, respectively, have been included. With respect to UPC and ABI, results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. For information concerning UPC's Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments" and
"PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                     UPC SELECTED CONSOLIDATED FINANCIAL DATA

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
    Net interest income........  $   190,707   $   190,590   $   770,385   $   744,852   $   669,451   $    627,439   $   558,036
    Provision for losses on
      loans....................       17,909        22,004       113,633        68,948        33,917         15,989        35,235
    Investment securities gains
      (losses).................        5,215           173         2,104         4,099         1,433        (21,302)        6,686
    Other noninterest income...       90,503        82,811       359,506       316,403       292,277        237,129       228,996
    Noninterest expense........      153,624       148,646       697,704       731,817       607,189        634,965       550,045
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before income
      taxes, extraordinary
      item, and accounting
      changes..................      114,892       102,924       320,658       264,589       322,055        192,312       208,438
    Applicable income taxes....       40,320        36,479       111,897        93,115       110,799         63,058        66,570
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before
      extraordinary item and
      accounting changes.......       74,572        66,445       208,761       171,474       211,256        129,254       141,868
    Extraordinary item and
      accounting changes, net
      of taxes.................           --            --            --            --            --             --         4,505
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Net earnings...............  $    74,572   $    66,445   $   208,761   $   171,474   $   211,256   $    129,254   $   146,373
                                 ===========   ===========   ===========   ===========   ===========   ============   ===========
PER COMMON SHARE DATA(3)
    Basic
        Earnings before
          extraordinary item
          and accounting
          changes..............  $       .89   $       .82   $      2.54   $      2.13   $      2.79   $       1.67   $      2.19
        Net earnings...........          .89           .82          2.54          2.13          2.79           1.67          2.27
    Diluted
        Earnings before
          extraordinary item
          and accounting
          changes..............          .86           .79          2.45          2.05          2.66           1.63          2.13
        Net earnings...........          .86           .79          2.45          2.05          2.66           1.63          2.21
    Cash dividends.............          .50           .32         1.495          1.08           .98            .88           .72
    Book value.................        21.13         20.00         20.72         19.57         18.34          15.28         14.50

(continued on following page)

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD
  END)
    Total assets...............  $18,413,614   $18,054,916   $18,105,079   $18,330,588   $17,182,861   $ 15,893,162   $14,180,524
    Loans, net of unearned
      income...................   12,727,659    12,560,838    12,658,564    12,578,571    10,917,307     10,074,458     8,077,152
    Allowance for losses on
      loans....................      223,837       192,943       225,389       189,118       179,968        174,604       172,330
    Investment securities......    3,287,664     3,449,824     3,247,680     3,387,217     3,970,036      4,016,506     4,124,679
    Total Deposits.............   13,581,227    13,386,397    13,440,269    13,514,144    13,047,488     12,506,212    11,732,707
    Short-term borrowings......      442,051       611,757       831,627       961,051       974,416        887,074       392,980
    Long-term debt(4)
        Parent company.........      373,242       373,468       373,746       373,459       214,758        114,790       114,729
        Subsidiary banks.......    1,630,693     1,473,599     1,176,158     1,332,534     1,087,273        819,982       481,193
    Total shareholders'
      equity...................    1,809,442     1,663,363     1,746,866     1,618,883     1,450,546      1,202,686     1,111,158
    Average assets.............   18,005,794    18,031,648    17,991,160    18,202,355    16,263,164     15,472,568    13,823,185
    Average shareholders'
      equity...................    1,760,458     1,615,979     1,690,992     1,533,348     1,334,995      1,226,852       973,087
    Average shares outstanding
      (in thousands)(3)
        Basic..................       83,379        78,904        80,336        77,240        72,512         71,678        56,169
        Diluted................       86,974        84,465        85,195        83,542        78,798         77,579        60,832
PROFITABILITY AND CAPITAL
  RATIOS
    Return on average assets...         1.68%         1.49%         1.16%          .94%         1.30%           .84%         1.06%
    Return on average common
      equity...................        17.50         17.16         12.54         11.38         16.56          10.74         15.88
    Net interest income
      (taxable-
      equivalent)/average
      earning assets(5)........         4.80          4.80          4.79          4.56          4.60           4.56          4.58
    Loans/deposits.............        93.72         93.83         94.18         93.08         83.67          80.56         68.84
    Common and preferred
      dividend payout ratio....        57.03         37.71         54.96         44.57         29.25          35.03         24.42
    Equity/assets (period
      end).....................         9.83          9.21          9.65          8.83          8.44           7.57          7.84
    Average shareholders'
      equity/average total
      assets...................         9.78          8.96          9.40          8.42          8.21           7.93          7.04
    Leverage ratio.............        10.72         10.05         10.48          9.50          8.11           7.56          7.73
    Tier 1
      capital/risk-weighted
      assets...................        15.66         14.88         15.51         14.92         13.28          12.58         13.65
    Total capital/risk-weighted
      assets...................        20.71         17.55         18.12         17.60         16.21          14.67         15.92
CREDIT QUALITY RATIOS(6)
    Allowance/period-end
      loans....................         1.95%         1.76%         1.99%         1.72%         1.82%          1.87%         2.27%
    Nonperforming loans/total
      loans....................          .81           .85           .92           .91           .85            .74          1.18
    Allowance/nonperforming
      loans....................          240           207           215           188           213            252           193
    Nonperforming assets/loans
      and foreclosed
      properties...............         1.01          1.14          1.13          1.21          1.09           1.08          1.76
    Provision/average loans....          .62           .81          1.01           .65           .35            .19           .47
    Net charge-offs/average
      loans....................          .79           .67           .72           .61           .32            .27           .34

---------------
(1) Interim period ratios have been annualized were applicable.

(2) Reference is made to "Basis of Presentation" in Note 1 to UPC's consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(3) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings of interests and to reflect the change in presentation of EPS as discussed in Notes 2 and 16 to the consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(4) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank
    (FHLB) advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.

(5) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

(6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                    ALVIN BANCSHARES, INC. AND SUBSIDIARIES
                     SELECTED FINANCIAL DATA (In Thousands)


                                             Three Months Ended
                                                 March 31,(1)                           Years Ended December 31,
                                            ----------------------   ------------------------------------------------------
                                              1998          1997        1997        1996      1995        1994       1993
                                            --------     --------    ----------  ---------  --------   ---------  ---------
                                                                          (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Net interest income..................    $  1,445     $  1,394     $   5,664  $  5,379   $  5,167   $   4,948   $   4,834
   Provision for losses on loans........                                    291        70        120          50
   Other noninterest income.............         354          358         1,485     1,387      1,358       1,276       1,160
   Noninterest expense..................       1,274        1,006         4,287     4,243      4,076       3,840       3,752
                                            --------     --------     ---------   -------   --------   ---------   ---------
   Earnings before income taxes.........         525          746         2,571     2,453      2,329       2,334       2,242
   Applicable income taxes..............         178          253           860       820        760         652         615
                                            --------     --------     ---------  --------   --------   ---------   ---------
   Net earnings.........................    $    347     $    493     $   1,711  $  1,633   $  1,569   $   1,682   $   1,627
                                            ========     ========     =========  ========   ========   =========   =========

PER COMMON SHARE DATA
   Basic Net Earnings...................    $    .44     $    .62     $    2.15  $   2.06   $   1.98   $    2.12   $    2.05
   Cash Dividends.......................                                   1.00      1.00       1.00        1.00        0.60
   Book value...........................       17.56        16.55         17.11     15.94      14.89       13.82       12.79

BALANCE SHEET DATA (AT PERIOD END)
   Total assets.........................    $120,951     $109,607      $139,931  $110,325   $105,633    $ 93,605   $  95,940
   Loans, net of unearned income........      58,283       58,516        61,039    57,650     48,209      50,044      45,929
   Allowance for losses on loans........         513          583           536       559        562         569         706
   Investment Securities................      44,371       34,075        47,228    35,677     37,697      34,300      30,977
   Deposits.............................     106,753       96,351       125,615    96,962     93,214      81,723      85,051
   Total shareholders' equity...........      13,945       13,139        13,584    12,653     11,819      10,971      10,158
   Average assets.......................     125,234      110,096       113,521   104,613     96,914      91,862      89,783
   Average shareholders' equity.........      13,127       12,078        12,834    11,623     10,687       9,605       8,438
   Average shares outstanding
      Primary...........................         794          794           794       794        794         794         794
      Fully diluted.....................         794          794           794       794        794         794         794

--------------------------
(continued on the following page)

                    ALVIN BANCSHARES, INC. AND SUBSIDIARIES
                      SELECTED FINANCIAL DATA (CONTINUED)


                                                               Three Months Ended
                                                                  March 31, (1)              Years Ended December 31,
                                                               ------------------- ---------------------------------------------
                                                                1998         1997   1997      1996     1995      1994      1993
                                                               ------      ------- -------   ------   ------    ------    ------
                                                                                   (Dollars in thousands, except per share data)

PROFITABILITY AND CAPITAL RATIOS
    Return on average assets................................    1.10%      1.78%    1.50%     1.55%     1.60%     1.80%    1.78%
    Return on average common equity.........................   10.04      15.20    12.53     12.91     13.17     15.24    16.15
    Net interest income (taxable equivalent)/average
       earning assets.......................................    5.12       5.60     5.50      5.67      5.90      6.46     6.38
    Loans/deposits..........................................   54.12      60.13    48.17     58.88     51.12     60.54    53.17
    Common dividend payout ratio............................     N/A        N/A    46.41     48.62     50.61     47.21    48.80
    Equity/assets (period end)..............................   11.53      11.99     9.71     11.47     11.19     11.72    10.59
    Average shareholders' equity/average total assets ......   10.97      11.69    11.94     11.97     12.14     11.83    11.02
    Leverage ratio (Tier 1 Capital/Total Assets) ...........   10.96      11.21     9.17     10.73     10.12     11.80    10.59
    Tier 1 Capital/risk-weighted assets.....................   19.36      17.89    17.98     17.86     16.71     18.45    18.28
    Total Capital/risk-weighted assets......................   20.36      19.14    19.05     19.26     18.47     19.40    19.53

CREDIT QUALITY RATIOS
    Allowance/period-end loans (2)..........................     .88       1.00      .88       .97      1.17      1.14     1.54
    Nonperforming loans/total loans (3).....................    1.25       1.14     1.61      1.65      2.55      3.36     4.13
    Allowance/nonperforming loans...........................   70.27      87.67    54.69     58.78     45.65     33.87    37.20
    Provision/average loans.................................                         .49       .14       .24       .11
    Net charge-offs/average loans...........................     .15        .34      .53       .14       .26       .40

-------------------------

(1)      Interim period ratios have been annualized where applicable.

(2)      Allowance divided by loans, net of unearned income.

(3)      Nonperforming loans divided by loans, net of unearned income.

                      SPECIAL MEETING OF ABI SHAREHOLDERS



DATE, PLACE, TIME, AND PURPOSE

         This Proxy Statement is being furnished to the holders of ABI Common Stock in connection with the solicitation of proxies by the ABI Board for use at the Special Meeting and at any adjournments or postponements thereof at which ABI shareholders will be asked to vote upon a proposal to approve the Agreement and the Plan of Merger. The Special Meeting will be held at the main office of ABI, located at 221 S. Gordon Street, Alvin, Texas 77511 at _:__ _.m., local time, on ________, 1998. See "DESCRIPTION OF THE TRANSACTION."

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES

         The close of business on ______, 1998, has been fixed as the ABI Record Date for determining holders of outstanding shares of ABI Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of ABI Common Stock of record on the books of ABI at the close of business on the ABI Record Date are entitled to notice of and to vote at the Special Meeting. As of the ABI Record Date, there were 793,867 shares of ABI Common Stock issued and outstanding held by approximately ____ holders of record.

         Each holder of record of shares of ABI Common Stock on the ABI Record Date is entitled to cast one vote per share on the proposal to approve the Agreement and the Plan of Merger, and on any other matter properly submitted for the vote of the ABI shareholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ABI Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

         ABI intends to count shares of ABI Common Stock present in person at the Special Meeting but not voting, and shares of ABI Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Approval of the Agreement and the Plan of Merger requires the affirmative vote of the holders of at least two thirds of the issued and outstanding shares of ABI Common Stock entitled to vote at the Special Meeting. Given that the approval of the Agreement and the Plan of Merger requires the affirmative vote of the holders of at least two thirds of the outstanding shares of ABI Common Stock entitled to vote thereon, any abstention or non-voting share with respect to such shares of ABI Common Stock will have the same effect as a vote AGAINST the approval of the Agreement and the Plan of Merger.

         Shares of ABI Common Stock represented by properly executed proxies, if such proxies are received prior to or at the Special Meeting and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER AND IN THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXYHOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXYHOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER FOR A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

         An ABI shareholder who has given a proxy solicited by the ABI Board may revoke it at any time prior to its exercise at the Special Meeting by either (i) giving written notice of revocation to the Secretary of ABI, (ii) properly submitting to ABI a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Alvin Bancshares, Inc., 221 S. Gordon Street, Alvin, Texas 77511; Attention: Virgil McDonald, Secretary.

         As of the ABI Record Date the Chairman of the Board of ABI, James F. Eubank, II, had the right to vote 657,035 shares, or approximately 82.76% of the outstanding shares of ABI Common Stock. Mr. Eubank has indicated his intent to vote all of such shares for approval of the Agreement and Plan of Merger. Assuming that he does so, Mr. Eubank alone has sufficient votes to obtain the requisite shareholder approval for the Agreement and Plan of Merger. The directors and executive officers of UPC owned, as of the ABI Record Date, no shares of ABI Common Stock.

         As of the ABI Record Date, UPC held no shares of ABI Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted. In addition, as of the ABI Record Date, Alvin State Bank, as fiduciary, custodian and agent, had sole or shared voting power over __ shares, or __% of the issued and outstanding shares of ABI Common Stock, under trust agreements and other instruments and agreements, including shares held as trustee or agent of various ABI employee benefit and stock purchase plans. It is the policy of Alvin State Bank not to vote such shares in the absence of instructions from other appropriate parties having an interest in such stock, such as co-fiduciaries and participants in such plans, unless Alvin State Bank has sole authority with respect to shares thereto.

         For information with respect to beneficial owners of 5% or more of the outstanding shares of ABI Common Stock, and information with respect to the number and percentage of outstanding shares of ABI Common Stock beneficially owned by the directors and executive officers of ABI, see "BUSINESS OF ABI -- Beneficial Ownership of ABI Common Stock."

SOLICITATION OF PROXIES

         Proxies may be solicited by the directors, officers, and employees of ABI by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting and expenses related to the printing and mailing of this Proxy Statement will be shared by UPC and ABI as provided in the Agreement. See "DESCRIPTION OF THE TRANSACTION - Expenses and Fees."

DISSENTERS' RIGHTS

         HOLDERS OF ABI COMMON STOCK HAVE THE RIGHT TO DISSENT FROM THE MERGER AND, ASSUMING THE MERGER IS CONSUMMATED, TO RECEIVE IN CASH AN AMOUNT DETERMINED TO BE THE "FAIR VALUE" OF THEIR SHARES OF ABI COMMON STOCK. IN ORDER TO BE ENTITLED TO FULLY EXERCISE DISSENTERS' RIGHTS, A ABI SHAREHOLDER CHOOSING TO DISSENT (A "DISSENTING SHAREHOLDER") MUST NOT VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER AND MUST GIVE NOTICE OF HIS OR HER INTENTION TO DISSENT, MAKE DEMAND FOR PAYMENT FOR HIS OR HER SHARES OF ABI COMMON STOCK AND TAKE CERTAIN OTHER PROCEDURAL STEPS TO "PERFECT" SUCH DISSENTING SHAREHOLDER'S RIGHTS UNDER ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BCA. SEE "DESCRIPTION OF THE TRANSACTION -- DISSENTERS' RIGHTS" AND APPENDIX D HERETO, WHICH IS A COPY OF ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BCA GOVERNING STATUTORY DISSENTERS' RIGHTS.

         It is not necessary for an ABI shareholder to vote against consummation of the Merger in order to perfect his or her right to dissent and demand appraisal. However, no such shareholder may vote for approval and adoption of the Agreement and the Plan of Merger and thereafter demand his or her appraisal rights. Because all proxies submitted which do not specify how such proxy is to be voted will be voted in favor of the adoption and approval of the Agreement and the Plan of Merger, an ABI shareholder who desires to dissent from approval of the Merger should not submit such a proxy. An ABI shareholder who votes for approval and adoption of the Agreement and the Plan of Merger or who submits a proxy which does not specify how such proxy is to be voted will waive any rights of dissent and appraisal. A vote against consummation of the Merger will not satisfy the statutory requirement that a Dissenting Shareholder give notice of his or her intention to dissent and make demand for payment for his or her shares of ABI Common Stock.

RECOMMENDATION

         THE ABI BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT, THE PLAN OF MERGER, AND THE MERGER CONTEMPLATED THEREBY, BELIEVES THAT THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER IS IN THE BEST INTERESTS OF ABI AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE ABI SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.


                         DESCRIPTION OF THE TRANSACTION

         The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which are attached as Appendices A and B, respectively, to this Proxy Statement and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

         The Agreement provides for the acquisition of ABI by UPC pursuant to the merger of ABI with and into UPHC, a wholly-owned subsidiary of UPC organized under the laws of the State of Tennessee, with the effect that UPHC will be the surviving corporation resulting from the Merger. At the Effective Time, each share of ABI Common Stock then issued and outstanding (excluding shares held by ABI, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and shares held by dissenting shareholders) will be converted into and exchanged for the right to receive .5340 of a share of UPC Common Stock (the "Exchange Ratio").

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share to which any ABI shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) on the last trading day preceding the Effective Time.

         As of the ABI Record Date, ABI had 793,867 shares of ABI Common Stock outstanding. Based upon the Exchange Ratio and assuming there are no Dissenting Shareholders, upon consummation of the Merger, UPC will issue approximately 423,925 shares of UPC Common Stock. Accordingly, UPC would then have outstanding approximately 85,394,824 shares of UPC Common Stock, based on the number of shares of UPC Common Stock outstanding on May 31, 1998 (excluding shares to be issued pursuant to Other Acquisitions and shares to be issued pursuant to the exercise of stock options and for other purposes.)

         The actual market value of a share of UPC Common Stock at the Effective Time, at the time certificates for those shares are delivered following surrender and exchange of Certificates for shares of ABI Common Stock and at any time thereafter, may be more or less than the market price of the UPC Common Stock on the date of execution of the Agreement. ABI shareholders are urged to obtain current market quotations for UPC Common Stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

BACKGROUND OF THE MERGER

         In July of 1997 management of ABI contacted Deloitte & Touche LLP regarding strategies for maximizing shareholder value and to discuss its possible assistance to ABI in regard to the sale of all of the outstanding shares of ABI. Between July and August, 1997, Deloitte & Touche LLP accumulated data on ABI and prepared a Confidential Information Memorandum. Deloitte & Touche LLP also estimated the price range obtainable for ABI Common Stock and identified possible acquisition candidates. ABI engaged Deloitte & Touche LLP to provide the Confidential Information Memorandum to prospective purchasers and to analyze any offers, including analysis of the pricing and financial terms of such offers. Approximately 30 institutions were initially contacted. Those contacted were selected based on their likely interest in an acquisition and their financial ability to make such an acquisition. Deloitte & Touche LLP proceeded to solicit bids from various candidates. Several indications of interest were received over a four-month period.

         On February 13, 1998 ABI received by fax a letter of intent from UPC offering to acquire all of the outstanding shares of ABI Common Stock in a tax-free exchange of UPC shares. This offer was secured by First Capital Group, LLC, an investment banking firm. On February 16, 1998, ABI retained First Capital Group, LLC to assist ABI in structuring a potential business combination with UPC. Management of ABI considered UPC's offer superior to all other offers received based on the overall mix of consideration, the historical performance of UPC Common Stock, the fact that UPC Common Stock has historically paid a dividend, and ABI management's view that the Merger would permit ABI to maintain or improve the quality of its service to the community. ABI executed the letter of intent subject to execution of a definitive Agreement and Plan of Merger and ABI Board approval. A draft of an Agreement and Plan of Merger was received in early March, 1998. This draft, other offers, and other relevant information was reviewed by the ABI Board, and the ABI Board also received the advice of ABI's counsel and First Capital Group, LLC. The ABI Board then approved the transaction and the Agreement and Plan of Merger, and ABI and UPC executed the final version of the Agreement and Plan of Merger on March 18, 1998.

RECOMMENDATION OF THE ABI BOARD; REASONS FOR THE MERGER.

         The ABI Board believes that the Merger is fair to, and in the best interests of, ABI and its shareholders. If the Merger is consummated, the shareholders of ABI will acquire an equity interest in a much larger and more diversified enterprise. The UPC Common Stock is traded on the NYSE, and, accordingly, is more readily marketable than the ABI Common Stock. ACCORDINGLY, THE ABI BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE PLAN OF MERGER AND RECOMMENDS THAT THE HOLDERS OF ABI COMMON STOCK VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

         The terms of the Merger, including the Exchange Ratio, are the result of arm's-length negotiations between representatives of ABI and UPC. In reaching its decision to approve the Agreement, the ABI Board consulted with its legal advisors regarding the terms of the transaction and with management of ABI, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and long-term perspective, including, without limitation, the following:

                  (a) the ABI Board's familiarity with and review of ABI's business, financial condition, results of operations, and prospects, including, without limitation, its potential growth and profitability and the business risks associated therewith;

                  (b) the current and prospective environment in which ABI operates, including national and local economic conditions, the competitive environment for commercial banks and other financial institutions generally and the increasing consolidation in the financial services industry and the competitive effects of such increased consolidation on smaller financial institutions such as ABI;

                  (c) information concerning the business, financial condition, results of operations and prospects of UPC, including the recent performance of UPC Common Stock, the historical financial data of UPC, customary statistical measurements of UPC financial performance, and the future prospects for UPC Common Stock following the Merger;

                  (d) the value to be received by holders of ABI Common Stock pursuant to the Agreement in relation to the historical trading prices of ABI Common Stock;

                  (e) the lack of an established trading market for shares of ABI Common Stock;

                  (f) the financial and other significant terms of the proposed Merger with UPC, and the review by ABI with its legal and financial advisors of the provisions of the Agreement;

                 (g) the ABI Board's belief that the receipt of UPC Common Stock in the Merger generally will permit holders of ABI Common Stock to defer any federal income tax liability associated with any increase in the value of their stock that may follow the Merger (see "-- Material Federal Income Tax Consequences of the Merger") and to become shareholders of UPC, an institution with a strong history of operations, earnings performance, dividend payments, and share liquidity; and

                 (h) the alternative strategic courses available to ABI, including remaining independent and exploring other potential business combination transactions, including, in particular, the potential values that could be derived therefrom.

UPC'S REASONS FOR THE MERGER

         In adopting the Agreement and the Plan of Merger, the UPC Board considered a number of additional factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the UPC Board considered the following additional material factors:

                 (a) a review, based in part on a presentation by UPC's management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of ABI on a historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which ABI operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on a historical and prospective basis, and (iii) the results of UPC's due diligence review of ABI; and

                 (b) a variety of factors affecting and relating to the overall strategic focus of UPC, including UPC's desire to expand into the markets in Texas served by ABI.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that Articles of Merger reflecting the Merger become effective with the Secretaries of State of the State of Tennessee and the State of Texas. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon in writing by UPC and ABI, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of ABI approve the Agreement and the Plan of Merger, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). It is anticipated that the Effective Time will occur ______ days following the Special Meeting.

         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. ABI and UPC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated on or about August 1, 1998. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either ABI or UPC generally may terminate the Agreement and the Plan of Merger if the Merger is not consummated by December 31, 1998, unless the failure to consummate the transactions contemplated by the Agreement on or before such date is caused by any willful breach of the Agreement by the party seeking termination or certain other specific conditions exist. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISSENTERS' RIGHTS

         Any owner of ABI Common Stock may dissent from approval of the Agreement, the Plan of Merger and the Merger by complying with procedures described in this section. Such a person is sometimes referred to as a "Dissenting Shareholder" herein. The following summary does not purport to be a complete statement of dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas BCA, which are reproduced in full as Appendix D to this Proxy Statement.

         Under the Texas BCA, any shareholder of ABI may object to the Merger and demand payment of the fair value of his or her shares of ABI Common Stock after filing with ABI, at 221 S. Gordon Street, Alvin, Texas, 77511, Attention:
President, prior to the Special Meeting, a written objection to the Merger, setting out that his or her right of dissent will be exercised and giving his or her address to which notice is to be delivered or mailed.

         If the Merger is effected and an ABI shareholder having made demand did not vote in favor thereof, written notice of the consummation of the Merger will be sent, within ten (10) days of such event, to such shareholder, and such shareholder may, within ten (10) days thereafter, make written demand to ABI, at 221 S. Gordon Street, Alvin, Texas, 77511, Attention: President, for payment of the fair value of his or her shares of ABI Common Stock. Such demand must state the number and class of shares of ABI Common Stock held by the shareholder and his or her estimate of the fair value of such shares.

         It is not necessary for an ABI shareholder to vote against consummation of the Merger in order to perfect his or her right to dissent and demand appraisal. However, no Dissenting Shareholder may vote for approval and adoption of the Agreement and the Plan of Merger and thereafter demand his or her appraisal rights. Because all proxies submitted which do not specify how such proxy is to be voted will be voted in favor of the adoption and approval of the Agreement and the Plan of Merger, an ABI shareholder who desires to dissent from approval of the Merger should not submit such a proxy.

         Unless demand for payment is made by a Dissenting Shareholder within the ten-day period specified in the statute, he or she will be bound by the Merger and his or her rights of appraisal will be terminated. A vote against consummation of the Merger will not satisfy the statutory requirement that a shareholder give notice of his or her intention to dissent and make demand for payment of his or her shares of ABI Common Stock. Upon making such demand (and satisfying the other conditions described above), such Dissenting Shareholder will cease to be a shareholder of ABI and will become a creditor of UPHC.

         Within twenty (20) days of making written demand for payment of the fair value of his or her shares of ABI Common Stock, a Dissenting Shareholder must submit his or her Certificate(s) formerly representing shares of ABI Common Stock to UPHC for notation on the Certificates that such a demand has been made. Failure to submit the Certificates for notation will, at the option of UPHC, terminate the Dissenting Shareholder's appraisal rights and he or she will be conclusively presumed to have approved the Merger and his or her right to be paid the fair value of his or her shares of ABI Common Stock will terminate. Such a shareholder then will only be entitled to receive shares of UPC Common Stock, and cash in lieu of fractional shares, in exchange for his or her ABI Common Stock.

         Within twenty (20) days after receiving any demand for payment, UPHC will send each of the Dissenting Shareholders written notice to the effect that either it will pay the amount claimed, or that it will pay some other amount as the fair value.

         If, within sixty (60) days after the date the Merger is effected, UPHC and the Dissenting Shareholder can agree upon the fair value, such value will be paid and all rights of the Dissenting Shareholder will cease. If agreement as to the fair value cannot be reached within such 60-day period, either the Dissenting Shareholder or UPHC may, within sixty (60) days after the expiration of the 60-day period, file an action in a court of competent jurisdiction, asking for a finding and determination of the fair value of such shares. Court costs will be allocated between the parties in such manner as the court may determine.

         For a discussion of certain federal income tax consequences in connection with exercising dissenters' rights, see "DESCRIPTION OF THE TRANSACTION -- Material Federal Income Tax Consequences."

DISTRIBUTION OF UPC STOCK CERTIFICATES

         Promptly after the Effective Time, UPC and ABI will cause UPB, acting in its capacity as Exchange Agent, to mail to the former shareholders of ABI a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of ABI Common Stock for certificates representing shares of UPC Common Stock.

         ABI SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         Upon surrender to the Exchange Agent of Certificates for ABI Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of ABI Common Stock surrendering such items a certificate or certificates representing the number of shares of UPC Common Stock to which such holder is entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), if any. UPC will not be obligated to deliver the consideration to which any former holder of ABI Common Stock is entitled as a result of the Merger until the holder surrenders such holder's Certificates representing the shares of ABI Common Stock. Whenever a dividend or other distribution is declared by UPC on UPC Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable after the Effective Time with respect to UPC Common Stock will be paid to the holder of any unsurrendered ABI Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender of such ABI Common Stock Certificate, however, both the UPC Common Stock certificate, together with all undelivered ABI Common Stock dividends or other distributions (without interest) and any undelivered cash payment to be paid in lieu of a fractional share (without interest), will be delivered and paid with respect to the shares represented by such Certificate. In the event any ABI Common Stock Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen, or destroyed and, if required by UPC, the posting by such person of a bond in such amount as UPC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of UPC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement.

         At the Effective Time, other than with respect to holders of shares of ABI Common Stock who dissent from the Merger pursuant to Article 5.11 of the Texas BCA, the stock transfer books of ABI will be closed to holders of ABI Common Stock and no transfer of shares of ABI Common Stock by any such holder will thereafter be made or recognized. If Certificates representing shares of ABI Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for shares of UPC Common Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.

LIMITATION ON NEGOTIATIONS

         Section 8.8 of the Agreement provides that ABI shall not solicit or knowingly encourage any Acquisition Proposal by any person. Furthermore, except to the extent necessary to comply with the fiduciary duties of the ABI Board, as advised by legal counsel, ABI is prohibited from furnishing any non-public information that it is not legally obligated to furnish, negotiating with respect to or entering into any agreement with respect to, any Acquisition Proposal. ABI must promptly notify UPC immediately following receipt of any Acquisition Proposal. As protection against possible violation of this limitation, ABI has agreed, under certain circumstances, to pay to UPC the sum of $1,200,000 in immediately available funds in the event and at the time that ABI enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. The limitation would survive termination of the Agreement in certain circumstances. This provision may have, or may have had, the effect of discouraging competing offers to acquire or merge with ABI.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to various conditions, including
(i) receipt of the approval of the shareholders of ABI of the Agreement and the Plan of Merger, and the consummation of the transactions contemplated thereby, including the Merger, as and to the extent required by the law or by the provisions of any governing instrument (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt by UPC of a written opinion of counsel from Wyatt, Tarrant & Combs and by ABI of a written opinion of counsel from Winstead Sechrest & Minick P.C. as to the tax-free nature of the Merger (except to the extent of cash received), (iv) receipt of approval of the shares of UPC Common Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective under the Securities Act, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of ABI and UPC as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of ABI and UPC as set forth in the Agreement, (viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on ABI or UPC, (ix) receipt by UPC, as of the Effective Time, of a letter from Price Waterhouse LLP, its independent accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment, (x) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Agreement, (xi) receipt by UPC of agreements from each affiliate of ABI, and
(xii) satisfaction of certain other conditions, including the receipt of certain legal opinions and various certificates from the officers of ABI and UPC. See "-- Regulatory Approval" and "-- Waiver, Amendment, and Termination."

         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. Except in limited circumstances, in the event the Merger is not effected on or before December 31, 1998, the Agreement may be terminated and the Merger abandoned by the Board of Directors of either ABI or UPC. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

         THE MERGER MAY NOT PROCEED IN THE ABSENCE OF RECEIPT OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF SUCH APPROVALS. APPLICATIONS FOR THE APPROVALS DESCRIBED BELOW HAVE BEEN SUBMITTED TO THE APPROPRIATE REGULATORY AUTHORITIES.

         It is a condition to the consummation of the Merger that UPC and ABI shall have received all applicable regulatory approvals to consummate the transactions contemplated by the Agreement. There can be no assurance that such approvals will not contain terms, conditions or requirements which cause such approvals to fail to satisfy such condition to the consummation of the Merger. Neither ABI nor UPC are aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The Merger is subject to the prior approval of the Federal Reserve pursuant to Section 3 of the BHC Act. In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise. By letter dated June 8, 1998, the Federal Reserve notified UPC of its approval of the Merger. The Merger is also subject to the approval of the Texas Department. In its evaluation, this regulatory authority will take into account considerations similar to those applied by the Federal Reserve. The Texas Department has elected not to disapprove the Merger.

          It is anticipated that following consummation of the Merger and UPC's proposed acquisition of Merchants, Alvin State Bank will be merged with and into a subsidiary of Merchants (the "Bank Merger"). The Bank Merger is expected to occur in the fourth quarter of 1998, subject to receipt of applicable regulatory approvals, the receipt of which are not conditions to consummation of the Merger.

WAIVER, AMENDMENT, AND TERMINATION

         To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Board of Directors of each of the parties, whether before or after shareholder approval of the Agreement and the Plan of Merger has been obtained; provided however, that after any such approval by the holders of ABI Common Stock, except as contemplated by the Agreement, there shall be made no amendment that has modified in any material respect the consideration to be received by ABI shareholders without the further approval of such shareholders. In addition, prior to or at the Effective Time, either ABI or UPC, or both, acting through their respective Boards of Directors, chief executive officers, or other authorized officers, may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of ABI or UPC, as the case may be.

         The Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of ABI and UPC; or (ii) by the ABI Board or the UPC Board (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (c) if (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the shareholders of ABI fail to vote their approval of the Agreement and the transactions contemplated thereby as required by the Texas BCA and the Agreement at the Special Meeting, or (d) if the Merger is not consummated by December 31, 1998, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate, or certain other events arise which prevent consummation by such date, such as litigation arising in connection with an Acquisition Proposal by a third party.

         If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. The obligation of ABI to pay the $1,200,000 termination fee in the event ABI enters into a letter of intent or agreement with respect to an Acquisition Proposal will survive until the earlier of (i) the Effective Time, (ii) June 30, 1999 or (iii) the date on which the Agreement is terminated for specified reasons. In addition, termination of the Agreement for any reason other than those requiring payment of the $1,200,000 termination fee, will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. See "-- Expenses and Fees."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Agreement, ABI has agreed that unless the prior written consent of UPC has been obtained, and except as otherwise expressly contemplated in the Agreement, each of ABI and its subsidiaries will (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code (see "-- Material Federal Income Tax Consequences of the Merger"), or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

         In addition, ABI has agreed that, except as specifically permitted by the Agreement or other documents or instruments executed in connection with the Agreement, prior to the earlier of the Effective Time or termination of the Agreement, ABI will not, except with the prior written consent of the chief executive officer, president, or chief financial officer of UPC (which consent shall not be unreasonably withheld), agree or commit to do, or permit any of its subsidiaries to agree or commit to do, any of the following: (i) amend the Charter of Incorporation, Bylaws, or other governing instruments of ABI or any ABI subsidiary (each an "ABI company" and together, the "ABI companies"); (ii) incur any additional debt obligation for borrowed money (other than indebtedness of an ABI company to another ABI company) in excess of an aggregate of $100,000 (for the ABI companies on a consolidated basis) except in the ordinary course of business of the ABI subsidiaries consistent with past practices (which shall include, for Alvin State Bank, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material asset of any ABI company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement that were previously disclosed to UPC by ABI); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ABI company, or declare or pay any dividend or make any other distribution in respect of any ABI Common Stock, provided that ABI may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a cash dividend on the shares of ABI Common Stock at a rate not in excess of the product of (a) $.83 cents multiplied by (b) the whole number of calendar months elapsed since December 31, 1997 with usual and regular record and payment dates in accordance with past practice, provided that, notwithstanding the provisions of the Agreement, the parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of ABI Common Stock do not become entitled to receive both a dividend in respect of their ABI Common Stock and a dividend in respect of UPC Common Stock or fail to be entitled to receive any dividend; (iv) except for the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ABI Common Stock, or any other capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any ABI company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ABI Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any ABI company (unless any such shares of stock are sold or otherwise transferred to another ABI company) or any assets having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of investment securities acquired in the ordinary course of business consistent with past practices, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly-owned ABI subsidiary, or otherwise acquire direct or indirect control over any person, with certain exceptions; (vii) grant any increase in compensation or benefits to the employees or officers of any ABI company, except in the ordinary course of business consistent with past practices as previously disclosed to UPC by ABI or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement and previously disclosed to UPC by ABI; enter into or amend any severance agreements with officers of any ABI company; grant any material increase in fees or other increases in compensation or other benefits to directors of any ABI company or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of ABI); (viii) enter into or amend any employment contract between any ABI company and any person (unless such amendment is required by law) that the ABI company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (ix) adopt any new employee benefit plan of any ABI company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any ABI company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distribution from such employee benefit plans, except as required by law or the terms of the plans, or in a manner consistent with past practices; (x) make any material change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xi) commence any litigation other than in accordance with past practice or settle any litigation involving any liability of any ABI company for material money damages or restrictions upon the operations of any ABI company; or (xii) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material contract (excluding any loan contract) or waive, release, compromise, or assign any material rights or claims.

         ABI has also agreed that, except with respect to the Agreement, the Plan of Merger, and the transactions contemplated thereby, no ABI company or any representatives thereof shall directly or indirectly solicit any Acquisition Proposal or, except to the extent necessary to comply with the fiduciary duties of the ABI Board as advised by counsel, furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any Acquisition Proposal, but ABI may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel.

         The Agreement also provides that from the date of the Agreement until the earlier of the Effective Time or the termination of the Agreement, UPC covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of UPC and its subsidiaries and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code (see "-- Material Federal Income Tax Consequences of the Merger") and (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Consummation of the Merger will not alter the present Board of Directors or management team of UPC or UPHC immediately after the Merger is consummated. It is anticipated that after the consummation of the Merger, Alvin State Bank would be merged with and into Merchants in the Bank Merger, with the effect that Merchants would be the surviving association and the main office and branches of Alvin State Bank would become branches of Merchants and an advisory board would be established comprised of certain current directors of ABI. It is not anticipated that the directors or executive officers of Merchants, UPC, or UPHC would change as a result of the Bank Merger. Officers of Alvin State Bank would become regional officers of Merchants. Information concerning the management of UPC is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."

         UPHC will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of Tennessee and operate in accordance with its Charter and Bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Members of ABI's management and the ABI Board may be deemed to have interests in the Merger that are in addition to their interests as shareholders of ABI generally by virtue of the indemnification and insurance provisions of the Agreement described below. The ABI Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby. The Agreement provides that UPC will, subject to the conditions set forth therein, indemnify the present and former directors, officers, employees, and agents of ABI and its subsidiaries against all Liabilities (as defined in the Agreement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Agreement) to the full extent permitted under any of Tennessee law and ABI's Charter and Bylaws. This provision of the Agreement is consistently included in UPC's standard form merger agreement and is not intended to broaden in any manner the scope of indemnification to which the present and former directors, officers, employees, and agents of ABI and its subsidiaries are entitled, but serves to ratify the legal obligations of ABI and its subsidiaries (to be assumed by UPHC upon consummation of the Merger) to provide indemnification in accordance with Tennessee law, ABI's Charter and Bylaws, and any indemnification agreements to which ABI or its subsidiaries is a party with an indemnified person. The indemnification provided under the provisions of such instruments will be subject to the same standards that are currently applicable for determining whether indemnified parties are entitled to indemnification under such instruments.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a summary of the material anticipated federal income tax consequences of the Merger to ABI shareholders who hold their ABI Common Stock as a capital asset (generally, property held for investment). This summary is based on the federal income tax laws as now in effect and as currently interpreted. No assurance can be given that future changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect, will not affect the accuracy of any statements in this Proxy Statement. This summary does not purport to address all aspects of the possible federal income tax consequences of the Merger that may be relevant to U.S. shareholders of ABI. The tax discussion set forth below is included for general information only and should not be construed as tax advice to a particular shareholder of ABI. In particular, and without limiting the foregoing, this summary does not address the federal income tax consequences of the Merger to ABI shareholders in light of their particular circumstances or status (including, for example, foreign persons, tax-exempt entities, dealers in securities, insurance companies, corporations, holders who acquired ABI Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold ABI Common Stock as part of a hedge, straddle, or conversion transaction). Nor does this summary address (i) any consequences of the Merger under any state, local, estate, or foreign tax laws or (ii) the tax consequences of the parties to the Agreement of the inclusion in income of the amount of the bad-debt reserve maintained by ABI and/or its subsidiaries and any other amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to regulations issued under Section 1502 of the Code. ABI SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

         As of the Date of this Proxy Statement Wyatt, Tarrant & Combs, counsel for UPC, and Winstead Sechrest & Minick P.C., counsel for ABI, have advised UPC and ABI, respectively, that in their opinions:

                  (a) The Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

                  (b) ABI, UPC and UPHC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                  (c) No gain or loss will be recognized by the ABI shareholders who exchange all of their ABI Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in UPC Common Stock);

                  (d) The aggregate tax basis of the UPC Common Stock received by ABI shareholders who exchange all of their ABI Common Stock solely for UPC Common Stock pursuant to the Merger (including any fractional shares for which cash is received) will be the same as the aggregate tax basis of the ABI Common Stock surrendered in exchange therefor;

                  (e) The holding period of UPC Common Stock received by ABI shareholders in the Merger (including any fractional shares for which cash is received) will include the period during which the shares of ABI Common Stock surrendered in exchange therefor were held, provided that the ABI Common Stock was held as a capital asset by the holder at the Effective Time; and

                  (f) Neither ABI, UPC nor UPHC will recognize gain or loss as a consequence of the Merger.

         In addition, each party's obligation to consummate the Merger is conditioned upon the receipt by UPC of the opinion of Wyatt, Tarrant & Combs, counsel to UPC, and upon the receipt by ABI of the opinion of Winstead

Sechrest & Minick P.C., counsel to ABI (collectively, the "Tax Opinions"), each dated the Effective Time, substantially to the foregoing effect. The conditions relating to the receipt of the Tax Opinions may be waived by both UPC and ABI. Neither UPC nor ABI currently intends to waive the conditions relating to the receipt of the Tax Opinions. If the conditions relating to receipt of the Tax Opinions were waived and the material federal income tax consequences of the Merger were materially different from those summarized above, ABI would resolicit the approval of its shareholders prior to consummating the Merger. The Tax Opinions summarized above are or will be based on facts, representations and assumptions set forth or referred to in such opinions which are consistent with the state of facts existing at the Effective Time. In rendering the Tax Opinions, such counsel required and shall require, and are entitled to rely upon, representations and covenants contained in certificates of officers of ABI, UPC, and UPHC. The Tax Opinions do not address any state, local, or other tax consequences of the Merger. In addition, the Tax Opinions do not bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position.

         Based upon the current ruling position of the IRS, cash received by a holder of ABI Common Stock in lieu of a fractional share interest in UPC Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of ABI Common Stock allocable to such fractional share interest. Such gain or loss will constitute capital gain or loss if the ABI Common Stock was held as a capital asset at the Effective Time, and will be a long-term capital gain or loss if the holding period for such shares was greater than one year at the Effective Time. Any capital gain recognized as a result of the Merger will be taxed at rates applicable to capital gains. The tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for such shares. Pursuant to recently enacted legislation, in the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of (A) 20% if the holder's holding period in such stock was more than 18 months on the date of the Effective Time and (B) 28% if the holder's holding period was more than one year but not more than 18 months on the date of the Effective Time. The deductibility of capital losses is subject to limitations for both individuals and corporations.

         A Dissenting Shareholder who perfects his or her dissenters' rights will recognize gain or loss measured by the difference between the value received by such shareholder for his or her shares of ABI Common Stock and his or her tax basis in such stock.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of ABI will be carried forward at their previously recorded amounts. Since the Merger is not considered material to UPC from a financial statement presentation standpoint, the operating results will be included in UPC's results from the Effective Time of the Merger forward.

         In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding ABI Common Stock must be exchanged for UPC Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. In addition, it is a condition to UPC's obligation to close the Merger that Price Waterhouse LLP deliver, as of the Effective Time, a letter to UPC to the effect that the Merger will qualify for pooling-of-interests accounting treatment. UPC will not consummate the Merger if pooling-of-interests treatment is not available.

         For information concerning certain conditions to be imposed on the exchange of ABI Common Stock for UPC Common Stock in the Merger by affiliates of ABI and certain restrictions to be imposed on the transferability of the UPC Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of UPC Common Stock."

EXPENSES AND FEES

         The Agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of UPC and ABI will bear and pay the filing fees payable in connection with the Registration Statement and this Proxy Statement and the printing costs and certain other third-party costs in connection with the Registration Statement and this Proxy Statement based on the relative asset sizes of the parties at December 31, 1997.

RESALES OF UPC COMMON STOCK

         UPC Common Stock to be issued to shareholders of ABI in connection with the Merger will be registered under the Securities Act. All shares of UPC Common Stock received by holders of ABI Common Stock and all shares of UPC Common Stock issued and outstanding immediately prior to the Effective Time will be freely transferable upon consummation of the Merger by those shareholders of ABI not deemed to be "Affiliates" of ABI or UPC. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with ABI or UPC at the time of the Special Meeting (generally, executive officers, directors, and 10% or greater shareholders).

         Rule 145 promulgated under the Securities Act restricts the sale of UPC Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the Effective Time, Affiliates of ABI or UPC may resell publicly the UPC Common Stock received by them in the Merger within certain limitations as to the amount of UPC Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of ABI who are not Affiliates of UPC may resell their shares without restriction. The ability of Affiliates to resell shares of UPC Common Stock received in the Merger under Rule 145 will be subject to UPC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell UPC Common Stock received in the Merger. Affiliates also would be permitted to resell UPC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. The registration to which this Proxy Statement relates does not cover any resales of UPC Common Stock received by persons who may be deemed to be Affiliates of ABI or UPC.

         ABI has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of ABI to execute and deliver to UPC not later than 40 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any ABI Common Stock held by such Affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any UPC Common Stock received by such Affiliate upon consummation of the Merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering 30 days of combined operations of UPC and ABI have been published. If the Merger qualifies for pooling-of-interests accounting treatment, shares of UPC Common Stock issued to such Affiliates of ABI in exchange for shares of ABI Common Stock will not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and ABI have been published, regardless of whether each such Affiliate has provided an Affiliate Agreement (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to Affiliates of ABI). Certificates representing shares of ABI Common Stock surrendered for exchange by any person who is an Affiliate of ABI for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of UPC Common Stock until UPC has received such a written agreement from such person. Prior to publication of such results, UPC will not transfer on its books any shares of UPC Common Stock received by an Affiliate pursuant to the Merger. The stock certificates representing UPC Common Stock issued to Affiliates in the Merger may bear a legend summarizing the foregoing restrictions. See "-- Conditions to Consummation of the Merger."

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         As a result of the Merger, holders of ABI Common Stock will be exchanging their shares of a Texas corporation governed by the Texas BCA and ABI's Charter and Bylaws, for shares of UPC, a Tennessee corporation governed by the TBCA and UPC's Charter and Bylaws. Certain significant differences exist between the rights of ABI shareholders and those of UPC shareholders. In particular, UPC's Charter and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of UPC unless the potential acquiror has obtained the approval of the UPC Board. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the Texas BCA and the TBCA as well as to UPC's Charter and Bylaws and ABI's Charter and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

         The provisions of UPC's Charter and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification," "-- Special Meeting of Shareholders," "-- Actions by Shareholders Without a Meeting," "-- Shareholder Nominations and Proposals" and "-- Business Combinations" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist the UPC Board in playing a role if any group or person attempts to acquire control of UPC, so that the UPC Board can further protect the interests of UPC and its shareholders as appropriate under the circumstances, including, if the UPC Board determines that a sale of control is in the best interests of UPC's shareholders, by enhancing the UPC Board's ability to maximize the value to be received by the shareholders upon such a sale.

         Although UPC's management believes the Protective Provisions are, therefore, beneficial to UPC's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, UPC may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquiror. Such purchases may increase the market price of UPC Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of UPC Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquiror to obtain control of UPC through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for UPC's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of UPC. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

         UPC. UPC's Charter currently authorizes the issuance of up to (i) 300,000,000 shares of UPC Common Stock, of which 84,970,899 shares were outstanding as of May 31, 1998, and (ii) 10,000,000 shares of no par value preferred stock ("UPC Preferred Stock" and, together with the UPC Common Stock, "UPC Capital Stock"), of which no shares of UPC Series A Preferred Stock, and 1,156,231 shares of UPC Series E Preferred Stock were issued and outstanding as of May 31, 1998. At the 1998 annual meeting of shareholders of UPC, the UPC shareholders approved an amendment to the UPC Charter to increase the number of authorized shares of UPC Common Stock from 100,000,000 shares to 300,000,000 shares.

         The UPC Board may authorize the issuance of additional authorized shares of UPC capital stock without further action by UPC's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which UPC Common Stock may be listed.

         With certain exceptions, the UPC Board may issue, without any further action by the shareholders, shares of UPC Preferred Stock, in one or more classes or series, with such voting, conversion, dividend, and liquidation rights specified in UPC's Charter. In providing for the issuance of such shares, the UPC Board may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of UPC Capital Stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of UPC, the holders of any series of UPC Preferred Stock will have priority over holders of UPC Common Stock.

         The authority to issue additional authorized shares of UPC Common Stock or UPC Preferred Stock provides UPC with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of UPC Common Stock and UPC Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of UPC. In addition, the sale of a substantial number of shares of UPC voting stock to persons who have an understanding with UPC concerning the voting of such shares, or the distribution or declaration of a dividend of shares of UPC voting stock (or the right to receive UPC voting stock) to UPC shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of UPC.

         In 1989, the UPC Board adopted a Share Purchase Rights Plan ("Preferred Share Rights Plan") and distributed a dividend of one Preferred Share Unit Purchase Right ("Preferred Share Right") for each outstanding share of UPC Common Stock. In addition, under the Preferred Share Rights Plan, one Preferred Share Right is to be automatically, and without further action by UPC, distributed in respect to each share of UPC Common Stock issued after adoption of the Preferred Share Rights Plan. Accordingly, shareholders of ABI will each receive one Preferred Share Right for each share of UPC Common Stock received in the Merger. The Preferred Share Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Preferred Share Rights would separate from UPC Common Stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase certain equity securities of UPC at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Preferred Share Rights Plan and no shares have been issued as of the date of this Proxy Statement. Until a Preferred Share Right is exercised, the holder thereof, as such, has no rights of a shareholder of UPC, including the right to vote or receive dividends.

         ABI. ABI's Charter ("ABI's Charter") authorizes the issuance of up to 1,000,000 shares of ABI Common Stock, of which 793,867 shares were issued and outstanding as of the ABI Record Date and 100,000 shares of cumulative Preferred Stock, none of which are issued and outstanding. The ABI Board generally may authorize the issuance of additional previously authorized shares of ABI Capital Stock without further action by ABI's shareholders, unless such action is required in a particular case by applicable laws or regulations, upon receipt of valid consideration in exchange for such shares.

PREEMPTIVE RIGHTS

         UPC. The TBCA provides that, unless a Tennessee corporation's charter expressly provides for preemptive rights, shareholders of a Tennessee corporation do not have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. The UPC Charter denies preemptive rights to its shareholders.

         ABI. Under the Texas BCA, the shareholders of a Texas corporation have a preemptive right under certain circumstances to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares except to the extent limited or denied by the corporation's articles of incorporation. The ABI Charter expressly denies any such preemptive right for its shareholders.

AMENDMENT OF CHARTER AND BYLAWS

         UPC. UPC's Charter generally provides that amendments thereto may be adopted in any manner permitted by the TBCA. The TBCA provides that a corporation's charter may be amended by a majority of votes entitled to be cast on the amendment, subject to any condition the Board of Directors may place on its submission of the amendment to the shareholders. The UPC Charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the Charter governing directors and to remove a director from office whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the articles of the UPC Charter relating to business combinations.

         The UPC Board may adopt, amend, or repeal the Bylaws by a majority vote of the entire Board of Directors. The Bylaws may also be amended or repealed by action of UPC's shareholders.

         UPC's Charter provides that all corporate powers of UPC shall be exercised by the Board of Directors except as otherwise provided by law. The Board of Directors may designate an executive committee consisting of five or more directors and may authorize such committee to exercise all of the authority of the Board of Directors, including the authority to adopt, amend and repeal the Bylaws, to submit any action to the shareholders, to fill vacancies on the Board of Directors or any committee, to declare dividends or other corporate distributions, and to issue or reissue any capital stock or any warrant, right or option to acquire capital stock of the corporation.

         ABI. The Texas BCA provides that an amendment to a Texas corporation's articles of incorporation requires the adoption by the corporation's board of directors of a resolution to so amend and approval of the amendment by at least two-thirds of the outstanding shares of stock of the corporation (or such lesser number as may be set forth in the corporation's articles of incorporation). ABI's Charter does not alter the statutorily prescribed voting requirement.

         The ABI Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by a majority vote of the ABI Board at any duly held meeting of the ABI Board or by the holders of a majority of the shares of stock represented at any duly held shareholders' meeting.

         The ABI Bylaws provide that all corporate powers of ABI shall be exercised by the Board of Directors except as otherwise provided by law, ABI's Charter or other provisions of the Bylaws. The ABI Board may designate an executive committee, or any other committee, consisting of one or more directors and may authorize



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
such committee(s) to exercise all of the authority of the ABI Board except as prohibited by law. To date, the ABI Board has not created any such committees.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UPC. The Charter of UPC provides that the UPC Board is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of UPC's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for UPC's shareholders to change a majority of the members of the Board. The purpose of dividing the UPC Board into classes is to facilitate continuity and stability of leadership of UPC by ensuring that experienced personnel familiar with UPC will be represented on the UPC Board at all times, and to permit UPC's management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquiror could obtain working control of the UPC Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Charter of UPC, each shareholder is entitled to one vote for each share of UPC Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of UPC Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining UPC voting capital stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a shareholder who acquires less than a majority of the shares of UPC Common Stock to obtain representation on the UPC Board.

         ABI. ABI's Bylaws provide for an unclassified Board of Directors with three members. Each holder of ABI Common Stock is entitled to one vote for each share held and is not entitled to cumulative voting in the election of directors.

DIRECTOR REMOVAL AND VACANCIES

         UPC. UPC's Charter provides that a director may be removed by the shareholders only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in UPC Common Stock. Vacancies on the Board of Directors may be filled by the Board of Directors or shareholders, as provided under the UPC Bylaws and the TBCA. The term of a director appointed to fill a vacancy expires at the next meeting of shareholders at which directors are elected.

         ABI. ABI's Bylaws provide that at any meeting of the ABI shareholders called expressly for removal, the holders of a majority of the shares then entitled to vote for the election of such directors may remove a director, or the entire ABI Board, with or without cause. Vacancies on the ABI Board may be filled by majority vote of the ABI Board, as provided under the ABI Bylaws and the Texas BCA. Under the Texas BCA, the ABI Board may fill not more than two vacancies created by an increase in the number of directors during the period between any two successive annual meetings. The term of a director appointed to fill a vacancy expires at the expiration of the term of the director's predecessor in office.

LIMITATIONS ON DIRECTOR LIABILITY



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
         UPC. UPC's Charter does not address the issue of director liability to the corporation.

         ABI. ABI's Charter provides that a director of ABI shall not be liable for the performance of his duties in reliance on information prepared or presented by one or more officers or employees of ABI whom he reasonably believes to be reliable and competent in the matters presented, or by counsel, public accountants, or other persons as to matters which he reasonably believes to be within such person's professional or expert competence.

INDEMNIFICATION

         UPC. Under the TBCA, subject to certain exceptions, a Tennessee corporation may indemnify an individual made a party to a proceeding, because he or she is or was a director, against liability incurred in the proceeding if
(i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful (the "Standard of Conduct"). Moreover, unless limited by its charter of incorporation, a Tennessee corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his or her good faith belief that he or she has met the Standard of Conduct, a written undertaking by or on behalf of a director to repay such amount if it shall ultimately be determined that he or she is entitled to be indemnified by the corporation against such expenses and a determination is made that the facts known to those making the determination would preclude indemnification. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by the TBCA.

         A director of a Tennessee corporation may also apply for court-ordered indemnification under certain circumstances. Unless a Tennessee corporation's charter of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter of incorporation, bylaws, general or specific action of its board of directors, or contract.

         UPC's Charter and Bylaws provide for the indemnification of its directors and officers, to the fullest extent permitted by Tennessee law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling UPC pursuant to the foregoing provisions, UPC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         ABI. Under the Texas BCA, a Texas corporation has the power to indemnify any person who was, is or is threatened to be made a named defendant or respondent in any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, employee benefit plan, other enterprise or other entity (an "Indemnified Person"). Indemnification is authorized against liabilities incurred in connection with a proceeding, including any appeal thereof, if the Indemnified Person acted in accordance with the Standard of Conduct. However, if an Indemnified Person is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received by such Indemnified Person, whether or not the benefit resulted from an action taken in the Indemnified Person's official capacity, then indemnification (i) is limited to reasonable expenses actually incurred by the Indemnified Person in



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
connection with the proceeding and (ii) shall not be made in connection with any proceeding in which the Indemnified Person has been found liable for willful or intentional misconduct in the performance of his or her duty to the corporation.

         The board of directors, special legal counsel or the shareholders may determine whether a person has met the Standard of Conduct and the dollar amount of any indemnification. The termination of any proceeding by judgement, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the person did not meet the Standard of Conduct. In addition, a corporation must indemnify an Indemnified Person for reasonable expenses incurred by the Indemnified Person if he or she has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

         Expenses incurred by an Indemnified Person in defending a proceeding may be paid by the corporation in advance of the final deposition of such proceeding if the Indemnified Person provides to the corporation a written affirmation of his or her good faith belief that he or she has met the Standard of Conduct and a written undertaking by or on behalf of the Indemnified Person to repay any amounts advanced if it is ultimately determined that he or she has not met the Standard of Conduct, is found liable to the corporation or is found liable based on a personal benefit improperly received by such person.

         Notwithstanding any findings by the board of directors, special legal counsel or the shareholders, and despite any adjudication of liability, any court of competent jurisdiction may, upon application of an Indemnified Person, determine that the Indemnified Person is entitled to indemnification in view of all the relevant circumstances. However, if the Indemnified Person is found liable to the corporation or is found liable to the corporation based on a personal benefit improperly received by the Indemnified Person, then indemnification is limited to reasonable expenses actually incurred by the Indemnified Person in connection with the proceeding.

         ABI's Charter provides for indemnification of directors and officers generally along the lines of the indemnification provisions of the Texas BCA as described above, provided that the Board of Directors of ABI determines that indemnification in a specific case is in the best interests of ABI. ABI's Charter provides that the indemnification rights under the Charter are not exclusive of any other rights of indemnification under any vote of shareholders or disinterested directors, as a matter of law, or otherwise, and that no indemnification may be made under the Charter if not permitted by applicable law. See "DESCRIPTION OF TRANSACTION -- Interest of Certain Persons in the Merger."

SPECIAL MEETINGS OF SHAREHOLDERS

         UPC. UPC's Bylaws provide that special meetings of UPC shareholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         ABI. ABI's Bylaws provide that special meetings of shareholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the President, the Board of Directors, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

         UPC. UPC's Charter and Bylaws provide that any action required or permitted to be taken by UPC shareholders at a duly called meeting of shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

         ABI. ABI's Bylaws state that any action required or permitted to be taken by the shareholders at a meeting of the shareholders may be taken without a meeting, upon unanimous written consent of the shareholders entitled to vote on such action.



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
SHAREHOLDER NOMINATIONS AND PROPOSALS

         UPC. UPC's Charter and Bylaws do not address whether a shareholder may nominate members of the Board of Directors.

         Holders of UPC Common Stock are entitled to submit proposals to be presented at an annual meeting of shareholders. UPC's Bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of Shareholders shall be sent so as to be received by UPC not less than 120 days in advance of the date of the proxy statement issued in connection with the previous year's annual meeting.

         ABI. ABI's Charter and Bylaws also do not address whether a shareholder may nominate members of the Board of Directors.

BUSINESS COMBINATIONS

         UPC. UPC's Charter requires the affirmative vote of a super-majority of the outstanding shares of UPC Common Stock for approval of a merger, consolidation, or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC Common Stock. A majority vote is not required for any merger or consolidation of UPC with or into any corporation or entity of which a majority of the outstanding shares of all classes of capital stock is owned by UPC or any UPC company.

         The requirement of a supermajority vote of shareholders to approve certain business transactions, as described above, may discourage a change in control of UPC by allowing a minority of UPC's shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of UPC and their positions with UPC. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with UPC's management by groups or corporations interested in acquiring control of UPC and to reduce the danger of a forced merger or sale of assets.

         As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which impose certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

         The TBCA generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder, unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The TBCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third, or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they



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
are transferred to another person in a transaction other than a control share acquisition. The Tennessee CSAA applies only to those Tennessee corporations whose charters or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporations are governed by and subject to the provisions of such act.
UPC's Charter and Bylaws do not currently contain such an express declaration.

         The Tennessee Greenmail Act ("Tennessee GA") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         The TBCA provides that no Tennessee corporation having any class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act or any of its officers or directors may be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder's share acquisition date, or for seeking to enforce or implement the provisions of the TBCA or the Tennessee CSAA, or for failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these acts or the Tennessee GA, or for opposing any merger, exchange, tender offer, or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

         The acts described above along with the provisions of UPC's Charter regarding business combinations might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

         As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

         ABI. ABI's Charter and Bylaws do not address the voting requirements for business combinations. The Texas BCA, however, requires the affirmative vote of the holders of at least a majority of the outstanding shares of a Texas corporation for approval of a merger, share exchange or acquisition, or sale, lease, exchange or other disposition of all or substantially all of the corporation's property and assets other than in the usual and regular course of business..

         The Texas BCA generally prohibits a "business combination" (defined below) with an "affiliated shareholder" (defined as any person who beneficially owns, or within the preceding three-year period was the beneficial owner of, 20% or more of the outstanding voting shares of the corporation), or any affiliate or associate



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
of the affiliated shareholder (together with the affiliated shareholder, an "Affiliated Person"), within three years after the affiliated shareholder first becomes an affiliated shareholder. Exceptions to this prohibition are discussed below.

         A "business combination" includes (i) a merger, share exchange or conversion with an Affiliated Person; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Affiliated Person of assets of the corporation or any subsidiary that (a) has a value equal to 10% or more of the value of all of the corporation's assets, (b) has a value equal to 10% or more of the value of the corporation's outstanding common stock or (c) represents 10% or more of the earning power or net income of the corporation;
(iii) the issuance or transfer by the corporation or a subsidiary to an Affiliated Person of shares of stock of the corporation or a subsidiary, except through the exercise of warrants or a share dividend paid pro rata to all of the corporation's shareholders; (iv) the adoption of a plan or proposal for liquidation or dissolution of the corporation proposed by or pursuant to any agreement with an Affiliated Person; (v) a reclassification of securities, recapitalization, merger of the corporation with a subsidiary or pursuant to which the assets and liabilities of the corporation are allocated among two or more surviving corporations or other entities, or any other transaction, proposed by or pursuant to any agreement with an Affiliated Person that increases the proportionate ownership percentage of the outstanding shares of any class or series of voting shares or securities convertible into voting shares that is beneficially owned by an Affiliated Person; and (vi) the receipt by an Affiliated Person of the benefit of a loan, advance, guarantee, pledge or other financial assistance, or any tax advantage provided by or through the corporation, except receipt that is proportional as a shareholder of the corporation.

         The prohibition against business combinations with an Affiliated Person does not apply if (i) the business combination or the acquisition of shares made by the affiliated shareholder on the date such person becomes an affiliated shareholder is approved by the corporation's board of directors before the date such person becomes an affiliated shareholder or (ii) the business combination is approved by the affirmative vote of the shareholders of at least two-thirds of the corporation's outstanding voting shares not beneficially owned by an Affiliated Person at a shareholders' meeting called for that purpose at least six (6) months after the affiliated shareholder became an affiliated shareholder.

LIMITATIONS ON ABILITY TO VOTE STOCK

         UPC. UPC's Charter and Bylaws do not contain any provision restricting a shareholder's ability to vote shares of UPC voting stock.

         ABI. ABI's Charter and Bylaws also do not contain any provision restricting a shareholder's ability to vote shares of ABI voting stock.



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
DISSENTERS' RIGHTS OF APPRAISAL

         UPC. Under the TBCA, a shareholder is generally entitled to dissent from a corporate action, and obtain payment of the fair value of his or her shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the TBCA; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale; (iv) an amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or
(e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the TBCA; or (v) any corporate action taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. UPC's Charter and Bylaws do not provide for any such additional dissenters' rights.

         ABI. The rights of appraisal of dissenting shareholders of ABI are governed by the Texas BCA. Under the Texas BCA, a shareholder is generally entitled to dissent from specified corporate actions, and obtain payment of the fair value of his or her shares in the event of (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the Texas BCA; (ii) consummation of a sale, lease, exchange or disposition of all, or substantially all, of the property and assets of the corporation, unless shareholder approval is not required by the Texas BCA; or
(iii) consummation of a plan of share exchange in which the corporation is the party whose shares are being acquired. However the Texas BCA further provides that appraisal rights are not available for any plan of merger or exchange if
(i) the shares of any class or series of stock that is, as of the record date of the meeting of the shareholders at which a proposal to approve a plan of merger is to be considered, either listed on a national securities exchange, listed on the Nasdaq National Market or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not less than 2,000 shareholders, (ii) the shareholder is not required to accept for his or her shares any consideration that is different from the consideration (other than cash in lieu of fractional shares) to be provided to any other holder of shares of the same class or series of shares held by such shareholder, and (ii) the shareholder is not required to accept for his or her shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series which is either listed or authorized for listing on a national securities exchange, approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by not less than 2,000 shareholders, (b) cash in lieu of fractional shares, or (c) any combination of the securities and cash described in (a) and (b). ABI's Charter and Bylaws do not provide for any additional dissenters' rights. See Appendix D hereto which is a copy of Articles 5.11,
5.12 and 5.13 of the Texas BCA which governs dissenters' rights.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         UPC. The TBCA provides that a shareholder of a Tennessee corporation may inspect and copy books and records during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.



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

         ABI. The Texas BCA provides that certain shareholders of a Texas corporation may examine and copy certain books and records of the corporation at any reasonable time and for any proper purpose if he or she gives the corporation written demand stating the purpose of such examination. A shareholder has this examination right if he or she (i) has been a shareholder of the corporation for at least six months immediately preceding his or her demand or (ii) is the holder of at least 5% of all the outstanding shares of the corporation. A holder of a beneficial interest in certain voting trusts is deemed a holder of shares represented by such beneficial interest for the purpose of meeting examination requirements. Notwithstanding the foregoing, any court of competent jurisdiction may compel the production of books and records for examination by a shareholder upon proof of proper purpose by a beneficial or record holder of shares, irrespective of the usual holding-period and percentage-ownership requirements set forth above.

DIVIDENDS

         UPC. UPC's ability to pay dividends on their respective capital stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

         There are various statutory limitations on the ability of the UPC banking subsidiaries and ABI's banking subsidiaries to pay dividends to UPC and ABI, as applicable. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

         ABI. The Texas BCA provides that, subject to any restrictions in the corporation's articles of incorporation, a Texas corporation may make distributions to its shareholders unless (i) after the distribution the corporation would be insolvent or (ii) the distribution exceeds the surplus of the corporation. Substantially all of the funds available for the payment of dividends by ABI are derived from Alvin State Bank. There are various statutory limitations on the ability of Alvin State to pay dividends to ABI.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         UPC Common Stock is traded on the NYSE under the symbol "UPC." ABI Common Stock is not traded on any exchange or quoted on any market system. The following table sets forth, for the indicated periods, the high and low closing sale prices for the UPC Common Stock as reported by the NYSE, and the cash dividends declared per share of UPC Common Stock and ABI Common Stock for the indicated periods. The stock prices and dividend amounts for UPC have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions. The high and low prices for ABI Common Stock are based upon transaction prices reported to management of ABI and may not be representative of all trades during the reported period.


                                                           UPC
                             ---------------------------------------------------------------
                                                                                 Cash
                                          Price Range                          Dividends
                             --------------------------------------            Declared
                                                                                  Per
                               High                    Low                       Share
                             ---------        ---------------------        -----------------
1998
--------------------
  First Quarter                 $67.31                       $58.38        $             .50
  Second Quarter
  (through 6/16/ 98)             62.56                        55.00                      .50
                                                                           -----------------
    Total                                                                  $            1.00
                                                                           =================

1997
--------------------
  First Quarter                 $47.75                       $38.38        $            .320
  Second Quarter                 52.13                        41.25                     .375
  Third Quarter                  56.50                        49.25                     .400
  Fourth Quarter                 67.88                        57.00                     .400
                                                                           -----------------
    Total                                                                  $           1.495
                                                                           =================

1996
--------------------
  First Quarter                 $31.75                       $29.00        $             .27
  Second Quarter                 31.25                        29.63                      .27
  Third Quarter                  36.25                        28.63                      .27
  Fourth Quarter                 41.38                        34.63                      .27

                                                                           -----------------
    Total                                                                  $            1.08
                                                                           =================

         On June 16, 1998, the last sale price of UPC Common Stock as reported on the NYSE was $55.00 per share. On March 24, 1998, the last business day prior to public announcement of the Merger, the last sale price of the UPC Common Stock as reported by the NYSE was $63.63.

         The holders of UPC Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the UPC Board's consideration of other relevant factors. The Agreement provides that ABI may not declare and pay cash dividends, other than regular semi-annual cash dividend, on the shares of ABI Common Stock, in an amount not to exceed the product of (i) $.83 multiplied by (ii) the whole number of calendar months elapsed since December 31, 1997 and prior to the date of declaration of the dividend prior to the Effective Time or the termination of the Agreement. There is no assurance that ABI will pay any dividends at any time, or if it does, the amount of dividends it would declare.

         Management of ABI is aware of only a few transfers of ABI Common Stock in the past several years. Generally, it is believed that the most recent transfers were for approximately $12.00 per share. In December of each of 1995, 1996, and 1997, ABI declared a cash dividend of $1.00 per share. Such dividends were paid in January of the following year.

         UPC and ABI are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their respective subsidiary depository institutions. UPC's and ABI's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                                 BUSINESS OF ABI

GENERAL

         ABI, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. ABI was formed in September 1983 to serve as the holding company for Alvin State Bank.

         ABI conducts its business activities through its wholly-owned bank subsidiary, Alvin State Bank, which was organized in 1906 as a commercial bank chartered under the laws of the State of Texas. Alvin State Bank operates from its main office in Alvin, Brazoria County, Texas and at one branch office located in the Texas County of Galveston. Generally, the commercial banking activities include domestic activities. The domestic lending activities primarily involve small- and middle-market commercial borrowers, builders of residential real estate, owners of commercial or income-producing real estate and consumers. Alvin State Bank provides long-term financing for owner-occupied residential real estate.

         The principal executive offices of ABI are located at 221 S. Gordon Street, Alvin, Texas and its telephone number at such address is (281) 331-6411. Additional information with respect to ABI and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

LENDING ACTIVITIES

The principal lending activity of ABI historically has been the origination of installment and commercial loans. ABI also makes consumer loans.

PROPERTY

ABI owns, free and clear of any encumbrances, the property on which its main office is located and the branch located in Friendswood, Texas. ABI also holds, from time to time, real estate acquired through foreclosure.

COMPETITION

ABI competes with numerous other commercial banks and other financial institutions in Brazoria and Galveston Counties, Texas.

NON-PERFORMING ASSETS

At March 31, 1998 non-performing assets totaled $581,000 which is comprised of non-accruing loans.

INVESTMENT ACTIVITIES

As of March 31, 1998 ABI had investments totaling $44.4 million. These investments were comprised of 56% U.S. Treasury Securities, 32% Government Agency obligations, 5% Tax-Free Bonds, and 7% other securities. Duration for the portfolio is 1.39 years.

LEGAL PROCEEDINGS

         ABI is not a party to any legal proceedings. Alvin State Bank is a party to legal proceedings in the ordinary course of business.

BENEFICIAL OWNERSHIP OF ABI COMMON STOCK

         The following table lists, as of March 31, 1998, the number of shares of ABI Common Stock beneficially owned by each person known to ABI to be the holder of record of 5.0% or more of the outstanding shares of ABI Common Stock or by each officer and director of ABI, and by all officers and directors of ABI as a group.


                                                  Amount and Nature
                                                      Beneficial
Name and Address                                      Ownership                           Percent of Class
------------------------                          -----------------                       ----------------
Tom Blakeney, Jr.                                      13,965(1)                                1.76%
P.O. Box 1906
Alvin, Texas 77512-1906

J.F. Eubank, II                                       657,035(2)                               82.76%
P.O. Box 1906
Alvin, Texas 77512-1906

Yvonne Janke                                           61,071(3)                                7.69%
#2 Woods Edge
Houston, Texas 77024

Virgil McDonald                                        15,794(4)                                1.99%
P.O. Box 1906
Alvin, Texas 77512-1906

All directors and officers as a                       657,035(5)                               82.76%
group (3 persons)


----------------

(1) Such shares are also included in the number of shares shown as beneficially owned by James F. Eubank, II. See footnote (2) below.

(2) Mr. Eubank, as the sole Voting Representative under that certain Voting and Stock Restriction Agreement dated January 3, 1990 (the "Voting Agreement"), has the sole right to vote all 657,035 shares that are subject to the Voting Agreement. Of such 657,035 shares, 125,352 shares are owned by Mr. Eubank, and another 336,392 shares are owned by trusts of which Mr. Eubank is the trustee. Also includes 13,965 shares owned by Tom Blakeney, Jr. and 15,794 shares owned by Virgil McDonald that are subject to the Voting Agreement. See footnotes (1) and (4). Also includes 60,688 shares that are subject to the Voting Agreement and that are beneficially owned by Yvonne Janke, Mr. Eubank's sister. See footnote (3) below.

(3) Includes 61,071 shares owned by trusts of which Ms. Janke is trustee. Also includes 383 shares owned directly by Ms. Janke. Such shares are also included in the number of shares shown as beneficially owned by James F. Eubank, II. See footnote (2) above.

(4) Such shares are also included in the number of shares shown as beneficially owned by James F. Eubank, II. See footnote (2) above.

(5) Includes all shares that are subject to the Voting Agreement, of which James F. Eubank, II, the Chairman of the Board of ABI, is the sole Voting Representative. See footnote (2) above. Excludes 17,275 shares owned by officers of Alvin State Bank that are not subject to such Voting Agreement.

         As a result of the Merger, such beneficial ownership will decrease to below 5.0% of the UPC Common Stock that will be issued and outstanding at consummation.

REGULATION

         ABI and Alvin State Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on ABI and Alvin State Bank. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Alvin State Bank must meet specific capital requirements based on Alvin State Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. ABI's and Alvin State Bank's capital amounts and Alvin State Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators regarding the components, risk weightings and other factors.

         To meet the capital adequacy requirements, as ABI and Alvin State Bank must maintain minimum amounts and ratios as defined in the regulations. Management of ABI believes that ABI and Alvin State Bank meet all capital adequacy requirements.

         The most recent notification from the Federal Deposit Insurance Corporation categorized Alvin State Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Alvin State Bank must maintain certain minimum total risk-based, Tier I risk-based and Tier I leverage ratios. On June 12, 1998, the Texas Department completed an examination of Alvin State Bank and preliminarily notified Alvin State Bank that it would remain categorized as well-capitalized.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS OF ALVIN BANCSHARES, INC. AND SUBSIDIARIES

The following discussion provides certain information regarding the financial condition and results of operations of ABI. This discussion should be read in conjunction with ABI's Consolidated Financial Statements and Notes to Consolidated Financial Statements presented elsewhere in this Proxy Statement/Prospectus. See "APPENDIX C -- Index to ABI Consolidated Financial Statements".

RESULTS OF OPERATIONS

         GENERAL. The earnings of ABI depend primarily on net interest income (i.e., the difference between the income earned on loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type and volume of its deposits and other borrowed funds, and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

         ABI's income is also affected by fees it receives from other banking services, by its provisions for loan losses and by the level of its operating expenses. All aspects of ABI's operations are affected by general market, economic and competitive conditions.

         ABI reported net income of $347,000 for the three month period ended March 31, 1998, a decrease of $146,000 from the three month period ended March 31, 1997. Pre-tax income was $525,000 for the three months ended March 31, 1998, a $221,000 decrease from the three months ended March 31, 1997.

         ABI reported net income of $1,711,000 for the year ended December 31, 1997, an increase of $78,000 from net income of $1,633,000 for the year ended December 31, 1996. Pretax income was $2,571,000 for the year ended December 31, 1997, a $118,000 increase from the $2,453,000 earned during the year ended December 31, 1996. ABI had net income of $1,569,000 and pretax income of $2,329,000 for the year ended December 31, 1995. Changes occurring in the major components of ABI's income statement for such periods are discussed below.

         NET INTEREST INCOME. Net interest income is the primary source of income for ABI and represents the amount by which interest generated by earning assets exceeds the cost of funds, primarily interest paid to depositors on interest-bearing accounts.

         Net interest income was $1,445,000 for the three months ended March 31, 1998, a 3.7% increase from net interest income of $1,394,000 for the three months ended March 31, 1997. The increase in net interest income is primarily due to the increases in interest on loans and investment securities. Average rates earned on loans increased to 10.39% as of March 31, 1998, from 10.21% as of March 31, 1997. Average deposits for the three months ended March 31, 1998, were $111,972,000 an increase of 14.3% over average deposits of $97,941,000 for 1997. The increase in average deposits is primarily due to the increase in public funds deposits as a result of the Bank enhancing the interest rate of this type of account.

         Net interest income was $5,664,000 for the year ended December 31, 1997, a 5.3% increase from net interest income of $5,379,000 for the year ended December 31, 1996. The increase in net interest income resulted primarily from the increase in interest on loans. Average rates earned on interest-bearing assets increased to 8.55% as of December 31, 1997 from 8.53% as of December 31, 1996. Average loans of $59,429,000 for the year ended December 31, 1997, increased 15.3% from average loans of $51,562,000 for 1996. The increase in average loans resulted from increases in commercial and real estate loans, partially offset by a decrease in installment loans. Average deposits for the year ended December 31, 1997 were $100,570,000 an increase of 8.2% over average deposits of $92,947,000 for 1996.

         Net interest income was $5,379,000 for the year ended December 31, 1996, a 4.1% increase from net interest income of $5,167,000 for 1995. The increase in net interest income was due primarily to the increase in average loans outstanding. Average loans of $51,562,000 for the year ended December 31, 1996 increased 4.0% over average loans of $49,561,000 for 1995. The increase in average loans outstanding was the result of increased loan demand for fixed and adjustable rate mortgage loans during 1996. Average deposits for the year ended December 31, 1996 were $92,947,000 an increase of 7.8% from average deposits of $86,187,000 for the same period in 1995. The increase in average deposits was primarily due to the increase in the public funds accounts.

         The following table sets forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period, and the average yields on all interest-bearing liabilities are also summarized.

                                                                   Year Ended December 31,
                                                                   (Dollars in Thousands)
                                                          1997                             1996
                                               ----------------------------   ----------------------------
                                                Average    Interest  Yield/    Average   Interest   Yield/
                                                Balance    Inc/Exp    Rate     Balance    Inc/Exp    Rate
ASSETS                                                (2)                            (2)
INTEREST-EARNING ASSETS:
  Loans(1)                                     $  59,429    $6,267   10.55%   $  51,562    $5,509   10.68%
  Securities                                      36,508     2,153    5.90%      37,647     2,275    6.04
  Federal funds sold                               6,867       379    5.52%       5,214       279    5.35
  Deposits in financial institutions                 260        15    5.77%         392        24    6.12
                                               ---------    ------   -----    ---------    ------   -----
      Total interest-earning assets/interest
       income/average yield                      103,064     8,814    8.55%      94,815     8,087    8.53%

   Non-interest-earning assets:
     Cash and due from banks                       7,113                          6,424
     Other assets                                  4,773                          4,964
   Allowance for loan losses                        (609)                          (566)
                                               ---------                      ---------

TOTAL                                          $ 114,341                      $ 105,637
                                               =========                      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

INTEREST-BEARING LIABILITIES:
  NOW, money market and savings                $  36,526       989    2.71%   $  32,779       667    2.03%
  Certificates of deposit                         42,813     2,161    5.05%      41,108     2,041    4.96%
                                               ---------    ------   -----    ---------    ------   -----

      Total interest-bearing liabilities/
        interest expense/rate                     79,339     3,150    3.97%      73,887     2,708    3.67%

NON-INTEREST-BEARING DEMAND DEPOSITS              21,231                         19,060

OTHER LIABILITIES                                    117                             43
                                               ---------                      ---------

     Total liabilities                           100,687                         92,990
                                               ---------                      ---------
STOCKHOLDERS' EQUITY                              13,654                         12,647
                                               ---------                      ---------
TOTAL                                          $ 114,341                      $ 105,637
                                               =========                      =========
NET INTEREST INCOME                                         $5,664    4.58%                $5,379    4.86%
                                                            ======   =====                 ======   =====
NET YIELD ON INTEREST-EARNING ASSETS                                  5.50%                          5.67%
                                                                     =====                          =====



                                                           1995
                                               ----------------------------
                                               Average     Interest  Yield/
                                               Balance     Inc/Exp   Rate
ASSETS                                                (2)
INTEREST-EARNING ASSETS:
  Loans(1)                                     $  49,561    $5,429   10.95%
  Securities                                      31,787     1,993    6.27%
  Federal funds sold                               5,849       343    5.86%
  Deposits in financial institutions                 392        24    6.12%
                                               ---------    ------   -----
      Total interest-earning assets/interest
       income/average yield                       87,589     7,789    8.89%

   Non-interest-earning assets:
     Cash and due from banks                       5,826
     Other assets                                  5,298
   Allowance for loan losses                        (570)
                                               ---------

TOTAL                                          $  98,143
                                               =========
LIABILITIES AND STOCKHOLDERS' EQUITY

INTEREST-BEARING LIABILITIES:
  NOW, money market and savings                $  30,670       683    2.23%
  Certificates of deposit                         39,337     1,939    4.93%
                                               ---------    ------   -----

      Total interest-bearing liabilities/
        interest expense/rate                     70,007     2,622    3.75%

NON-INTEREST-BEARING DEMAND DEPOSITS              16,180

OTHER LIABILITIES                                     40
                                               ---------

     Total liabilities                            86,227
                                               ---------
STOCKHOLDERS' EQUITY                              11,916
                                               ---------
TOTAL                                          $  98,143
                                               =========
NET INTEREST INCOME                                          5,167    5.14%
                                                            ======   =====
NET YIELD ON INTEREST-EARNING ASSETS                                  5.90%
                                                                     =====


1)       Includes nonaccrual loans.

2) Average balances are based on the average balances outstanding throughout the years ended December 31, 1997, 1996 and 1995.

                                                                    Three Months Ended March 31,
                                                                       (Dollars in Thousands)
                                                   ------------------------------------------------------------
                                                                1998                           1997
                                                   ---------------------------    -----------------------------
ASSETS                                              Average    Interest  Yield    Average     Interest   Yield
INTEREST-EARNING ASSETS:
   Loans (1)                                       $  60,158    $1,563   10.39%   $  58,311    $ 1,489   10.21%
   Securities                                         47,116       672    5.71       34,993        507    5.80%
   Federal funds sold                                  5,697        80    5.62        5,837         77    5.28%
   Deposits in financial institutions                                                   462          6    5.19%
                                                   ---------    ------   -----    ---------    -------
          Total interest-earning assets/interest
             income/average yield                    112,971     2,315    8.20%      99,603      2,079    8.35%


   Non-interest-earning assets:
      Cash and due from banks                          8,747                          7,194
      Other assets                                     4,733                          4,758
   Allowance for loan losses                            (524)                          (563)
                                                   ---------                      ---------

TOTAL                                              $ 125,927                      $ 110,992
                                                   =========                      =========
LIABILITIES AND STOCKHOLDERS' EQUITY

INTEREST-BEARING LIABILITIES:
   NOW, money market and savings                   $  46,729    $  334    2.86%   $  35,854    $   169    1.89%
   Certificates of deposit                            42,564       536    5.04       42,209        516    4.89
                                                   ---------    ------   -----    ---------    -------   -----

          Total interest-bearing liablities/
             interest expense/rate                    89,293       870    3.90%      78,063        685    3.51%
NON-INTEREST-BEARING DEMAND DEPOSITS                  22,679                         19,878
OTHER LIABILITIES                                        135                             77
                                                   ---------                      ---------

          Total liabilities                          112,107                         98,018
                                                   ---------


STOCKHOLDERS' EQUITY                                  13,820                         12,974
                                                   ---------                      ---------
TOTAL                                              $ 125,927                      $ 110,992
                                                   =========                      =========
NET INTEREST INCOME                                             $1,445    4.30                 $ 1,394    4.84
                                                                ======   =====                 =======   =====
NET YIELD ON INTEREST-EARNING ASSETS                                      5.12%                           5.60%
                                                                         =====                           =====

1)       Includes nonaccrual loans.
2) Average balances are based on the average balances outstanding throughout the three months ended March 31, 1998 and 1997.

         Changes in interest income and interest expense can result from variances in both volume and rate. ABI has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins, and to provide adequate liquidity for anticipated needs.

         The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate.


                                                                                   (Dollars in Thousands)
                                                  Three Months Ended                     Year Ended
                                       Change       March 31, 1998        Change      December 31, 1997
                                               -----------------------             -----------------------
                                        1998                               1997
                                         to          Attributed to          to           Attributed to
                                                ----------------------             -----------------------
                                        1997    Volume   Rate      Mix     1996    Volume    Rate      Mix
INTEREST-EARNING ASSETS:
   Loans                               $  74    $  47    $ 26    $   1    $ 758    $ 840    $ (67)   $ (15)
   Securities                            165      176      (8)      (3)    (122)     (69)     (53)
   Federal funds sold                      3       (2)      5               100       88        9        3
   Deposits in financial
      institutions                        (6)      (6)     (6)       6       (8)      (9)      (1)
                                       -----    -----    ----    -----    -----    -----    -----    -----

      Increase(decrease) in interest
         income                          236      215      17        4      727      851     (112)     (12)

INTEREST-BEARING LIABILITIES:
   NOW, money market and
      savings
   Certificates of deposit               165       51      87       27      322       76      223       23
                                          20        4      16       --      120       85       37       (2)
                                       -----    -----    ----    -----    -----    -----    -----    -----
      Increase(decrease) in interest
         expense                         185       55     103        27      442     161      260       21
                                       -----    -----    ----     -----    -----   -----    -----    -----

NET INTEREST INCOME
   BEFORE  ALLOCATION OF
   VOLUME/RATE                            51      160     (86)     (23)     285      690     (372)     (33)

ALLOCATION OF VOLUME/RATE                         (50)    (27)     (23)              (72)      39       33
                                       -----    -----    ----    -----    -----    -----    -----    -----

CHANGES IN INTEREST INCOME             $  51    $ 110    $(59)   $        $ 285    $ 618    $(333)   $  --
                                       =====    =====    ====    =====    =====    =====    =====    =====




                                                      Year Ended
                                       Change      December 31, 1996
                                                ----------------------
                                        1996
                                         to         Attributed to
                                                ----------------------
                                        1995    Volume    Rate     Mix
INTEREST-EARNING ASSETS:

   Loans                               $  80    $ 219    $(134)   $ (5)
   Securities                            282      367      (73)    (12)
   Federal funds sold                    (64)     (37)     (30)      3
   Deposits in financial
      institutions
                                       -----    -----    -----    ----

      Increase(decrease) in interest
         income                          298      549     (237)    (14)
                                       -----    -----    -----    ----

INTEREST-BEARING LIABILITIES:
   NOW, money market and
      savings
   Certificates of deposit               (16)      47      (61)     (2)
                                         102       87       12       3
                                       -----    -----    -----    ----
      Increase(decrease) in interest
         expense                          86      134      (49)      1
                                       -----    -----    -----    ----

NET INTEREST INCOME
   BEFORE  ALLOCATION OF
   VOLUME/RATE                           212      415     (188)    (15)

ALLOCATION OF VOLUME/RATE                         (27)      12      15
                                       -----    -----    -----    ----

CHANGES IN INTEREST INCOME             $ 212    $ 388    $(176)   $ --
                                       =====    =====    =====    ====

PROVISION FOR CREDIT LOSSES

         ABI's allowance for credit losses is established through charges to operating income in the form of the provision for credit losses. Actual credit losses or recoveries of credit losses are charged or credited directly to the allowance for credit losses.

         ABI recorded no provision for credit losses for the three months ended March 31, 1998 and 1997. The Bank provided no provision for credit losses due to the continued quality of its loan portfolio. The allowance for credit losses expressed as a percentage of outstanding loans was 0.9% and 1.0% as of March 31, 1998 and 1997, respectively.

         For the year ended December 31, 1997, ABI recorded a provision for credit losses of $291,000. For the years ended December 31, 1996 and 1995, ABI recorded provisions for credit losses of $70,000 and $120,000, respectively. The allowance for credit losses as of December 31, 1997, 1996 and 1995 were $536,000, $559,000 and $562,000, respectively. The allowance for credit losses expressed as a percentage of outstanding loans was 0.9%, 1.0% and 1.2% as of December 31, 1997, 1996 and 1995, respectively.

         Nonaccrual loans were $581,000 as of March 31, 1998 and $322,000 as of December 31, 1997.

         NON-INTEREST INCOME. Non-interest income, which primarily includes service charges and trust income was $354,000 for the three months ended March 31, 1998 and $358,000 for the three months ended March 31, 1997.

         Non-interest income increased 7.1% to $1,485,000 for the year ended December 31, 1997 from $1,387,000 for the year ended December 31, 1996 primarily due to a gain of $75,000 on the sale of other real estate.

         Non-interest income increased 2.1% from $1,358,000 for the year ended December 31, 1995 to $1,387,000 for the year ended December 31, 1996. The net increase was due primarily to increased customer service fees.

         NON-INTEREST EXPENSE. Non-interest expense includes expenses which ABI incurs in the course of operations such as employee compensation and benefits, occupancy expense and general operating expenses. These expenses increased 26.6% from $1,006,000 for the three months ended March 31, 1997 to $1,274,000 for the three months ended March 31, 1998. The increase was due primarily to increased professional fees relating to the possible sale or merger of ABI.

         Non-interest expense increased from $4,243,000 for the year ended December 31, 1996 to $4,287,000 for the year ended December 31, 1997. The increase was mainly attributable to an increase in salaries and employee benefits.

         Non-interest expense for the year ended December 31, 1996 increased by $167,000, from the year ended December 31, 1995 due primarily to increased salary and benefit costs.

         FEDERAL INCOME TAXES. ABI's provision for income taxes was $178,000 and $253,000 for the three month periods ended March 31, 1998 and 1997, respectively. As of March 31, 1998, net operating loss carryforwards of approximately $902,000 are available to offset future taxable income. Certain of these carryforward amounts may be limited in their utilization. The tax loss carryforwards expire at various times in years 2002 and 2003.

         ABI's provisions for income taxes were $860,000, $820,000 and $760,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

         CAPITAL RESOURCES - Capital Resources are subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on the financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, ABI must meet specific capital requirements based on Alvin State Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. ABI's and Alvin State Bank's capital amounts and Alvin State Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators regarding the components, risk weightings and other factors.

         To meet the capital adequacy requirements, ABI and Alvin State Bank must maintain minimum amounts and ratios as defined in the regulations. Management believes that as of March 31, 1998 and December 31, 1997, ABI and Alvin State Bank met all capital adequacy requirements.

         As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized Alvin State Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Alvin State Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There have been no conditions or events since that notification which ABI management believes have changed the Bank's category.

         The following is a summary of the ABI's and the Bank's capital ratios at March 31, 1998 and December 31, 1997 and 1996:


                                                                                              To Be Well
                                                                      For Capital          Capitalized Under
                                                                        Adequacy           Prompt Corrective
                                                    Actual              Purposes           Action Provisions
                                              -----------------      --------------        ----------------
ABI:                                           Amount     Ratio      Amount   Ratio        Amount     Ratio

                                                                (Dollars in Thousands)
As of March 31, 1998:
 Total Capital (to Risk-Weighted Assets)      $13,945     20.36%     $5,478     8.0%         N/A       N/A
 Tier I Capital (to Risk-Weighted Assets)      13,258     19.36%      2,739     4.0%         N/A       N/A
 Tier I Capital (to Total Assets)              13,258     10.96%      3,629     3.0%         N/A       N/A

As of December 31, 1997:
 Total Capital (to Risk-Weighted Assets)      $13,585     19.05%     $5,703     8.0%         N/A       N/A
 Tier I Capital (to Risk-Weighted Assets)      12,826     17.98%      2,853     4.0%         N/A       N/A
 Tier I Capital (to Total Assets)              12,826      9.17%      4,198     3.0%         N/A       N/A

As of December 31, 1996:
 Total Capital (to Risk-Weighted Assets)      $12,653     19.26%     $5,257     8.0%         N/A       N/A
 Tier I Capital (to Risk-Weighted Assets)      11,738     17.86%      2,628     4.0%         N/A       N/A
 Tier I Capital (to Total Assets)              11,738     10.73%      3,282     3.0%         N/A       N/A

ALVIN STATE BANK ONLY:

As of March 31, 1998:
 Total Capital (to Risk-Weighted Assets)      $13,173     19.42%     $5,425     8.0%     $ 6,782      10.0%
 Tier I Capital (to Risk-Weighted Assets)      13,152     19.39%      2,713     4.0%       4,069       6.0%
 Tier I Capital (to Total Assets)              13,152     10.93%      3,609     3.0%       6,014       5.0%

As of December 31, 1997:
 Total Capital (to Risk-Weighted Assets)      $12,809     18.15%     $5,645     8.0%     $ 7,057      10.0%
 Tier I Capital (to Risk-Weighted Assets)      12,802     18.14%      2,823     4.0%       4,234       6.0%
 Tier I Capital (to Total Assets)              12,802      9.20%      4,175     3.0%       6,959       5.0%

As of December 31, 1996:
 Total Capital (to Risk-Weighted Assets)      $11,712     18.09%     $5,183     8.0%     $ 6,478      10.0%
 Tier I Capital (to Risk-Weighted Assets)      11,720     18.08%      2,592     4.0%       3,887       6.0%
 Tier I Capital (to Total Assets)              11,720     10.71%      3,283     3.0%       5,470       5.0%


         LIQUIDITY. ABI's asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. ABI accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. ABI believes its present position to be adequate to meet its current and future liquidity needs.

         The liquidity of ABI is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, ABI's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio, deposits and anticipated loan findings. In addition to the liquidity provided by the foregoing, ABI has correspondent relationships as of March 31, 1998 with other institutions with available secured lines of credit to purchase overnight funds totaling $4.0 million should additional liquidity be needed.

         FINANCIAL CONDITION. From December 31, 1997 to March 31, 1998, ABI reduced its total assets by approximately $19 million, primarily through decreases of approximately $12.9 million in cash and cash equivalents, $4.9 million in investment securities available for sale, and $2.8 million in loans. These decreases were offset by an approximately $18.9 million decrease in deposits which resulted primarily from the distribution of tax collections by various tax collecting public entities and a decrease in school district deposits through the normal operations of the school district. Such collections accumulate during the last calendar quarter and are distributed during the succeeding first calendar quarter.

         From December 31, 1996 to 1997, total assets increased by approximately $29.6 million as ABI more aggressively sought public fund deposits. The increase in deposits was invested primarily in cash, federal funds and investment securities available for sale.

         INTEREST RATE SENSITIVITY. Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects of market rate fluctuations on net interest income is to minimize the difference between rate sensitive assets and liabilities, referred to as "gap", by maintaining a similar interest rate sensitivity position of the assets and liabilities within a particular time frame.

         Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or "negative gap" is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

         The following table shows the interest rate sensitivity gaps for different time periods and the cumulative interest rate sensitivity gap as of March 31, 1998.



                                                0 TO       91 DAYS         OVER
                                             90 DAYS      TO 1 YEAR       1 YEAR         TOTAL

                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans                                     $35,166      $  5,201       $17,916      $ 58,283
   Securities                                 10,166        11,923        22,282        44,371
   Federal funds sold                          6,600                                     6,600
                                             -------      --------       -------      --------

      Total interest-earning assets           51,932        17,124        40,198       109,254
                                             -------      --------       -------      --------
INTEREST-BEARING LIABILITIES:
   NOW, money market and saving deposits      22,378                                  $ 22,378
   Time deposits                               8,717        18,263        32,847        59,827
                                             -------      --------       -------      --------

      Total interest-bearing liabilities      31,095        18,263        32,847        82,205
                                             -------      --------       -------      --------
PERIOD GAP                                   $20,837      $ (1,139)      $ 7,351      $ 27,049
CUMULATIVE GAP                               $20,837      $ 19,698       $27,049      $ 27,049
CUMULATIVE GAP AS A PERCENTAGE                 17.24%        16.29%        22.38%        22.38%
   OF TOTAL ASSETS


         Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on ABI's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of ABI's exposure to changes in interest rates.

INVESTMENT SECURITIES

         Set forth is a distribution of ABI's investment securities by contractual maturity dates at March 31, 1998 (mortgage-backed securities are classified in the period of final maturity):



                                                                       (Dollars in Thousands)


                                                          After One But     Maturing After Five
                                       Within One Year   Within FiveYears   But Within Ten Years  After Ten Years

                                       ---------------   ----------------   --------------------  ----------------     Total
                                        Amount   Yield    Amount   Yield     Amount     Yield     Amount     Yield    Amount
SECURITIES HELD TO
MATURITY:
   U.S. Treasury securities            $ 6,974    5.16%  $ 9,868   6.40%                                             $16,842
   U.S. government agencies and
      corporations                       2,498    5.83%    5,120   6.04%                                               7,618
   States and political subdivisions     1,173    5.70%    1,037   5.10%     $  244      6.17%    $   58      6.50%    2,512
   Mortgage-backed securities and                                                                                      1,926
      collateralized mortgage
      obligations                          164    5.95%    1,762   6.11%                                               2,993
   Others                                2,993
                                       -------                               ------               ------      ----   -------

      Total securities held to
          maturity                     $13,802            17,787             $  244               $   58             $31,891
                                       =======            ======             ======               ======             =======
SECURITIES AVAILABLE FOR
   SALE:
      U.S. Government agencies
         and corporations              $ 2,986    5.49%  $ 1,517   5.69%                                               4,503
      U.S. Treasury securities            6951    5.27%    1,026   5.59%                                               7,977
                                       -------           -------                                                       -----

         Total securities available
            for sale                   $ 9,937           $ 2,543                                                     $12,480
                                       =======           =======                                                     =======

DEPOSITS

         The average balances and average rates paid by category of deposit at the dates shown below are as follows:


                                                                 (Dollars in Thousands)
                                                        -------------------------------------------
                               March 31, 1998                1997                        1996
                               --------------           --------------            -----------------
                                Amount   Rate            Amount   Rate             Amount      Rate
NON-INTEREST BEARING:
   Demand                      $ 22,679                 $21,231                   $19,060
INTEREST BEARING:
   NOW, money market and
      savings deposits           46,729  2.86%           36,526    2.71%           32,779       2.03%
   Certificates of deposit       42,564  5.04%           42,813    5.05%           41,108       4.96%
                               --------                --------                   -------


      Total interest bearing     89,293  3.90%           79,339    3.97%           73,887       3.67%
                               --------                --------                   -------
  TOTAL                        $111,972                $100,570                   $92,947
                               ========                ========                   =======


         The scheduled maturities of certificates of deposit in denominations of $100,000 or more at March 31, 1998 and December 31, 1997, including public funds, are shown below:


                                                                        (Dollars in Thousands)
                                                                ---------------------------------------
                                                                March 31, 1998        December 31, 1997
Due in three months or less                                              1,283               $    2,020
Due in over three to twelve months                                       3,370                    2,542
Due in over twelve months                                                2,774                      345
                                                                   -----------               ----------
TOTAL                                                              $     7,427               $    4,907
                                                                   ===========               ==========

         LOANS

                       The following table classifies ABI's loans according to type as of the dates shown:


                                               (Dollars in Thousands)
                                       -------------------------------------
                                       March 31,       December 31, 1997
                                                 ---------------------------

                                         1998      1997      1996      1995

Commercial, financial and industrial   $14,578   $20,177   $17,350   $13,051
Real estate construction                11,905    10,862     7,364     7,218
Real estate mortgage                    20,638    21,676    22,450    18,325
Installment                             11,410     8,734    11,184    10,292
Lease financing                            232       298       323       349
Other                                      330       255       203        77
                                       -------   -------   -------   -------

      Total                             59,093    62,002    58,874    49,312
Less allowance for loan losses             513       536       559       562
Less unearned income                       810       963     1,224     1,103
                                       -------   -------   -------   -------
TOTAL NET                              $57,770   $60,503   $57,091   $47,647
                                       =======   =======   =======   =======


         The maturities of loans, net of unearned discount, at March 31, 1998, were as follows:


                                                          (Dollars in Thousands)
                       Less than 1 year                         $   37,187
                       1-5 years                                    18,572
                       5-15 years                                    2,524
                       Over 15 years                                     0
                                                                ----------
                       Total                                    $   58,283


ALLOWANCE FOR CREDIT LOSSES AND RISK ELEMENTS

         The provision for credit losses represents a determination by ABI's management of the amount necessary to be charged to operating income and transferred to the allowance for credit losses to maintain a level which it considers adequate in relation to the risk of losses inherent in the loan portfolio. It is ABI's policy to provide for exposure to losses of specifically identified credits, and a general allowance for the remainder of the loan portfolio, and, while it is also ABI's policy to charge off in the current period those loans in which a loss is deemed to exist, risks of losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

         In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers, the senior credit officer, the Chief Executive Officer and the Board of Directors.

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

         The following is an analysis of non-performing assets as of the dates shown:


                                                     (Dollars in Thousands)

                                            March 31,     December 31,
                                                     ----------------------
                                              1998   1997     1996     1995

Loans accounted for on a nonaccrual basis     $581   $322   $  698   $1,222
Accruing loans which are contractually past
   due 90 days or more as to principal or
   interest payments                           149    658      253        9
                                              ----   ----   ------   ------
                                              $730   $980   $  951   $1,231
                                              ====   ====   ======   ======
      Total


         The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful.

         Placing a loan on nonaccrual status has a two-fold impact on net interest income. First, it causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.



RETURN ON EQUITY AND ASSETS

         The return on equity and return on assets for the periods shown below are as follows:


                                                     For the Three
                                                      Months Ended                 For the Year Ended
                                                       March 31,                      December 31,
                                                                        ----------------------------------------
                                                        1998 (1)             1997          1996            1995

Return on Average Assets                                  1.10%              1.50%         1.55%           1.60%
Return on Average Equity                                 10.04%             12.53%        12.91%          13.17%
Average Equity to Average Assets                         10.97%             11.94%        11.97%          12.14%
Dividend Payout Ratio                                     N/A               46.41%        48.62%          50.61%
(1)   Annualized

                                 BUSINESS OF UPC
GENERAL

         UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset UPB, founded in 1869, headquartered in Memphis, Tennessee, with branches in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. UPC also had, as of March 31, 1998, six other financial institution subsidiaries, the largest of which being Union Planters Bank of Florida, Miami, Florida, which had total consolidated assets as of March 31, 1998 of approximately $2.2 billion. UPC undertook a corporate reorganization plan in the fourth quarter of 1997, the primary purpose of which was to consolidate substantially all of its bank subsidiaries into UPB. This corporate reorganization was completed January 1, 1998. It is likely that UPC will continue to consolidate its various bank subsidiaries into UPB in the future, to the extent allowed by law. Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 ATMs. UPC's total deposits at March 31, 1998 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed 13 acquisitions in 1994, three in 1995, seven in 1996, and six in 1997, adding approximately $3.8 billion in total assets in 1994, $1.3 billion in 1995, $4.2 billion in 1996 and $3.6 billion in 1997. In 1998, UPC has completed the acquisition of two institutions with approximately $520 million in total assets (the "Recently Completed Acquisitions"). As of June 1, 1998, UPC was a party to definitive agreements to acquire ten financial institutions, in addition to ABI, and to purchase certain branch locations and assume deposit liabilities of California Federal Bank in Florida ("the CalFed Branch Purchase") (collectively referred to as the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $13.0 billion at March 31, 1998. For purposes of this Proxy Statement, the Recently Completed Acquisitions and the Other Pending Acquisitions are collectively referred to as the "Other Acquisitions." The largest of the Other Pending Acquisitions is UPC's proposed acquisition of MGR which had total consolidated assets of approximately $7.3 billion at March 31, 1998. On May 1, 1998, MGR consummated the acquisition of Charter Financial, Inc., and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition"). Charter is located in Sparta, Illinois and had at the time of consummation, total assets of approximately $406 million, total deposits of approximately $309 million and total shareholders' equity of approximately $67 million. The Charter Acquisition was accounted for as a purchase. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the terms "Other Acquisitions" and "Other Pending Acquisitions" include the completed Charter Acquisition. For information with respect to these Other Acquisitions, see "-- Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION." For a discussion of UPC's acquisition program, see the caption "Acquisitions" (pages 10, 11 and 12) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 (pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred over the past three fiscal years incidental to acquisitions, see the caption "Acquisitions" (on page 10) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiary is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

RECENT DEVELOPMENTS

                       RECENTLY COMPLETED ACQUISITIONS. Since December 31, 1997, UPC has completed the acquisition of two institutions (the "Recently Completed Acquisitions").




                                                           Asset Size                   Type of
                  Institution                             (In Millions)              Consideration
------------------------------------------------       -------------------        -------------------
Sho-Me Financial Corporation, Mt. Vernon,                     $374                Approximately
Missouri, and its subsidiary, 1st Savings Bank,                                   1,153,459 shares
f.s.b.                                                                            of UPC Common
                                                                                  Stock

Security Bancshares, Inc., Des Arc, Arkansas,                  146                Approximately
and its subsidiaries, Farmers & Merchants Bank,                                   490,821 shares of
Des Arc, Arkansas, and Merchants and Farmers                                      UPC Common
Bank, West Helena, Arkansas                                                       Stock
                                                       -------------------

    TOTAL                                                     $520
                                                       ===================

         OTHER PENDING ACQUISITIONS. UPC has entered into definitive agreements to acquire the following financial institutions in addition to ABI (collectively, the "Other Pending Acquisitions" and, together with the Recently Completed Acquisitions, the "Other Acquisitions") which UPC's management considers probable of consummation and which are expected to close in 1998. For purposes of this Proxy Statement, including the pro forma financial information included herein, the term "Other Pending Acquisitions" includes the Charter Acquisition.




                 Institution                                  Asset Size                Type of                        Projected
                                                            (In Millions)(1)        Consideration(2)                 Closing Date
---------------------------------------------               ----------------    ----------------------------        ---------------
Magna Group, Inc., St. Louis, Missouri, and                       $7,657        Approximately 35,446,000              3rd Quarter
its subsidiaries, including Magna Bank, St.                                     shares of UPC Common                      1998
Louis, Missouri ("MGR")(3)                                                      Stock

Peoples First Corporation, Paducah, Kentucky                       1,493        Approximately 6,338,000               3rd Quarter
and its subsidiaries, including Peoples First                                   shares of UPC Common                      1998
National Bank, Paducah, Kentucky ("Peoples")                                    Stock


Purchase of 24 branches and assumption of                          1,465        $110 million deposit                  3rd Quarter
$1.5 billion of deposits of California Federal                                  premium in cash                           1998
Bank in Florida ("CalFed Branch Purchase")


AMBANC Corporation, Vincennes, Indiana,                              734        Approximately 3,398,000               3rd Quarter
and its subsidiaries, AMBANC Illinois, N.A.                                     shares of UPC Common                      1998
and AMBANC Indiana ("AMBANC")                                                   Stock


Merchants Bancshares, Inc., Houston, Texas,                          552        Approximately 2,000,000               3rd Quarter
and its subsidiary, Merchants Bank, Houston,                                    shares of UPC Common                      1998
Texas ("Merchants")                                                             Stock


TransFlorida Bank, Boca Raton, Florida                               318        Approximately 1,655,000               3rd Quarter
                                                                                shares of UPC Common                      1998
                                                                                Stock

CB&T, Inc., McMinnville, Tennessee, and its                          271        Approximately 1,450,000               3rd Quarter
subsidiary, City Bank & Trust Company,                                          shares of UPC Common                      1998
McMinnville, Tennessee                                                          Stock

Capital Savings Bancorp, Inc., Jefferson City,                       232        Approximately 801,000                 3rd Quarter
Missouri, and its subsidiary, Capital Savings                                   shares of UPC Common                      1998
Bank, FSB, Jefferson City, Missouri                                             Stock

                                                                     217        Approximately 836,000                 3rd Quarter
First National Bancshares of Wetumpka, Inc.,                                    shares of UPC Common                      1998
Wetumpka, Alabama, and its subsidiary, First                                    Stock
National Bank, Wetumpka, Alabama

First Community Bancshares, Inc., Middleton,                          41        Approximately 129,000                 3rd Quarter
TN, and its subsidiary, Bank of Middleton,                                      shares of UPC Common                      1998
Middleton, Tennessee                                                            Stock

Duck Hill Bank, Duck Hill, Mississippi                                20        Approximately 42,000                  3rd Quarter
                                                                --------        shares of UPC Common                      1998
                                                                                Stock
 TOTALS                                                         $ 13,000
                                                                ========

   --------------------
   (1) Approximate total assets at March 31, 1998
   (2) Assumes no adjustment to shares pursuant to exchange ratio adjustment mechanisms. (3) Includes the proforma impact of the Charter Acquisition.

         EARNINGS CONSIDERATIONS RELATED TO THE MERGER AND THE OTHER ACQUISITIONS. It is expected that either UPC or the institutions to be acquired in connection with the Merger and the Other Pending Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the UPC organization. Most of the charges are expected to relate to the Magna Group, Inc. and Peoples First Corporation, Inc. acquisitions. Anticipated charges would normally arise from matters such as, but not limited to; (i) legal, accounting, financial advisory and consulting fees; (ii) payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits;
(iii) costs associated with elimination of duplicate facilities and branch consolidations; (iv) data processing charges; (v) cancellation of vendor contracts, and (vi) other contingencies and similar costs which normally arise from the consolidation of operational activities.

         For a discussion of the significant charges UPC has incurred over the past three years incidental to its acquisition program, see the caption "Acquisitions" (pages 10, 11 and 12) in UPC's Annual Report to Shareholders and
note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 (pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as
Exhibit 13 to UPC's 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         The Merger and the Other Acquisitions (with the exception of Duck Hill Bank, the Charter Acquisition, and the CalFed Branch Purchase, each of which is expected to be accounted for as a purchase) are expected to be accounted for as poolings of interest. UPC currently estimates incurring aggregate pre-tax charges in the range of $100 million to $115 million (approximately $91 million related to MGR) before taxes in connection with the consummation of the Merger and the Other Acquisitions. On an after tax basis these charges are estimated in the range of $75 million to $80 million (approximately $61 million related to MGR). To the extent that UPC's recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. The pro forma impact of these charges is included in the pro forma balance sheet information included in this Proxy Statement. See "SUMMARY-Historical and Pro Forma Per Share Data," and "Pro Forma Condensed Consolidated Financial Information."

         The range of anticipated charges to be incurred in connection with consummating the Merger and the Other Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. These charges are reflected in the pro forma consolidated balance sheet. Moreover, this range has been based on the due diligence that has been performed to date in connection with the Merger and the Other Acquisitions and the range may be subject to change and the actual charges incurred may be higher or lower than what is currently contemplated, once these institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated. Furthermore, the range of anticipated charges will change if additional entities are acquired. UPC regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates. As a general rule, UPC will publicly announce such acquisitions only after a definitive agreement has been reached, and only if UPC considers the acquisition to be of such a size as to be a significant acquisition. Since the range of anticipated acquisition-related charges is likely to change with additional acquisitions, and since UPC regularly engages in acquisitions, such range could change, and ABI's shareholders should view such information accordingly.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following tables contain unaudited pro forma condensed consolidated financial statements including a balance sheet as of March 31, 1998 and statements of earnings for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996, and 1995. These statements present on a pro forma basis historical results for (i) UPC for all periods, (ii) UPC and MGR for all periods, (iii) UPC, ABI and the Other Acquisitions (including MGR) as of and for the three months ended March 31, 1998 and for the year ended December 31, 1997, and (iv) UPC, MGR, Peoples, AMBANC and Merchants for the years ended December 31, 1996 and 1995 (see "BUSINESS OF UPC - Recent Developments - Other Pending Acquisitions").

         The Merger and all but four of the Other Acquisitions, are expected to be accounted for using the pooling-of-interests method of accounting. The pro forma information as of March 31, 1998 and for the three months ended March 31, 1998 and for the year ended December 31, 1997, reflect the acquisition of MGR, ABI and the Other Acquisitions as of January 1, 1997. The pro forma information for the years ended December 31, 1996 and 1995, reflect only the acquisitions of MGR, Peoples, AMBANC, and Merchants because the Merger and the Other Acquisitions (other than MGR, Peoples, AMBANC, and Merchants) are not individually or in the aggregate, considered material to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings for each of the periods presented has been excluded due to lack of information available for operation of the branches on a historical basis. Pro forma financial information are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma balance sheet reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the statements of earnings do not reflect these charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC - Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions over the past three fiscal years, see the caption "Acquisitions" (pages 10, 11 and 12) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (pages 49 and 50) contained in such UPC 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included in Exhibit 13 to UPC's 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements of UPC which are incorporated by reference herein. Pro forma results are not necessarily indicative of future operating results. See "DOCUMENTS INCORPORATED BY REFERENCE."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                                                                                               UPC,
                                                                                                            MGR, ABI
                                                                                                UPC            AND
                                                                               PRO FORMA        AND           OTHER
                                                       UPC          MGR      ADJUSTMENTS        MGR        ACQUISITIONS
                                                   -----------   ----------   -----------   -----------   --------------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks..........................  $   660,528   $  220,317                 $   880,845   $ 1,008,839
Interest-bearing deposits at financial
  institutions...................................       20,425           --                      20,425        49,640
Federal funds sold and securities purchased under
  agreements to resell...........................      309,415       95,126                     404,541       545,801
Trading account assets...........................      163,698           --                     163,698       163,698
Loans held for resale............................      253,021           --                     253,021       259,017
Investment securities............................    3,287,664    2,239,113                   5,526,777     7,812,071
Loans............................................   12,754,653    4,379,021                  17,133,674    20,272,013
    Less:  Unearned income.......................      (26,994)         (93)                    (27,087)      (34,152)
           Allowance for losses on loans.........     (223,837)     (59,928)          --       (283,765)     (320,107)
                                                   -----------   ----------    ---------    -----------   -----------
    Net loans....................................   12,503,822    4,319,000                  16,822,822    19,917,754
Premises and equipment                                 338,799      117,253                     456,052       534,387
Accrued interest receivable......................      196,595       46,523                     243,118       279,665
FHA/VA claims receivable.........................      138,626           --                     138,626       138,626
Mortgage servicing rights........................       98,089        1,237                      99,326        99,832
Goodwill and other intangibles...................       78,927      120,951                     199,878       375,339
Other assets.....................................      364,005       91,098       29,060(b)     484,163       519,252
                                                   -----------   ----------    ---------    -----------   -----------
        Total assets.............................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
    Noninterest-bearing..........................  $ 2,290,776   $  641,300                 $ 2,932,076   $ 3,781,318
    Certificates of deposit of $100,000 and
      over.......................................    1,417,728      932,141                   2,349,869     2,854,920
    Other interest-bearing.......................    9,872,723    3,973,247                  13,845,970    17,696,215
                                                   -----------   ----------    ---------    -----------   -----------
        Total deposits...........................   13,581,227    5,546,688           --     19,127,915    24,332,453
Short-term borrowings............................      442,051      891,706                   1,333,757     1,365,605
Short- and medium-term bank notes................      135,000           --                     135,000       139,743
Federal Home Loan Bank advances..................      846,291      106,370                     952,661     1,215,073
Other long-term debt.............................    1,022,644        9,513                   1,032,157     1,037,766
Accrued interest, expenses and taxes.............      182,422       76,604       90,511(b)     349,537       406,185
Other liabilities................................      394,537        8,759                     403,296       410,918
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities........................   16,604,172    6,639,640       90,511     23,334,323    28,907,743
                                                   -----------   ----------    ---------    -----------   -----------
Shareholders' equity
    Convertible preferred stock..................       36,972           40                      37,012        37,012
    Common stock                                       419,326       68,075       89,631(a)     577,032       662,544
    Additional paid-in capital...................      272,157      343,601     (150,257)(a)    457,905       580,938
                                                                                  (7,596)(b)
    Retained earnings............................    1,060,029      267,982      (61,451)(b)  1,266,560     1,489,763
    Treasury stock...............................           --      (60,626)      60,626(a)          --            --
    Unearned compensation........................       (9,550)      (7,596)       7,596(b)      (9,550)      (10,021)
    Net unrealized gain on available for sale
      securities.................................       30,508         (498)          --         30,010        35,942
                                                   -----------   ----------    ---------    -----------   -----------
        Total shareholders' equity...............    1,809,442      610,978      (61,451)     2,358,969     2,796,178
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities and shareholders'
          equity.................................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========

(a) Issuance of shares to acquire MGR (32,563,752 MGR shares outstanding times the exchange ratio of .9686 equals 31,541,250 shares of UPC Common Stock to be issued).

(b) Acquisition - related charges -- see "Business of UPC -- Recent
     Developments -- Earnings Considerations Related to the Merger and the Other Acquisitions."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                         UPC, MGR, ABI
                                                                             UPC              AND
                                                                             AND             OTHER
                                                             UPC             MGR          ACQUISITIONS
                                                        -------------   -------------    ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  Interest and fees on loans..........................   $   292,160     $   388,325      $   465,341
  Interest on investment securities
     Taxable..........................................        41,475          69,870           83,000
     Tax-exempt.......................................         7,066          10,836           13,777
  Interest on deposits at financial institutions......           424             470              735
  Interest on federal funds sold and securities
     purchased under agreements to resell.............         2,710           4,837            6,387
  Interest on trading account assets..................         3,020           3,020            3,020
  Interest on loans held for resale...................         2,280           2,280            2,383
                                                         -----------     -----------      -----------
     Total interest income............................       349,135         479,638          574,643
                                                         -----------     -----------      -----------
Interest expense
  Interest on deposits................................       124,085         179,549          221,207
  Interest on short-term borrowings...................         6,016          17,237           21,987
  Interest on long-term debt..........................        28,327          29,936           30,779
                                                         -----------     -----------      -----------
     Total interest expense...........................       158,428         226,722          273,973
                                                         -----------     -----------      -----------
     Net interest income..............................       190,707         252,916          300,670
Provision for losses on loans.........................        17,909          21,459           24,775
                                                         -----------     -----------      -----------
     Net interest income after provision for losses on
       loans..........................................       172,798         231,457          275,895
Noninterest income
  Service charges on deposit accounts.................        25,746          32,074           36,435
  Mortgage servicing income...........................        16,191          16,453           16,890
  Bank card income....................................         7,498           9,426            9,641
  Factoring commissions...............................         7,304           7,304            7,304
  Trust service income................................         2,407           5,723            6,381
  Profits and commissions from trading activities.....         1,847           1,848            1,848
  Investment securities gains.........................         5,215           5,811            6,552
  Other income........................................        29,510          41,058           43,559
                                                         -----------     -----------      -----------
     Total noninterest income.........................        95,718         119,697          128,610
Noninterest expense
  Salaries and employee benefits......................        73,230          96,595          113,940
  Net occupancy expense...............................        10,644          15,473           18,137
  Equipment expense...................................        10,997          13,694           16,052
  Other expense.......................................        58,753          77,892           90,669
                                                         -----------     -----------      -----------
     Total noninterest expense........................       153,624         203,654          238,798
                                                         -----------     -----------      -----------
     Earnings before income taxes.....................       114,892         147,500          165,707
  Applicable income taxes.............................        40,320          52,417           59,139
                                                         -----------     -----------      -----------
     Net earnings.....................................   $    74,572     $    95,083      $   106,568
                                                         ===========     ===========      ===========
Earnings per common share
  Basic...............................................   $       .89     $       .82      $       .80
  Diluted.............................................           .86             .79              .78
Weighted average shares outstanding (in thousands)
  Basic...............................................        83,379         114,868          131,931
  Diluted.............................................        86,974         120,157          137,409

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                                            UPC, MGR, ABI
                                                                                UPC              AND
                                                                                AND             OTHER
                                                                UPC             MGR          ACQUISITIONS
                                                           -------------   -------------    --------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans..........................   $1,165,925      $1,536,829       $1,839,742
     Interest on investment securities
          Taxable........................................      187,221         290,351          343,598
          Tax-exempt.....................................       29,032          40,516           52,133
     Interest on deposits at financial institutions......        2,627           2,627            3,179
     Interest on federal funds sold and securities
       purchased under agreements to resell..............        9,114          13,760           18,554
     Interest on trading account assets..................       14,956          14,956           14,956
     Interest on loans held for resale...................        7,819           7,819            7,982
                                                            ----------      ----------       ----------
               Total interest income.....................    1,416,694       1,906,858        2,280,144
                                                            ----------      ----------       ----------
Interest expense
     Interest on deposits................................      494,517         698,778          860,526
     Interest on short-term borrowings...................       41,280          81,980          104,620
     Interest on long-term debt..........................      110,512         116,687          120,184
                                                            ----------      ----------       ----------
               Total interest expense....................      646,309         897,445        1,085,330
                                                            ----------      ----------       ----------
               Net interest income.......................      770,385       1,009,413        1,194,814
Provision for losses on loans............................      113,633         142,580          154,163
                                                            ----------      ----------       ----------
               Net interest income after provision for
                 losses on loans.........................      656,752         866,833        1,040,651
Noninterest income
     Service charges on deposit accounts.................      107,248         133,352          151,454
     Mortgage servicing income...........................       57,265          57,265           58,051
     Bank card income....................................       31,317          38,544           39,239
     Factoring commissions...............................       30,140          30,140           30,140
     Trust service income................................        9,020          21,663           24,355
     Profits and commissions from trading activities.....        7,295           7,295            7,295
     Investment securities gains.........................        2,104           4,688            5,481
     Other income........................................      117,221         139,945          153,075
                                                            ----------      ----------       ----------
               Total noninterest income..................      361,610         432,892          469,090
                                                            ----------      ----------       ----------
Noninterest expense
     Salaries and employee benefits......................      284,648         372,959          440,212
     Net occupancy expense...............................       44,813          64,140           73,676
     Equipment expense...................................       43,812          53,579           62,466
     Other expense.......................................      324,431         379,663          430,225
                                                            ----------      ----------       ----------
               Total noninterest expense.................      697,704         870,341        1,006,579
                                                            ----------      ----------       ----------
               Earnings before income taxes..............      320,658         429,384          503,162
Applicable income taxes..................................      111,897         147,948          173,787
                                                            ----------      ----------       ----------
               Net earnings..............................   $  208,761      $  281,436       $  329,375
                                                            ==========      ==========       ==========
Earnings per common share
     Basic...............................................   $     2.54      $     2.48       $     2.52
     Diluted.............................................         2.45            2.40             2.45
Weighted average shares outstanding (in thousands)
     Basic...............................................       80,336         111,418          128,555
     Diluted.............................................       85,195         117,884          135,180

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                         UPC           UPC, MGR,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC           MGR         AND MERCHANTS
                                                       -----------   -----------   ----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $1,095,148    $1,380,299       $1,535,342
     Interest on investment securities
          Taxable....................................     247,716       340,745          372,233
          Tax-exempt.................................      30,839        37,980           45,560
     Interest on deposits at financial
       institutions..................................       1,593         1,593            1,910
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      16,948        19,462           21,664
     Interest on trading account assets..............      13,895        13,895           13,895
     Interest on loans held for resale...............       6,852         6,852            7,241
                                                       ----------    ----------       ----------
               Total interest income.................   1,412,991     1,800,826        1,997,845
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     512,668       670,856          755,680
     Interest on short-term borrowings...............      64,689        93,501          100,543
     Interest on long-term debt......................      90,782        97,530           97,680
                                                       ----------    ----------       ----------
               Total interest expense................     668,139       861,887          953,903
                                                       ----------    ----------       ----------
               Net interest income...................     744,852       938,939        1,043,942
Provision for losses on loans........................      68,948        79,228           84,198
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     675,904       859,711          959,744
Noninterest income
     Service charges on deposit accounts.............     107,535       130,978          141,119
     Mortgage servicing income.......................      63,003        63,003           63,003
     Bank card income................................      24,975        30,988           31,636
     Factoring commissions...........................      26,066        26,066           26,066
     Trust service income............................      10,130        19,512           21,496
     Profits and commissions from trading
       activities....................................       5,765         5,765            5,765
     Investment securities gains.....................       4,099         4,916            4,942
     Other income....................................      78,929        89,632           94,739
                                                       ----------    ----------       ----------
               Total noninterest income..............     320,502       370,860          388,766
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     282,726       351,868          388,972
     Net occupancy expense...........................      47,215        65,195           70,142
     Equipment expense...............................      44,418        53,149           60,704
     Other expense...................................     357,458       399,991          422,915
                                                       ----------    ----------       ----------
               Total noninterest expense.............     731,817       870,203          942,733
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     264,589       360,368          405,777
Applicable income taxes..............................      93,115       125,755          139,649
                                                       ----------    ----------       ----------
               Net earnings..........................  $  171,474    $  234,613       $  266,128
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.13    $     2.18       $     2.24
     Diluted.........................................        2.05          2.11             2.17
Weighted average shares outstanding (in thousands)
     Basic...........................................      77,240       104,539          115,726
     Diluted.........................................      83,542       112,425          123,714

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                         UPC           UPC, MGR,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC           MGR        AND MERCHANTS
                                                       -----------   -----------   -----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $  986,230    $1,252,376       $1,388,252
     Interest on investment securities
          Taxable....................................     202,890       274,743          304,771
          Tax-exempt.................................      32,400        39,666           47,200
     Interest on deposits at financial
       institutions..................................       5,284         5,284            6,153
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      19,965        21,868           24,547
     Interest on trading account assets..............      14,191        14,191           14,191
     Interest on loans held for resale...............       4,858         4,858            5,184
                                                       ----------    ----------       ----------
               Total interest income.................   1,265,818     1,612,986        1,790,298
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     478,641       616,666          695,224
     Interest on short-term borrowings...............      44,492        64,725           70,706
     Interest on long-term debt......................      73,234        79,293           79,674
                                                       ----------    ----------       ----------
               Total interest expense................     596,367       760,684          845,604
                                                       ----------    ----------       ----------
               Net interest income...................     669,451       852,302          944,694
Provision for losses on loans........................      33,917        43,909           47,393
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     635,534       808,393          897,301
Noninterest income
     Service charges on deposit accounts.............     102,932       125,419          134,243
     Mortgage servicing income.......................      55,903        55,903           55,903
     Bank card income................................      20,758        26,559           27,124
     Factoring commissions...........................      19,519        19,519           19,519
     Trust service income............................       8,326        16,964           18,786
     Profits and commissions from trading
       activities....................................      12,362        12,362           12,362
     Investment securities gains.....................       1,433         1,789            2,008
     Other income....................................      72,477        83,058           87,381
                                                       ----------    ----------       ----------
               Total noninterest income..............     293,710       341,573          357,326
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     264,663       337,656          371,136
     Net occupancy expense...........................      44,061        61,738           66,224
     Equipment expense...............................      42,251        51,218           57,289
     Other expense...................................     256,214       302,794          324,295
                                                       ----------    ----------       ----------
               Total noninterest expense.............     607,189       753,406          818,944
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     322,055       396,560          435,683
Applicable income taxes..............................     110,799       134,082          145,486
                                                       ----------    ----------       ----------
               Net earnings..........................  $  211,256    $  262,478       $  290,197
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.79    $     2.56       $     2.56
     Diluted.........................................        2.66          2.46             2.46
Weighted average shares outstanding (in thousands)
     Basic...........................................      72,512        99,346          110,196
     Diluted.........................................      78,798       106,632          117,604

                        CERTAIN REGULATORY CONSIDERATIONS

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC and ABI. A more complete discussion is included in the UPC's 1997 Form 10-K. For information relating to ABI see the ABI Financial Statements, a copy of which are attached hereto as Appendix C.

GENERAL

         UPC is a bank holding company registered with the Federal Reserve under the BHC Act. As such, UPC and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and any other bank holding company located in Tennessee may now acquire a bank located in any other state, and any bank holding company located outside Tennessee may lawfully acquire any Tennessee-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of UPC are currently located has either moved up the date after which interstate branching will be permissible or "opted out." UPC utilized the provisions of the Interstate Banking Act at the end of 1997 to merge substantially all of UPC's Banking Subsidiaries with and into UPB. As a result of such consolidation, UPB is now a multi-state national bank with branches in Tennessee, Alabama, Mississippi, Louisiana, Arkansas, Missouri and Kentucky.

         The BHC Act generally prohibits UPC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

         Each of the UPC Banking Subsidiaries is a member of the Federal Deposit Insurance Corporation ("FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of UPC and ABI (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision ("OTS") in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency ("OCC") in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         UPC is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of UPC, including cash flow to pay dividends to its shareholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to UPC, as well as by UPC and ABI to their shareholders.

         As to the payment of dividends, each of UPC's state-chartered banking subsidiaries is subject to the respective laws and regulations of the state in which such bank is located, and to the regulations of the bank's primary federal regulator. UPC's subsidiary that is a thrift institution is subject to the OTS' dividend distributions regulation, and those that are national banks are subject to the regulations of the OCC.

         If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         At March 31, 1998, under dividend restrictions imposed under federal and state laws, the UPC Banking Subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to UPC of approximately $172.4 million.

         The payment of dividends by UPC and the UPC Banking Subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         UPC and the UPC Banking Subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of UPC, and the appropriate federal banking regulator in the case of each of the UPC Banking Subsidiaries. There are two basic measures of capital adequacy for bank holding companies and their subsidiary depository institutions that have been promulgated by the Federal Reserve and each of the federal bank regulatory agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, UPC's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 20.71% and 15.66%, respectively and ABI's Total Capital Ratio and Tier 1 Capital Ratio were 20.36% and 19.36%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. UPC's Leverage Ratio at March 31, 1998, was 10.72% and ABI's Leverage Ratio at March 31, 1998 was 10.96%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of the UPC Banking Subsidiaries is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the UPC Banking Subsidiaries was in compliance with applicable minimum capital requirements as of March 31, 1998. Neither UPC nor any of the UPC Banking Subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC, and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, UPC is expected to act as a source of financial strength for, and to commit resources to support, each of the UPC Banking Subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The UPC Banking Subsidiaries are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

         At March 31, 1998, all of the UPC Banking Subsidiaries had the requisite capital levels to qualify as well capitalized. An institution's capital category is determined solely for the purposes of applying the prompt corrective action law and it may not constitute an accurate representation of an institution's overall financial condition or prospects.

                        DESCRIPTION OF UPC CAPITAL STOCK

         UPC's Charter currently authorizes the issuance of 300,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of May 31, 1998, 84,970,899 shares of UPC Common Stock were outstanding and approximately 7,792,332 shares were required for issuance in connection with currently outstanding UPC options, UPC's dividend reinvestment plan and with respect to conversion rights of the currently outstanding Series E Preferred Stock (defined below). In addition, as of May 31, 1998, 1,156,231 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock") were outstanding. As of May 31, 1998, none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK

         GENERAL. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, UPC's Charter or Bylaws or the rules of the NYSE. UPB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its address is Union Planters Bank, National Association, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119. Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.

         DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board.

         UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. In December, 1996, UPC caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass-through Securities ("UPC Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, UPC would be prohibited from paying dividends on any UPC Capital Stock if all quarterly payments on the UPC Capital Securities had not been paid in full. The UPC Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

         LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation, or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

         For a further description of UPC Common Stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

UPC PREFERRED STOCK

         SERIES A PREFERRED STOCK. UPC's Charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.

         SERIES E PREFERRED STOCK. As of May 31, 1998, 1,156,231 shares of Series E Preferred Stock were outstanding. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the ABI Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

         UPC expects to hold its next annual meeting of shareholders after consummation of the Merger in April 1999. Under SEC rules, proposals of UPC shareholders intended to be presented at that meeting must be received by UPC at its principal executive offices no later than the date specified in UPC's 1998 annual meeting proxy statement. It is not currently anticipated that ABI will hold another annual meeting unless the Merger should not be consummated. In the event the Merger is not consummated, proposals of ABI shareholders may be presented at that meeting without prior notice to ABI.

                                     EXPERTS

         The consolidated financial statements of UPC and subsidiaries incorporated in this Prospectus/Proxy Statement by reference to the UPC Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of ABI as of December 31, 1997 and 1996 and for each of the three years in the period ending December 31, 1997 included in this Proxy Statement/Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    OPINIONS

         The legality of the shares of UPC Common Stock to be issued in the Merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC.

         Certain tax consequences of the transaction have been passed upon by Wyatt, Tarrant & Combs for UPC and Winstead Sechrest & Minick P.C. for ABI.

                                                                  EXECUTION COPY

                                                                      APPENDIX A








                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           UNION PLANTERS CORPORATION,

                       UNION PLANTERS HOLDING CORPORATION

                                       AND

                             ALVIN BANCSHARES, INC.

                           DATED AS OF MARCH 18, 1998

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----
                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER......................................  1
1.1      Merger...............................................................................  1
         ------
1.2      Time and Place of Closing............................................................  1
         ---- --- ----- -- -------
1.3      Effective Time.......................................................................  1
         --------- ----
1.4      Restructure of Transaction...........................................................  2
         ----------- -- -----------

                                    ARTICLE 2
                                TERMS OF MERGER...............................................  2
2.1      Charter..............................................................................  2
         -------
2.2      Bylaws...............................................................................  2
         ------
2.3      Directors and Officers...............................................................  2
         --------- --- --------

                                    ARTICLE 3
                          MANNER OF CONVERTING SHARES.........................................  2
3.1      Conversion of Shares.................................................................  2
         ---------- -- ------
3.2      Anti-Dilution Provisions.............................................................  3
         ------------- ----------
3.3      Shares Held by Subject Company or Parent.............................................  3
         ------ ---- -- ------- ------- -- ------
3.4      Fractional Shares....................................................................  3
         ---------- ------

                                    ARTICLE 4
                              EXCHANGE OF SHARES..............................................  3
4.1      Exchange Procedures..................................................................  3
         -------- ----------
4.2      Rights of Former Subject Company Shareholders........................................  4
         ------ -- ------ ------- ------- ------------

                                    ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY..............................  4
5.1      Organization, Standing, and Power....................................................  5
         ------------- --------- --- -----
5.2      Authority; No Breach by Agreement....................................................  5
         ---------- -- ------ -- ---------
5.3      Capital Stock........................................................................  5
         ------- -----
5.4      Subject Company Subsidiaries.........................................................  6
         ------- ------- ------------
5.5      Financial Statements.................................................................  6
         --------- ----------
5.6      Absence of Undisclosed Liabilities...................................................  7
         ------- -- ----------- -----------
5.7      Absence of Certain Changes or Events.................................................  7
         ------- -- ------- ------- -- ------
5.8      Tax Matters..........................................................................  7
         --- -------
5.9      Assets...............................................................................  8
         ------
5.10     Intellectual Property................................................................  9
         ------------ --------
5.11     Environmental Matters................................................................  9
         ------------- -------
5.12     Compliance With Laws................................................................. 10
         ---------- ---- ----
5.13     Labor Relations...................................................................... 10
         ----- ---------
5.14     Employee Benefit Plans............................................................... 10
         -------- ------- -----
5.15     Material Contracts................................................................... 11
         -------- ---------
5.16     Legal Proceedings.................................................................... 12
         ----- -----------
5.17     Reports.............................................................................. 12
         -------
5.18     Statements True and Correct.......................................................... 12
         ---------- ---- --- -------
5.19     Accounting, Tax, and Regulatory Matters.............................................. 13
         ----------- ---- --- ---------- -------
5.20     Charter Provisions; Takeover Laws.................................................... 13
         ------- ----------- -------- ----

                                    ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF PARENT................................... 13
6.1      Organization, Standing and Power..................................................... 13
         ------------- -------- --- -----
6.2      Authority; No Breach by Agreement.................................................... 13
         ---------- -- ------ -- ---------
6.3      Capital Stock........................................................................ 14
         ------- -----
6.4      Parent Subsidiaries.................................................................. 14
         ------ ------------
6.5      Financial Statements................................................................. 15
         --------- ----------
6.6      Absence of Undisclosed Liabilities................................................... 15
         ------- -- ----------- -----------
6.7      Absence of Certain Changes or Events................................................. 16
         ------- -- ------- ------- -- ------
6.8      Compliance With Laws................................................................. 16
         ---------- ---- ----
6.9               Legal Proceedings........................................................... 16
                  ----- -----------
6.10     Reports.............................................................................. 16
         -------
6.11     Statements True and Correct.......................................................... 16
         ---------- ---- --- -------
6.12     Accounting, Tax, and Regulatory Matters.............................................. 17
         ----------- ---- --- ---------- -------

                                    ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION................................... 17
7.1      Affirmative Covenants of Subject Company............................................. 17
         ----------- --------- -- ------- -------
7.2      Negative Covenants of Subject Company................................................ 17
         -------- --------- -- ------- -------
7.3      Covenants of Parent.................................................................. 19
         --------- -- ------
7.4      Adverse Changes in Condition......................................................... 19
         ------- ------- -- ---------
7.5      Reports.............................................................................. 19
         -------

                                    ARTICLE 8
                             ADDITIONAL AGREEMENTS............................................ 20
8.1      Registration Statement; Proxy Statement; Shareholder Approval........................ 20
         ------------ ---------- ----- ---------- ----------- -------
8.2      Authorization of Shares; Exchange Listing............................................ 20
         ------------- -- ------- -------- -------
8.3      Applications......................................................................... 21
         ------------
8.4      Filings With State Offices........................................................... 21
         ------- ---- ----- -------
8.5      Agreement as to Efforts to Consummate................................................ 21
         --------- -- -- ------- -- ----------
8.6      Investigation and Confidentiality.................................................... 21
         ------------- --- ---------------
8.7      Press Releases....................................................................... 22
         ----- --------
8.8      Certain Actions...................................................................... 22
         ------- -------
8.9      Accounting and Tax Treatment......................................................... 23
         ---------- --- --- ---------
8.10     Agreement of Affiliates.............................................................. 23
         --------- -- ----------
8.11     Employee Benefits and Contracts...................................................... 23
         -------- -------- --- ---------
8.12     Indemnification...................................................................... 24
         ---------------

                                    ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.............................. 25
9.1      Conditions to Obligations of Each Party.............................................. 25
         ---------- -- ----------- -- ---- -----
9.2      Conditions to Obligations of Parent.................................................. 26
         ---------- -- ----------- -- ------
9.3      Conditions to Obligations of Subject Company......................................... 27
         ---------- -- ----------- -- ------- -------

                                   ARTICLE 10
                                  TERMINATION................................................. 27
10.1     Termination.......................................................................... 27
         -----------
10.2     Effect of Termination................................................................ 29
         ------ -- -----------
10.3     Non-Survival of Representations and Covenants........................................ 29
         ------------ -- --------------- --- ---------

                                   ARTICLE 11
                                 MISCELLANEOUS................................................ 29
11.1     Definitions.......................................................................... 29
         -----------
11.2     Expenses............................................................................. 35
         --------

11.3     Brokers and Finders.................................................................. 35
         ------- --- -------
11.4     Entire Agreement..................................................................... 35
         ------ ---------
11.5     Amendments........................................................................... 35
         ----------
11.6     Waivers.............................................................................. 36
         -------
11.7     Assignment........................................................................... 36
         ----------
11.8     Notices.............................................................................. 36
         -------
11.9     Governing Law........................................................................ 37
         --------- ---
11.10     Counterparts........................................................................ 37
          ------------
11.11     Captions............................................................................ 37
          --------
11.12     Interpretations..................................................................... 37
          ---------------
11.13     Enforcement of Agreement............................................................ 37
          ----------- -- ---------
11.14     Severability........................................................................ 37
          ------------

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 18, 1998, by and between Alvin Bancshares, Inc., a Texas corporation having its principal office located in Alvin, Texas ("Subject Company"), Union Planters Holding Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Merger Subsidiary"), and joined in by Union Planters Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Parent").

                                    PREAMBLE

         The Boards of Directors of Subject Company, Merger Subsidiary and Parent are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement and the Plan of Merger attached hereto at Exhibit 1 and incorporated herein by reference provide for the acquisition of Subject Company by Parent pursuant to the merger of Subject Company with and into Merger Subsidiary. At the Effective Time, the outstanding shares of the common stock of Subject Company shall be converted into the right to receive shares of the common stock of Parent (except as provided in Sections 3.1, 3.3 and 3.4 of this Agreement). As a result, shareholders of Subject Company shall become shareholders of Parent, and Surviving Corporation shall continue to conduct its business and operations as a wholly-owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the shareholders of Subject Company, the FRB, the Texas State Banking Department, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that (i) for federal income tax purposes this Agreement shall constitute a plan of merger and the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes the Merger shall qualify for treatment as a pooling-of-interests.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and Article 5.01 of the Texas BCA, and with the effect provided in Section 48-21-108 of the TBCA and Article 5.06 of the Texas BCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Texas (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to

                   Alvin Bancshares - Merger Agreement Page 1 occur as soon as is reasonably practicable following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Subject Company approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

         1.4 Restructure of Transaction. Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which Parent may deem advisable; provided, however, that Parent shall not have the right, without the approval of the Board of Directors of Subject Company and, if required by the Texas BCA, the holders of the Subject Company Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Subject Company Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) changes the intended tax free effects of the Merger to Parent, Subject Company or the holders of shares of Subject Company Common Stock; (iii) would permit Parent to pay the consideration other than by delivery of Parent Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be materially adverse to the interests of Subject Company or adverse to the holders of shares of Subject Company Common Stock; (v) would materially impede or delay consummation of the Merger; or (vi) would require a vote of Parent's shareholders under relevant state Law. Parent may exercise this right of revision by giving written notice to Subject Company in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3 (and Article 3 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.



                   Alvin Bancshares - Merger Agreement Page 2

                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock, (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .5340 shares of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 of this Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d) Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Article 5.12 of the Texas BCA. If a holder of Dissenting Shares becomes ineligible for payment under Article 5.12 of the Texas BCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in
Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties, provided such rules and procedures do not have the effect of limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by Article 3 of this Agreement. After the Effective Time, each holder of shares of Subject Company Common Stock (other

                   Alvin Bancshares - Merger Agreement Page 3 than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Agreement, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1 or in
Section 4.2 of this Agreement. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of Subject Company shall constitute ratification of the appointment of the Exchange Agent.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

         Subject Company hereby represents and warrants to Parent, except as set forth on the Subject Company Disclosure Memorandum, as follows:



                   Alvin Bancshares - Merger Agreement Page 4

         5.1 Organization, Standing, and Power. Subject Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Subject Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.2 Authority; No Breach by Agreement. (a) Subject Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Subject Company's duly constituted Board of Directors) in respect thereof on the part of Subject Company, subject to the approval of this Agreement and the Plan of Merger by the holders of the outstanding shares of Subject Company Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Subject Company. Subject to such requisite shareholder approval, the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, and assuming due authorization, execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Subsidiary, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws (including provisions of the U.S., Texas and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Subject Company, nor the consummation by Subject Company of the transactions contemplated hereby, nor compliance by Subject Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Charter or Bylaws of Subject Company, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Subject Company or any Subject Company Subsidiary under, any Contract or Permit of Subject Company or any Subject Company Subsidiary, except for such Defaults and Liens which are not, and for such Consents which, if not obtained, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Subject Company, its Subsidiaries or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from the FRB under Sections 3 and 4 of the BHC Act and from the Texas Banking Commissioner under Sections 38.001 and 38.004 of the Texas Finance Code, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Subject Company of the Merger and the other transactions contemplated in this Agreement.

         5.3 Capital Stock. (a) The authorized capital stock of Subject Company consists solely of 1,000,000 shares of Subject Company Common Stock, of which not more than 793,867 shares of Subject Company Common Stock are outstanding as of the date of this Agreement (exclusive of treasury shares) and not more than 793,867 shares of Subject Company Common Stock will be issued and outstanding at the Effective Time, and no shares of preferred stock. All of the issued and outstanding shares of Subject Company Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the Texas BCA and Subject Company's Charter

                   Alvin Bancshares - Merger Agreement Page 5 and Bylaws. None of the outstanding shares of Subject Company Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Subject Company.

                  (b) Other than as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Subject Company outstanding and no outstanding Rights relating to the capital stock of Subject Company.

         5.4 Subject Company Subsidiaries. Subject Company has disclosed in
Section 5.4 of the Subject Company Disclosure Memorandum all of the Subject Company Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Subject Company Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Subject Company Subsidiaries). Except as set forth in
Section 5.4 of the Subject Company Disclosure Memorandum, Subject Company or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Subject Company Subsidiaries. Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, no capital stock (or other equity interest) of any Subject Company Subsidiary is or may become required to be issued (other than to another Subject Company Subsidiary) by reason of any Rights, and there are no Contracts by which Subject Company or any of the Subject Company Subsidiaries is bound to issue (other than to Subject Company or another of the Subject Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Subject Company or any of the Subject Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Subject Company or any of the Subject Company Subsidiaries (other than to Subject Company or any of the Subject Company Subsidiaries). Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, there are no Contracts relating to the rights of Subject Company or any Subject Company Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Subject Company or any Subject Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Subject Company Subsidiary held by Subject Company or any Subject Company Subsidiary are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Subject Company or a Subject Company Subsidiary free and clear of any Liens. Each Subject Company Subsidiary is either a bank or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Subject Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. The only Subject Company Subsidiary that is a depository institution is Alvin State Bank, Alvin, Texas (the "Bank"). The Bank is an "insured depository institution" as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder. The Bank is a member of the Bank Insurance Fund. The minute book and other organizational documents (and all amendments thereto) for Subject Company and each Subject Company Subsidiary that is a "Significant Subsidiary" (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities
Laws) have been or will be made available to Parent for its review, and are true and complete in all material respects as in effect as of the date of this Agreement.

         5.5 Financial Statements. Subject Company has delivered to Parent (or will deliver, when available, with respect to periods ended after the date of this Agreement) true, correct and complete copies of (i) the audited consolidated statements of financial position (including related notes and schedules, if any) of Subject Company as of December 31, 1997, and as of December 31, 1996 and December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for the years ended December 31, 1997, 1996 and 1995; and
(ii) the unaudited consolidated statements of financial position of Subject

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



Company (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) of Subject Company with respect to any period ending subsequent to December 31, 1997, and prior to the Closing Date (the "Subject Company Financial Statements"). Such Subject Company Financial Statements (i) were (or will be) prepared from the records of Subject Company and/or each Subject Company Subsidiary; (ii) were (or will be) prepared in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) fairly present (or, when prepared, will fairly present) Subject Company's and each Subject Company Subsidiary's financial condition and the results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Subject Company Financial Statements were or are subject to normal and recurring year-end adjustments which were not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for a fair presentation of Subject Company's and each Subject Company Subsidiary's financial condition and the results of operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowances for loan losses, for other real estate reserves and for all reasonably anticipated liabilities and taxes, with respect to the periods then ended; and (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to SFAS Nos. 106 and 112.

         5.6 Absence of Undisclosed Liabilities. Neither Subject Company nor any of the Subject Company Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Subject Company as of December 31, 1997, included in the Subject Company Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or (ii) in connection with the transactions contemplated by this Agreement.

         5.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in Section 5.7 of the Subject Company Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.8 Tax Matters. Except as set forth in Section 5.8 of the Subject Company Disclosure Memorandum:

                  (a) All Tax Returns required to be filed by or on behalf of Subject Company or any of the Subject Company Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or refund Litigation with respect to any material Taxes, except as reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation related to Tax Returns and/or Taxes of Subject Company have been paid. There are no Liens with respect to Taxes upon any of the Assets of Subject Company or any of the Subject Company Subsidiaries.

                  (b) Neither Subject Company nor any of the Subject Company Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.



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



                  (c) Adequate provision for any Taxes due or to become due for Subject Company or the Subject Company Subsidiaries for the period or periods through and including the date of the respective Subject Company Financial Statements has been made and is reflected on such Subject Company Financial Statements.

                  (d) Deferred Taxes of Subject Company and the Subject Company Subsidiaries have been provided for in accordance with GAAP.

                  (e) Subject Company and the Subject Company Subsidiaries are in compliance with, and the records of Subject Company and each of the Subject Company Subsidiaries contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                  (f) Neither Subject Company nor any of the Subject Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                  (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Subject Company or any of the Subject Company Subsidiaries that occurred during or after any Taxable Period in which Subject Company or any of the Subject Company Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

                  (h) Neither Subject Company nor any of the Subject Company Subsidiaries is a party to any tax allocation or sharing agreement and neither Subject Company nor any of the Subject Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Subject Company) or has any Liability for taxes of any Person (other than Subject Company and the Subject Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor or by Contract or otherwise.

         5.9 Assets. Except as disclosed or reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement, Subject Company and the Subject Company Subsidiaries have good and indefeasible title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of Subject Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of Subject Company and its Subsidiaries, except for instances in which the failure to so be is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. All Assets which are material to Subject Company's business on a consolidated basis, held under leases or subleases by the Subject Company or any of the Subject Company Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S., Texas and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Subject Company and the Subject Company Subsidiaries currently maintain insurance in amounts, scope, and coverage which, in the reasonable opinion of management of Subject Company, are adequate for the operations of Subject Company and the Subject Company Subsidiaries. Neither Subject Company nor any of the Subject Company Subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Subject Company or any of the Subject Company Subsidiaries under such policies.



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



         5.10 Intellectual Property. All of the Intellectual Property rights of Subject Company and the Subject Company Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Subject Company, there currently are not, any Defaults thereunder by Subject Company or a Subject Company Subsidiary. Subject Company or a Subject Company Subsidiary owns, is the valid licensee of, or otherwise has the unrestricted right to use, all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither Subject Company nor any of the Subject Company Subsidiaries nor, to the Knowledge of Subject Company, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Subject Company, none of the Intellectual Property rights as used in the business conducted by Subject Company or the Subject Company Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Except as set forth in
Section 5.10 of the Subject Company Disclosure Memorandum, neither Subject Company nor the Subject Company Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Subject Company or a Subject Company Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using. To the Knowledge of Subject Company, no officer, director, or employee of Subject Company or the Subject Company Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Subject Company or any of the Subject Company Subsidiaries.

         5.11 Environmental Matters. Except as set forth in Section 5.11 of the Subject Company Disclosure Memorandum:

                  (a) To the Knowledge of Subject Company, each of Subject Company and the Subject Company Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  (b) To the Knowledge of Subject Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Subject Company, any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Subject Company in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Subject Company or any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor, to the Knowledge of Subject Company, is there any reasonable basis for any Litigation of a type described in this sentence.

                  (c) During the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or
(iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Prior to the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there were no releases of Hazardous Material in, on,


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



under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.12 Compliance With Laws. Subject Company is duly registered as a bank holding company under the BHC Act. Each of Subject Company and the Subject Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted. Neither Subject Company nor any of the Subject Company Subsidiaries:

              (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

              (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Subject Company or any of the Subject Company Subsidiaries is in violation of any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company), (ii) threatening to revoke any Permits, or (iii) requiring Subject Company or any of the Subject Company Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.13 Labor Relations. Neither Subject Company nor any of the Subject Company Subsidiaries is the subject of any Litigation asserting that Subject Company or any of the Subject Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Subject Company or any of the Subject Company Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Subject Company or any of the Subject Company Subsidiaries, pending or, to the Knowledge of Subject Company, threatened, nor to the Knowledge of Subject Company, is there any activity involving Subject Company's or any of the Subject Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

         5.14 Employee Benefit Plans. (a) Subject Company has disclosed in
Section 5.14(a) of the Subject Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other material incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Subject Company, the Subject Company Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary are eligible to participate (collectively, the "Subject Company Benefit Plans"). Any of the Subject Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Subject Company ERISA Plan." Neither Subject Company nor any Subject Company Subsidiary maintains any "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Subject Company ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (b) All Subject Company Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely

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



to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Each Subject Company ERISA Plan that is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Subject Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither Subject Company nor any of the Subject Company Subsidiaries is subject to a Tax imposed by Section 4975 of the Internal Revenue Code or a civil penalty imposed by Section 502(i) of ERISA.

                  (c) No "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, formerly maintained by Subject Company or any of the Subject Company Subsidiaries, or the single-employer plan of any entity which is considered one employer with Subject Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. Neither Subject Company nor any of the Subject Company Subsidiaries has provided, or, to Subject Company's knowledge, is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                  (d) Within the six year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been incurred by Subject Company or any of the Subject Company Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Subject Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

                  (e) Neither Subject Company nor any of the Subject Company Subsidiaries has any Liability for retiree health and life benefits under any of the Subject Company Benefit Plans, and there are no restrictions on the rights of Subject Company or any of the Subject Company Subsidiaries to amend or terminate any such retiree health or benefit Plan without incurring Liability thereunder.

                  (f) Except as set forth in Section 5.14(f) of the Subject Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Subject Company or any of the Subject Company Subsidiaries from Subject Company or any of the Subject Company Subsidiaries under any Subject Company Benefit Plan, (ii) increase any benefits otherwise payable under any Subject Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Subject Company Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Subject Company Financial Statements to the extent required by and in accordance with GAAP.

         5.15 Material Contracts. Except as set forth in Section 5.15 of the Subject Company Disclosure Memorandum, neither Subject Company, the Subject Company Subsidiaries, nor any of their respective Assets, businesses or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Subject Company or any of the Subject Company Subsidiaries or the guarantee by Subject Company or any of the Subject Company Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases

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



of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict Subject Company or any of the Subject Company Subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among Subject Company and the Subject Company Subsidiaries, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Subject Company Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Subject Company SEC Document which would have been filed by Subject Company prior to the date of this Agreement if Subject Company was required to file SEC Documents (together with all Contracts referred to in Sections 5.9 and 5.14(a) of this Agreement, the "Subject Company Contracts"). With respect to each Subject Company Contract: (i) the Contract is in full force and effect; (ii) neither Subject Company nor any Subject Company Subsidiary is in Default thereunder; (iii) neither Subject Company nor any Subject Company Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Subject Company, in Default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 5.15 of the Subject Company Disclosure Memorandum, all of the indebtedness of Subject Company or any Subject Company Subsidiary for money borrowed is prepayable at any time by Subject Company or the particular Subject Company Subsidiary without penalty or premium.

         5.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Subject Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Subject Company or any of the Subject Company Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Subject Company or any of the Subject Company Subsidiaries. Section 5.16 of the Subject Company Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement to which Subject Company or any Subject Company Subsidiary is a party and which names Subject Company or a Subject Company Subsidiary as a defendant or cross-defendant.

         5.17 Reports. Since January 1, 1995, or the applicable date of organization if later, Subject Company and each Subject Company Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), no Subject Company document or report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subject Company Subsidiaries is required to file any SEC Documents.

         5.18 Statements True and Correct. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Subject Company for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Subject Company with the SEC or any other Regulatory Authority in connection with the transactions

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



contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Subject Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by Subject Company in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Subject Company or any Subject Company Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.19 Accounting, Tax, and Regulatory Matters. Neither Subject Company nor any of the Subject Company Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to Subject Company that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

         5.20 Charter Provisions; Takeover Laws. Subject Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Bylaws or other governing instruments of Subject Company or any Subject Company Subsidiary or restrict or impair the ability of Parent or any of the Parent Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Subject Company or any Subject Company Subsidiary. Subject Company has taken all necessary action to exempt this Agreement and the Plan of Merger from, and the transactions contemplated hereby and thereby are exempt from, any "super-majority" voting requirements or the requirements of any "moratorium," "fair price," "business combination," "control share," or other anti-takeover provisions under applicable Laws, or the Charter or Bylaws of the Subject Company or any Subject Company Subsidiary (collectively, "Takeover Laws").

                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent hereby represents and warrants to Subject Company, except as set forth on Parent's Disclosure Memorandum, as follows:

         6.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.2 Authority; No Breach by Agreement. (a) Subject to the adoption of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock, Parent and Merger Subsidiary each have the corporate power and authority necessary to execute, deliver and perform its respective obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger by Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein, including the Merger, have been, or will have been, duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and Merger Subsidiary, subject to the adoption of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock.

                   Alvin Bancshares - Merger Agreement Page 13

Subject to the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement and the Plan of Merger by Subject Company, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws (including provisions of the U.S., Texas and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Parent and/or Merger Subsidiary, nor the consummation by Parent and Merger Subsidiary, of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Subsidiary with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Parent's Restated Charter of Incorporation or Bylaws (subject to the amendment of the Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock) or of Merger Subsidiary's Charter of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Parent or any Parent Subsidiary under, any Contract or Permit of Parent or any Parent Subsidiary, except for such Defaults and Liens which are not, and for such Consents which, if not obtained, are not, reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to Parent or any Parent Subsidiary or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from the FRB under Sections 3 and 4 of the BHC Act and from the Texas Banking Commissioner under Sections
38.001 and 38.006 of the Texas Finance Code, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. The authorized capital stock of Parent consists solely of (i) 100,000,000 shares of Parent Common Stock, of which 81,650,946 shares were issued and outstanding as of December 31, 1997, and (ii) 10,000,000 shares of Parent Preferred Stock, of which 2,188,358 shares of Parent Series E Preferred Stock were issued and outstanding as of December 31, 1997. All of the issued and outstanding shares of Parent Capital Stock are, and, subject to the amendment of Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, all of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger and in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under the TBCA and Parent's Restated Charter of Incorporation and Bylaws. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of any Person. As of the date hereof and as of the Closing Date, To the Knowledge of Parent, none of the issued and outstanding shares of Parent Capital Stock has been or will have been issued in violation of the Securities Laws or any other applicable securities Laws. To the Knowledge of Parent, there are no facts or circumstances that would preclude the Parent Common Stock to be issued in the Merger from being approved for listing on the NYSE.

         6.4 Parent Subsidiaries. Except as set forth in Section 6.4 of the Parent Disclosure Memorandum, Parent owns all of the issued and outstanding capital stock of Merger Subsidiary, and Parent or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the other Parent Subsidiaries which would qualify as a "Significant Subsidiary" (as such term is defined in Rule

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



1.02(w) of Regulation S-X promulgated under the Securities Laws) of Parent. No capital stock (or other equity interest) of any Parent Subsidiary which would qualify as a Significant Subsidiary of Parent, is or may become required to be issued (other than to another Parent Subsidiary) by reason of any Rights, and there are no Contracts by which Parent or any of the Parent Subsidiaries which is a Significant Subsidiary of Parent, is bound to issue (other than to Parent or any of the Parent Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Parent or any of such signinficant Parent Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Parent or any of the Parent Subsidiaries (other than to Parent or any of the Parent Subsidiaries). There are no Contracts relating to the rights of Parent or any Parent Subsidiary which would qualify as a Significant Subsidiary of Parent, to vote or to dispose of any shares of the capital stock (or other equity interests) of any of the Parent Subsidiaries. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary which would qualify as a Significant Subsidiary of Parent and held by Parent or any Parent Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Parent or a Parent Subsidiary free and clear of any Liens. None of the issued and outstanding shares of capital stock of Merger Subsidiary, and none of the issued and outstanding stock of any other Parent Subsidiary which qualifies as a Significant Subsidiary of Parent, has been issued in violation of any preemptive rights of any Person. Each Parent Subsidiary is either a bank, federal savings bank, or a savings association, partnership, limited liability company or a corporation, and each such Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.5 Financial Statements. Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Documents, including any Parent SEC Document filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Regulation S-X promulgated under the Securities Laws), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         6.6 Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Parent as of December 31, 1997, included in the Parent Financial Statements made available prior to the date of this Agreement, or reflected in the notes thereto. Neither Parent nor any of the Parent Subsidiaries has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or (ii) in connection with the transaction contemplated by this Agreement.


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



         6.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the Parent SEC Documents made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.8 Compliance With Laws. Parent is duly registered as a bank holding company under the BHC Act. Each of Parent and the Parent Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of the Parent Subsidiaries:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Parent or any Parent Subsidiary is in violation of with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent), (ii) threatening to revoke any Permits, or
(iii) requiring Parent or any Parent Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Parent or any Parent Subsidiary, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Parent or any Parent Subsidiary.

         6.10 Reports. Since January 1, 1994, or the applicable date of organization if later, Parent and each Parent Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including, the financial statements, exhibits, and schedules thereto complied in all material respects with all applicable Laws. As of its respective date, no Parent SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for Parent Subsidiaries that are registered as a broker, dealer, or investment advisor, no Parent Subsidiary is required to file any SEC Documents.

         6.11 Statements True and Correct. None of the information supplied or to be supplied by Parent expressly for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent expressly for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Parent or any Parent Subsidiary with the SEC or any other Regulatory Authority in connection with the

                   Alvin Bancshares - Merger Agreement Page 16 transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Subject Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by Parent in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Parent or any Parent Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.12 Accounting, Tax, and Regulatory Matters. Neither Parent nor any Parent Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Parent that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement, or (iii) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment; provided, however, that should Parent's shareholders fail to approve an amendment to Parents Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, then Parent may take actions which would prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interest accounting treatment.

                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of Subject Company. Unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or expressly provided for in the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company shall and shall cause each of the Subject Company Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 Negative Covenants of Subject Company. Except as specifically permitted by this Agreement or as and to the extent expressly disclosed or provided for in the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Subject Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Parent, which consent shall not be unreasonably withheld:

                  (a) amend the Charter, Bylaws, or other governing instruments of Subject Company or any Subject Company Subsidiary; or

                  (b) incur any additional debt obligation for borrowed money (other than indebtedness of Subject Company or the Subject Company Subsidiaries to each other) in excess of an aggregate of $100,000 (for Subject Company and the Subject Company Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Subject Company Subsidiaries consistent with past practices (which shall include, for the Subject Company Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds,

                   Alvin Bancshares - Merger Agreement Page 17 advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of Subject Company or any of the Subject Company Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and the satisfaction of legal requirements in the exercise of trust powers and Liens in effect as of the date hereof that are disclosed in the Subject Company Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Subject Company or any of the Subject Company Subsidiaries, or declare or pay any dividend or make any other distribution in respect of Subject Company's capital stock, provided that Subject Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a cash dividend on the shares of Subject Company Common Stock in an amount not in excess of the product of (i) 8.3 cents multiplied by (ii) the whole number of calendar months elapsed since December 31, 1997 and prior to the date of the declaration of the dividend, provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Subject Company Common Stock do not become entitled to receive both a dividend in respect of their Subject Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; or

                  (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of common stock or any other capital stock of Subject Company or any Subject Company Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other Right to acquire any such stock, or any security convertible into any such stock; or

                  (e) adjust, split, combine or reclassify any capital stock of Subject Company or any of the Subject Company Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Subject Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subject Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Subject Company Subsidiary) or any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Subsidiary of Subject Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase in compensation or benefits to the employees or officers of Subject Company or the Subject Company Subsidiaries, except in the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of Subject Company or the Subject Company Subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Subject Company or the Subject Company Subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Subject Company); or



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



                  (h) enter into or amend any employment Contract between Subject Company or any Subject Company Subsidiary and any Person (unless such amendment is required by Law) that Subject Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of Subject Company or the Subject Company Subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Subject Company or any of the Subject Company Subsidiaries, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor shall Subject Company or any Subject Company Subsidiary make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan; or

                  (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Subject Company or any Subject Company Subsidiary for material money damages or restrictions upon the operations of Subject Company or any Subject Company Subsidiary; or

                  (l) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

         7.3 Covenants of Parent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (i) continue to conduct its business and the business of the Parent Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and the Parent Subsidiaries, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, however, should Parent's shareholders fail to approve an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, then Parent may take such actions as would prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment.

         7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of the conditions precedent set forth in Article 9 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of such entity for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year end adjustments

                   Alvin Bancshares - Merger Agreement Page 19 that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. As promptly as practicable after the execution of this Agreement, each of Parent and Subject Company shall prepare and file the Registration Statement, of which the Subject Company Proxy Statement shall form a part, with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and Parent shall take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Subject Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such action. Each of Parent and Subject Company shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Parent shall use its commercially reasonable best efforts to cause the Registration Statement to remain effective through the Effective Time. No amendment or supplement to the Registration Statement shall be made by Parent or Subject Company without the approval of the other party. Parent and Subject Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the SEC for amendment of the Registration Statement or the Subject Company Proxy Statement, the receipt from the staff of the SEC of comments thereon or any request by the staff of the SEC for additional information with respect thereto. All documents that Parent or Subject Company are responsible for filing with the SEC in connection with the transactions contemplated hereby shall as the time of filing comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act. Subject Company shall call the Subject Company Shareholders' Meeting, to be held after the Registration Statement is declared effective by the SEC for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. Subject Company shall call the Subject Company Shareholders' Meeting as soon thereafter as practicable after the Registration Statement is declared effective by the SEC. In connection with the Subject Company Shareholders' Meeting, (i) the Board of Directors of Subject Company shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of the Merger, and (ii) the Board of Directors (subject to compliance with its fiduciary duties as advised by counsel) and officers of Subject Company shall use their reasonable efforts to obtain shareholder approval of the Merger.

         8.2 Authorization of Shares; Exchange Listing. Parent shall submit to its shareholders, at the Parent Shareholders' Meeting, a proposal to amend the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock by an amount determined by the Board of Directors of Parent, in its discretion, but in no event less than the number of shares sufficient to permit Parent to issue the number of shares of Parent Common Stock issuable in connection with the Merger, and, subject to the approval of such amendment by the shareholders of Parent, shall cause such amendment to become effective and reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing shares of Parent Common Stock in accordance with the provisions of Section 3.1 of this Agreement and the Plan of Merger. Should Parent's shareholders fail to approve such amendment, then within thirty (30) days after the date of the conclusion of the Parent Shareholders' Meeting, Parent shall provide a written notice to Subject Company stating whether or not Parent intends to proceed with the transactions contemplated by this Agreement, including the Merger. Should Parent's shareholders approve such amendment or should Parent determine to proceed with the Merger notwithstanding its failure to obtain

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



shareholder approval of such amendment, Parent shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Subject Company Common Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         8.3 Applications. Within forty five days after the date of this Agreement, Parent shall prepare and file, and Subject Company shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least two business days prior to each filing, Parent shall provide Subject Company and its counsel with copies of such applications. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

         8.4 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, Parent, Merger Subsidiary and Subject Company each agree to execute and file Articles of Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Texas in connection with the Closing.

         8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party's customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party shall affect the representations and warranties of any other Party.

                  (b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents, consultants or Representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information,
(b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 8.1,
8.2 and 8.3 hereof, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party's auditors, Representatives and other consultants and advisors who need such documents or information in

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connection with this Agreement and the transactions contemplated hereby, and the
Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

         8.7 Press Releases. Prior to the Effective Time, Subject Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law. Parent and Subject Company agree to use their reasonable best efforts to issue a press release announcing the execution and delivery of this Agreement within five (5) days after the date of this Agreement.

         8.8 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Subject Company, the Subject Company Subsidiaries nor any Representatives thereof retained by Subject Company or the Subject Company Subsidiaries shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Subject Company's Board of Directors as advised by counsel, Subject Company, the Subject Company Subsidiaries, or Representatives thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Subject Company may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Subject Company shall promptly notify Parent orally and in writing in the event that it receives any Acquisition Proposal or inquiry related thereto. Subject Company shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

                  (b) As a condition of and as an inducement to Parent's entering into this Agreement, Subject Company covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement, regardless of whether Subject Company has otherwise complied with the provisions of Section 8.8(a) hereof, that Subject Company or such third party which is a party of the Acquisition Proposal shall have paid Parent, as liquidated damages, the sum of One Million Two Hundred Thousand Dollars ($1,200,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by Parent's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of Parent in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of Parent in connection with the transactions contemplated by this Agreement, including Parent's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) Parent's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, Subject Company hereby stipulates and covenants that prior to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either Subject Company or such third party shall have paid to Parent the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 8.8. Notwithstanding anything to the contrary in this Section 8.8(b), in the event such Acquisition Proposal should be the result of a hostile takeover of Subject Company, any sums due Parent hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. Parent acknowledges that under no circumstances shall any officer or director of Subject Company) (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to Parent for any amount of the foregoing payment. On payment of such amount to Parent, Parent shall have no cause of action or claim (either in law or


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



equity) whatsoever against Subject Company, or any officer of director of Subject Company, with respect to or in connection with such Acquisition Proposal or this Agreement.

                  (c) The requirements, conditions, and obligations imposed by
Section 8.8(b) shall continue in full force and effect from the date of this Agreement until the earlier of (i) the Effective Time or (ii) June 30, 1999; or
(iii) the date on which this Agreement shall have been terminated (A) mutually by the Parties pursuant to Section 10.1(a) of this Agreement; (B) by Subject Company pursuant to Section 10.1(b) or 10.1(c) of this Agreement; (C) by Subject Company pursuant to Section 10.1(e), unless the failure to consummate the transactions contemplated by this Agreement by December 31, 1998, results from or is related to pending or threatened Litigation arising out of or in connection with the Merger or an Acquisition Proposal related to Subject Company or any Subject Company Subsidiary, in which case the date shall be extended to that date which is thirty (30) days after the final termination of such Litigation or threatened Litigation; (D) by either Party pursuant to Section 10.1(d)(1)(i) of this Agreement; or (E) by Parent pursuant to Section 10.1(d)(2) of this Agreement.

         8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes; provided, however, that should Parent's shareholders fail to approve the amendment to Parent's Restated Charter of Incorporation to increase its number of authorized shares of Parent Common Stock, then Parent, in its sole and absolute discretion, may take actions which would prevent the transactions contemplated by this Agreement, including the Merger, from qualifying for pooling-of-interest accounting treatment.

         8.10 Agreement of Affiliates. Subject Company has disclosed in Section
8.10 of the Subject Company Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Subject Company as of the date of this Agreement for purposes of Rule 145 under the 1933 Act. Subject Company shall use its reasonable efforts to cause each such Person to deliver to Parent not later than 40 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Subject Company Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of Subject Company in exchange for shares of Subject Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.10 (and Parent shall be entitled to place restrictive legends upon certificates for shares of Parent Common Stock issued to affiliates of Subject Company pursuant to this Agreement to enforce the provisions of this Section 8.10). Parent shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Parent Common Stock by such affiliates.

         8.11 Employee Benefits and Contracts. Following the Effective Time, Parent shall provide to officers and employees of the Subject Company and any Subject Company Subsidiary, employee benefits under employee benefit and welfare plans of Parent or the Parent Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by Parent or a Parent Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accrual under such employee benefit plans, the service of the employees of the Subject Company and any Subject Company Subsidiary prior to the Effective Time shall be treated as service with Parent or a Parent Subsidiary participating in such employee benefit plans.

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




         8.12 Indemnification. (a) After the Effective Time, Parent shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Subject Company and any Subject Company Subsidiary (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under any of Tennessee Law, Subject Company's Charter and Bylaws as in effect on the date hereof. Without limiting the foregoing, in any case in which approval by Parent is required to effectuate any indemnification, Parent shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.

                  (b) Parent shall use its reasonable efforts (and Subject Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of four years after the Effective Time Subject Company's existing directors' and officers' liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Subject Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time, including consummation of the Merger, and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such four-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Subject Company's directors and officers, 150% of the annual premium payments on Subject Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                  (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Parent thereof, provided that the failure so to notify shall not affect the obligations of Parent under this Section 8.12 unless and to the extent such failure materially increases Parent's Liability under this Section 8.12. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent shall be obligated pursuant to this paragraph (c) to pay for only two firms of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                  (d) If either Parent or the Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.12.

                  (e) Parent shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.12.

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




                  (f) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                  (a) Shareholder Approval. The shareholders of Subject Company shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner reasonably deemed to be material by Parent.

                  (c) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                  (e) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (f) Tax Matters. Parent shall have received a written opinion of counsel from Wyatt, Tarrant & Combs, and Subject Company shall have received a written opinion of counsel from Winstead Sechrest & Minick P.C., in form and substance reasonably satisfactory to Parent and Subject Company, respectively, dated as of the Effective Time, in each case substantially to the effect that
(i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) Parent, Merger Subsidiary and Subject Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized by the shareholders of Subject Company who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock), (iv) the tax basis of the Parent Common Stock received by shareholders of Subject Company who exchange Subject Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Subject Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (v) the holding period of the Parent Common Stock received by shareholders of Subject Company in the Merger will include the period during which the shares of Subject Company Common Stock surrendered in exchange therefor were held, provided such Subject Company Common Stock was held as a capital asset by the holder of such Subject

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



Company Common Stock at the Effective Time, and (vi) neither Subject Company nor Parent will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall require and be entitled to rely upon representations and covenants of officers of Parent, Subject Company, shareholders of Subject Company and others reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of Parent. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.6(a) of this Agreement:

                  (a) Representations and Warranties. For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Subject Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Subject Company set forth in Sections 5.1, 5.2, 5.3, 5.19 and 5.20 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Subject Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Subject Company, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Subject Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Subject Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Subject Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent shall request.

                  (d) Parent Pooling Letter. Parent shall have received a copy of a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to it and in a form reasonably acceptable to it, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; provided, however, this shall not be a condition precedent to Parent's obligation to perform this Agreement and consummate the Merger and the other transactions contemplated hereby if Parent takes actions which prevent the transactions contemplated by this Agreement, including the Merger, from qualifying for such accounting treatment.

                  (e) Amendment of Parent's Charter. The shareholders of Parent shall have approved an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock to a sufficient number of authorized shares of Parent Common Stock to enable Parent to issue authorized shares of Parent Common Stock in accordance with its obligations under Article 3 of this Agreement and the Plan of Merger.

                  (f) Consents and Approvals. Subject Company shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to

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



have, individually or in the aggregate, a Material Adverse Effect on Subject Company or Parent.

         9.3 Conditions to Obligations of Subject Company. The obligations of Subject Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Subject Company pursuant to Section 11.6(b) of this Agreement.

                  (a) Representations and Warranties. For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent set forth in Sections 6.1, 6.2 and 6.3 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 6.1, 6.2 and 6.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and/or Merger Subsidiary to be performed and complied with by Parent and/or Merger Subsidiary pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Parent shall have delivered to Subject Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by Parent's or Merger Subsidiary's Boards of Directors and Parent's Shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Subject Company shall request, and (iii) should Parent's shareholders approve an amendment to Parent's Restated Charter of Incorporation to increase the number of its authorized shares of Parent Common Stock, a copy certified by the Secretary of State of the State of Tennessee, evidencing the amendment of the Restated Charter of Incorporation of Parent so as to permit Parent to issue the shares of Parent Common Stock to be issued pursuant to the Merger.

                  (d) Consents and Approvals. Parent and/or Merger Subsidiary shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                                   ARTICLE 10
                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Subject Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of the Board of Directors of Parent and the Board of Directors of Subject Company; or



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                  (b) By the Board of Directors of Parent or the Board of
Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) of this Agreement in the case of Parent; or

                  (c) By the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d)(1) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Subject Company fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Texas BCA and this Agreement at the Subject Company Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon, or (2) by Parent should the shareholders of Parent, at the Parent Shareholders' Meeting, fail to vote their approval of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock, to the extent Parent would not have sufficient authorized shares of Parent Common Stock available for issuance in the Merger. Should Parent's shareholders fail to approve an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, then should Parent fail to give the notice to Subject Company called for under such circumstance in Section 8.2 of this Agreement within the time period so provided, or should Parent's notice indicate that Parent does not intend to proceed with the Merger, then Parent shall, in such case, be deemed to have elected to terminate this Agreement under Section 10.1(d)(2). Should Parent's shareholders fail to approve such amendment to increase the number of authorized shares of Parent Common Stock and should Parent provide notice to Subject Company in accordance with Section 8.2 of this Agreement that it intends to proceed with the Merger, provided (i) the conditions precedent set forth in Section 9.1 shall have been satisfied (other than conditions precedent which have not been satisfied as a result of the acts or omissions of Parent or Merger Subsidiary) and (ii) Parent is not entitled to terminate this Agreement pursuant to Section 10.1(a), (b), (c) or (d)(1), then Subject Company shall have the right to declare that Parent has terminated this Agreement pursuant to this Section 10.1(d)(2) should the Merger fail to become effective by Deember 31, 1998; provided, however, nothing in this Section 10.1(d)(2) shall prevent Parent from terminating this Agreement, should it have the right to do so, pursuant to any Section of this Article 10 other than
Section 10.1(d)(2); or

                  (e) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event that the Merger shall not have been consummated by December 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e), and should Parent's shareholders fail to approve an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock to the extent Parent would not have sufficient authorized shares of Parent Common Stock available for issuance in the Merger, then Parent shall no longer have the right to terminate this Agreement pursuant to this Section 10.1(e).


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



         10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section 8.8,
Section 11.2 and Section 11.3 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for an uncured breach of a representation, warranty, covenant, or agreement.

         10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11
                                 MISCELLANEOUS

         11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

         "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

         "Agreement" shall mean this Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "Articles of Merger" shall mean the Articles of Merger to be executed by Parent, Merger Subsidiary and Subject Company and filed with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Texas relating to the Merger as contemplated by Section 1.1 of this Agreement.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

         "Bank" shall mean Alvin State Bank, Alvin, Texas.

         "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

         "Contract" shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or

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



violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

         "Dissenting Shares" shall mean any shares of Subject Company Common Stock with respect to which the record or beneficial holder has properly perfected the holder's rights to dissent under Article 5.12 of the Texas BCA.

         "Effective Time" shall have the meaning ascribed to such term in
Section 1.3 of this Agreement.

         "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the entity under consideration would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

         "Exchange Agent" shall have the meaning ascribed to such term in
Section 4.1 of this Agreement.

         "Exchange Ratio" shall have the meaning ascribed to such term in
Section 3.1(c) of this Agreement.

         "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof.

         "FRB" shall mean the Board of Governors of the Federal Reserve System or applicable Federal Reserve Bank.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indemnified Party" shall have the meaning ascribed to such term in
Section 8.12 of this Agreement.

         "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

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




         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

         "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its Subsidiaries which are not yet delinquent, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of banking business.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial condition, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party, (d) changes in economic conditions or interest rates generally affecting financial institutions, or (e) the direct effects of compliance with this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Subject Company as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

         "Merger" shall mean the merger of Subject Company with and into Merger Subsidiary.

         "Merger Subsidiary" shall mean Union Planters Holding Corporation, a wholly-owned subsidiary of Parent organized under the Laws of the State of Tennessee.

         "Merger Subsidiary Common Stock" shall mean the $1.00 par value common stock of Merger Subsidiary.


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



         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "1933 Act" shall mean the Securities Act of 1933, as amended.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Parent" shall mean Union Planters Corporation, a Tennessee corporation.

         "Parent Capital Stock" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

         "Parent Common Stock" shall mean the $5.00 par value common stock of Parent.

         "Parent Contracts" shall have the meaning ascribed to such term in
Section 6.11 of this Agreement.

         "Parent Disclosure Memorandum" shall mean the written information entitled "Parent Memorandum" delivered prior to the date of this Agreement to Subject Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Parent Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997 and for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

         "Parent Material Contracts" shall have the meaning ascribed to such term in Section 6.11 of this Agreement.

         "Parent Preferred Stock" shall mean the no par value preferred stock of Parent and shall include the (i) Series A Preferred Stock and (ii) Series E 8% Cumulative, Convertible Preferred Stock, of Parent ("Parent Series E Preferred Stock").

         "Parent Rights" shall mean the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

         "Parent Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between Parent and Union Planters Bank, National Association, as Rights Agent.

         "Parent Shareholders' Meeting" shall mean a meeting of the shareholders of Parent called to consider and

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



vote upon, among other things, a proposal to amend the Charter of Incorporation of Parent to authorize the issuance of at least sufficient additional shares of Parent Common Stock to permit Parent and Merger Subsidiary to consummate the Merger upon the terms and conditions set forth in this Agreement.

         "Parent Subsidiaries" shall mean the Subsidiaries of Parent and any corporation, bank, or other organization acquired as a Subsidiary of Parent in the future and owned by Parent at the Effective Time.

         "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.


         "Party" shall mean Subject Company, Merger Subsidiary or Parent, and "Parties" shall mean, collectively, Subject Company, Merger Subsidiary and Parent.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Plan of Merger" shall mean the Plan of Merger of even date herewith entered into by Parent, Merger Subsidiary and Subject Company, in the form of
Exhibit 1.

         "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Subject Company in connection with the transactions contemplated by this Agreement.

         "Regulatory Authorities" shall mean, collectively, the FRB, the Department of Financial Institutions of the State of Tennessee, the Texas Department of Banking, all state regulatory agencies having jurisdiction over any of the Parties or their respective Subsidiaries, the NYSE, the NASD, and the SEC.

         "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

         "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

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




         "Significant Subsidiary" shall have the meaning ascribed such to such term in Rule 1-02(w) of Regulation S-X promulgated under the Securities Laws.

         "Subject Company" shall mean Alvin Bancshares, Inc., a Texas corporation.

         "Subject Company Benefit Plans" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.

         "Subject Company Common Stock" shall mean the common stock, $1.00 par value per share, of Subject Company.

         "Subject Company Contracts" shall have the meaning ascribed to such term in Section 5.15 of this Agreement.

         "Subject Company Disclosure Memorandum" shall mean the written information entitled "Subject Company Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Subject Company ERISA Plan" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.

         "Subject Company Financial Statements" shall have the meaning ascribed thereto in Section 5.5 of this Agreement.

         "Subject Company Proxy Statement" shall mean the proxy statement used by Subject Company to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Parent relating to the issuance of the Parent Common Stock to holders of Subject Company Common Stock.

         "Subject Company Shareholders' Meeting" shall mean the meeting of the shareholders of Subject Company to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "Subject Company Subsidiaries" shall mean the Subsidiaries of Subject Company, which shall include Subject Company Subsidiaries described in Section
5.4 of this Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Subject Company in the future and owned by Subject Company at the Effective Time.

         "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Supplemental Letter" shall mean the supplemental letter of even date herewith relating to certain understandings and agreements with respect to certain employment matters following the Effective Time in addition to those included in this Agreement.

         "Surviving Corporation" shall mean Merger Subsidiary as the surviving corporation resulting from the Merger.

         "Takeover Laws" shall have the meaning ascribed to such term in Section
5.20 of this Agreement.

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




         "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the applicable Party.

         "TBCA" shall mean the Tennessee Business Corporation Act.

         "Texas BCA" shall mean the Texas Business Corporation Act.

         "Texas Banking Commissioner" shall mean the Commissioner of the Texas Department of Banking.

         (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2 Expenses. (a) Except as otherwise provided in this Section 11.2 and in Section 8.8, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Subject Company Proxy Statement and printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement and the Subject Company Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1997.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except as disclosed in Section 11.3 of such Party's Disclosure Memorandum. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Subject Company or Parent other than those disclosed in the previous sentence, each of Subject Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such Party in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein, including, but not limited to, the Supplemental Letter) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, between Parent and Subject Company. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in the Supplemental Letter and in Sections 8.11 and 8.12 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

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




         11.6 Waivers. (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Subject Company, to waive or extend the time for the compliance or fulfillment by Subject Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

                  (b) Prior to or at the Effective Time, Subject Company, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent and/or Merger Subsidiary, to waive or extend the time for the compliance or fulfillment by Parent and/or Merger Subsidiary of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Subject Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Subject Company.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach of a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 Assignment. Except in accordance with Section 1.4 of this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Subject Company:                         Alvin Bancshares, Inc.
                                         221 S. Gordon (delivery)
                                         Alvin, Texas  77511
                                         or P. O. Box 232 (mail)
                                         Alvin, Texas  77512-02322
                                         Attention:  James F. Eubank, II
                                                      Chairman
                                         Telephone Number: (281) 331-6411
                                         Telecopy Number: (281) 331-2329

Copy to Subject Company Counsel:         Winstead Sechrest & Minick P.C.
                                         Bank One Center
                                         910 Travis Street, Suite 2400
                                         Houston, Texas  77002-5895
                                         Attention: Ross D. Margraves, Jr. Esq.
                                         Telephone Number: (713) 650-2773
                                         Telecopy Number:  (713) 650-2400



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



Parent:                                  Union Planters Corporation
                                         7130 Goodlett Farms Parkway
                                         Memphis, Tennessee  38018
                                         Attention:  Jackson W. Moore
                                                      President and COO
                                         Telephone Number: (901) 580-6093
                                         Telecopy Number: (901) 580-2939

Copy to Parent Counsel:                  Union Planters Corporation
                                         7130 Goodlett Farms Parkway
                                         Memphis, Tennessee  38018
                                         Attention:  E. James House, Jr., Esq.
                                                      Manager, Legal Division
                                         Telephone Number:
                                         Telecopy Number: (901) 580-2939

                                                      and

                                         Wyatt, Tarrant & Combs
                                         6075 Poplar Avenue, Suite 650
                                         Memphis, Tennessee 38017
                                         Attention:  R. Nash Neyland, Esq.
                                         Telephone Number: (901)537-1023
                                         Telecopy Number:  (901) 537-1010

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

         11.13 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of

                   Alvin Bancshares - Merger Agreement Page 37 this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                 ALVIN BANCSHARES, INC.


By:/s/ Thomas Blakeney, Jr.             By:/s/ James F. Eubank, II
   -------------------------------         -----------------------------
   Thomas Blakeney, Jr., President         James F. Eubank, II, Chairman


[CORPORATE SEAL]



ATTEST:                                 UNION PLANTERS CORPORATION

By:/s/                                  By:/s/ Jackson W. Moore
   --------------------------------        -----------------------------------
                                           Jackson W. Moore
                                           President & Chief Operating Officer



ATTEST:                                 UNION PLANTERS HOLDING CORPORATION


By:/s/                                  By:/s/ Jackson W. Moore
   ---------------------------------       ----------------------------------
                                           Jackson W. Moore
                                           Chairman & Chief Operating Officer

[CORPORATE SEAL]



                   Alvin Bancshares - Merger Agreement Page 38

                                                                      APPENDIX B


                                 PLAN OF MERGER
                                       OF
                             ALVIN BANCSHARES, INC.
                                  WITH AND INTO
                       UNION PLANTERS HOLDING CORPORATION

         Pursuant to this Plan of Merger ("Plan of Merger"), Alvin Bancshares, Inc. ("Subject Company"), a corporation organized and existing under the laws of the State of Texas, shall be merged with and into Union Planters Holding Corporation ("Merger Subsidiary"), a corporation organized and existing under the laws of the State of Tennessee and which is a wholly-owned subsidiary of Union Planters Corporation ("Parent").

         Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain merger agreement dated as of March 18, 1998 between Parent, Merger Subsidiary and Subject Company (the "Agreement"), of which this Plan of Merger is Exhibit 1.

                                    ARTICLE 1
                                 TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of the Agreement and this Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and Article 5.01 of the Texas BCA, and with the effect provided in Section 48-21-108 of the TBCA and Article 5.06 of the Texas BCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of the Agreement and this Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by the Agreement and this Plan of Merger shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the States of Tennessee and Texas (the "Effective Time").

         1.4 Restructure of Transaction. Subject to the terms of the Agreement, Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by the Agreement and this Plan of Merger in order to achieve tax benefits or for any other reason which Parent may deem advisable.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.



                    Alvin Bancshares - Plan of Merger Page 1

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3 (and Article 3 of the Agreement), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive one (1) share of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 of the Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d) Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Article 5.12 of the Texas BCA. If a holder of Dissenting Shares becomes ineligible for payment under Article 5.12 of the Texas BCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in
Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Plan of Merger and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been

                    Alvin Bancshares - Plan of Merger Page 2 entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties, provided such rules and procedures do not have the effect of limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by Article 3 of this Plan of Merger. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Plan of Merger, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1 or in Section 4.2 hereof. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of the Agreement or this Plan of Merger notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, other than with respect to Dissenting Shares, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common

                    Alvin Bancshares - Plan of Merger Page 3

Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Plan of Merger.


                                    ARTICLE 5
                                  MISCELLANEOUS

         5.1 Conditions Precedent. Consummation of the Merger by Merger Subsidiary shall be conditioned on the satisfaction of or waiver by Parent of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Agreement. Consummation of the Merger by Subject Company shall be conditioned on the satisfaction of, or waiver by Subject Company of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Agreement.

         5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto as provided in Article 10 of the Agreement.

         5.3 Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Agreement and this Plan of Merger has been obtained; provided, that after any such approval by the holders of Subject Company Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the Subject Company shareholders.

         5.4 Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, the Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         5.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         5.6 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         5.7 Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.


                    Alvin Bancshares - Plan of Merger Page 4

                  IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Plan of Merger or has caused this Plan of Merger to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the date first written above.

ATTEST:                                   ALVIN BANCSHARES, INC.

By:/s/ Thomas Blakeney, Jr.               By:/s/ James F. Eubank, II
   -------------------------------           -----------------------------
   Thomas Blakeney, Jr., President           James F. Eubank, II, Chairman


[CORPORATE SEAL]



ATTEST:                                   UNION PLANTERS CORPORATION

By:/s/                                    By:/s/ Jackson W. Moore
   --------------------------------          -----------------------------------
                                             Jackson W. Moore
                                             President & Chief Operating Officer



ATTEST:                                   UNION PLANTERS HOLDING CORPORATION


By:/s/                                    By:/s/ Jackson W. Moore
   --------------------------------          -----------------------------------
                                             Jackson W. Moore
                                             Chairman & Chief Operating Officer

[CORPORATE SEAL]



                    Alvin Bancshares - Plan of Merger Page 5

                                    Exhibit 2


                               AFFILIATE AGREEMENT


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38108
Attention:  Jackson W. Moore, President
and Chief Operating Officer

Gentlemen:

         The undersigned is a shareholder of Alvin Bancshares, Inc., ("Subject Company") a corporation organized and existing under the laws of the State of Texas, and will become a shareholder of Union Planters Corporation ("Parent") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of March 18, 1998, (the "Agreement"), by and between Parent, Union Planters Holding Corporation ("Merger Subsidiary"), and Subject Company. Under the terms of the Agreement, Subject Company will be merged with and into Merger Subsidiary (the "Merger"), and shares of the $1.00 par value common stock of Subject Company ("Subject Company Common Stock") will be converted into and exchanged for shares of the $5.00 par value common stock of Parent ("Parent Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Parent regarding rights and obligations of the undersigned in connection with the shares of Parent Common Stock to be received by the undersigned as a result of the Merger. Except as otherwise provided herein, capitalized terms set forth below shall have the meanings ascribed thereto in the Agreement.

         In consideration of the Merger and the mutual covenants contained herein, the undersigned and Parent hereby agree as follows:

         1. Affiliate Status. The undersigned understands and agrees that as to Subject Company the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

         2. Initial Restriction on Disposition. The undersigned agrees that the undersigned will not sell, transfer, or otherwise dispose of the undersigned's interest in, or reduce the under-signed's risk relative to, any of the shares of Parent Common Stock into which the undersigned's shares of Subject Company Common Stock are converted upon consummation of the Merger until such time as the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Parent and Subject Company. Parent agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Parent containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

         3. Covenants and Warranties of Undersigned. The undersigned represents, warrants, and agrees that:

         (a) During the 30 days immediately preceding the Effective Time of the Merger, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interest in, or reduce the undersigned's risk relative to, any of the shares of Subject Company Common Stock beneficially owned by the undersigned as of the date of the Subject Company Shareholders' Meeting held to approve the Merger.

         (b) The Parent Common Stock received by the undersigned as a result of the Merger will be taken

                  Alvin Bancshares - Affiliate Agreement Page 1 for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

         (c) Parent has informed the undersigned that any distribution by the undersigned of Parent Common Stock has not been registered under the 1933 Act and that shares of Parent Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exists or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Parent is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Parent Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

         (d) The undersigned will register, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to Section 8 hereof to have all shares of Subject Company Common Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties, as applicable, prior to the Effective Date of the Merger and not in the name of any bank, broker-dealer, nominee, or clearinghouse.

         (e) The undersigned is aware that Parent intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as Parent for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those Subject Company shareholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan, or intention on the part of the Subject Company shareholders to sell or otherwise dispose of the Parent Common Stock to be received in the Merger.

         4. Restrictions on Transfer. The undersigned understands and agrees that stop order instructions with respect to the shares of Parent Common Stock received by the undersigned pursuant to the Merger will be given to Parent's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

         "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling-of-interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Union Planters Corporation ("Parent") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred, or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Parent) or
         (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Parent) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for Parent that such sale or offer is otherwise exempt from the registration requirements of such Act."

         Such legend will also be placed on any certificate representing Parent securities issued subsequent to the original issuance of the Parent Common Stock pursuant to the Merger as a result of any offer of such shares or any stock dividend, stock split, or other recapitalization as long as the Parent Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, Parent shall cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to delete restrictions applicable

                  Alvin Bancshares - Affiliate Agreement Page 2 to the Parent Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Parent, upon the request of the undersigned, will cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Parent of an opinion of its counsel to the effect that such legend may be removed.

         5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of Parent Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for Subject Company.

         6. Filing of Reports by Parent. Parent agrees, for a period of three years after the Effective Time of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Parent Common Stock issued to the undersigned pursuant to the Merger.

         7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Parent Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for Parent Common Stock together with such additional information as the transfer agent for Parent Common Stock may reasonably request. If Parent's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Parent shall cause such counsel to provide such opinions as may be necessary to Parent's transfer agent so that the undersigned may complete the proposed sale or transfer.

         8. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of Subject Company and Parent that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Parent or becomes a director or officer of Parent upon consummation of the Merger, among other things, any sale of Parent Common Stock by the undersigned within a period of less than six months following the Effective Time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         9. Miscellaneous. This Affiliate Agreement is the complete agreement between Parent and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Tennessee.



                  Alvin Bancshares - Affiliate Agreement Page 3

                  This Affiliate Agreement is executed as of the __ day of _____________, 199_.

                               Very truly yours,


                                                  ------------------------------
                               Affiliate Signature


                                                  ------------------------------
                               Printed Name
                                           -------------------------------------

                                           -------------------------------------
                                           Address

                  Add below the signatures of all registered owners of shares deemed to be beneficially owned by the Affiliate.


                                                  ------------------------------
                                                  Name:
                                                       -------------------------

                                                  ------------------------------
                                                  Name:

                                                  ------------------------------
                                                  Name:

                                                  ------------------------------



AGREED TO AND ACCEPTED as of ______________________, 1998.

                                                     UNION PLANTERS CORPORATION


                                         By:
                                             -----------------------------------
                                             Jackson W. Moore
                                             President & Chief Operating Officer


                  Alvin Bancshares - Affiliate Agreement Page 4

                                                                      APPENDIX C

ALVIN BANCSHARES, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                                                                 Page
INDEPENDENT AUDITORS' REPORT                                                                                      F-2
CONSOLIDATED FINANCIAL STATEMENTS:

   Consolidated Balance Sheets, December 31, 1997 and 1996 (audited) and
     March 31, 1998 (unaudited)                                                                                   F-3

   Consolidated Statements of Income for the Years Ended December 31, 1997, 1996 and 1995
     (audited) and the Three Months Ended March 31, 1998 and 1997 (unaudited)                                     F-4

   Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1997,
     1996 and 1995 (audited) and the Three Months Ended March 31, 1998 (unaudited)                                F-5

   Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and
     1995 (audited) and the Three Months Ended March 31, 1998 and 1997 (unaudited)                                F-6

   Notes to Consolidated Financial Statements                                                                     F-8


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Alvin Bancshares, Inc.
Alvin, Texas

We have audited the accompanying consolidated balance sheets of Alvin Bancshares, Inc. and subsidiaries ("ABI") as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of ABI's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alvin Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Houston, Texas
January 30, 1998
   (except for Note 18 as to which
   the date is February 13, 1998)

ALVIN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (In Thousands)
--------------------------------------------------------------------------------



                                                                                        March 31,            December 31,
                                                                                          1998         -----------------------
ASSETS                                                                                 (Unaudited)       1997           1996
Cash and due from banks (Note 2)                                                         $  7,782      $ 17,319      $   7,400
Federal funds sold                                                                          6,600         9,950          4,950
                                                                                         --------      --------      ---------

                Total cash and cash equivalents                                            14,382        27,269         12,350
                                                                                         --------      --------      ---------

Interest-bearing deposits in financial institutions                                                                        392
Investment securities available-for-sale, at fair value (amortized cost of $12,448,
   $17,376 and $8,497, respectively) (Note 3)                                              12,480        17,387          8,486
Investment securities held-to-maturity, at amortized cost (fair value of $32,170,
   $30,086 and $27,226, respectively) (Note 3)                                             31,891        29,841         27,191

Loans (Notes 4 and 5)                                                                      58,283        61,039         57,650
Less allowance for credit losses (Note 6)                                                     513           536            559
                                                                                         --------      --------      ---------

                Loans, net                                                                 57,770        60,503         57,091
                                                                                         --------      --------      ---------

Accrued interest receivable                                                                 1,057         1,096            964
Real estate acquired by foreclosure                                                                          85            317
Bank premises and equipment, net (Note 7)                                                   2,488         2,544          2,475
Other assets                                                                                  217           489            137
Goodwill, net of accumulated amortization of $2,871, $2,820 and
   $2,615, respectively                                                                       666           717            922

TOTAL                                                                                    $120,951      $139,931      $ 110,325
                                                                                         ========      ========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits (Note 8):
       Noninterest-bearing                                                               $ 24,548      $ 23,545      $  20,508
       Interest-bearing                                                                    82,205       102,070         76,454
                                                                                         --------      --------      ---------

                Total deposits                                                            106,753       125,615         96,962
                                                                                         --------      --------      ---------

   Accrued interest payable and other liabilities                                             253           732            710
                                                                                         --------      --------      ---------

                Total liabilities                                                         107,006       126,347         97,672
                                                                                         --------      --------      ---------

COMMITMENTS AND CONTINGENCIES (Notes 11 and 13)

STOCKHOLDERS' EQUITY (Notes 10 and 15):
   Common stock, $1 par value; 1,000,000 shares authorized and 793,867 shares
      issued and outstanding                                                                  794           794            794
   Capital surplus                                                                          8,767         8,767          8,767
   Accumulated earnings                                                                     4,363         4,016          3,099
   Unrealized gain (loss) on available-for-sale securities, net of tax                         21             7             (7)
                                                                                         --------      --------      ---------

                Total stockholders' equity                                                 13,945        13,584         12,653
                                                                                         --------      --------      ---------

TOTAL                                                                                    $120,951      $139,931      $ 110,325
                                                                                         ========      ========      =========


See notes to consolidated financial statements.

ALVIN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (In Thousands)
-------------------------------------------------------------------------------


                                                                        For the Three Months         For the Year Ended
                                                                           Ended March 31,                December 31,
                                                                         ------------------      ------------------------------
                                                                          1998        1997        1997        1996        1995
                                                                             (Unaudited)
INTEREST INCOME:
   Loans, including fees                                                 $1,563      $1,489      $6,267      $5,509      $5,429
   Investment securities                                                    672         507       2,153       2,275       1,993
   Federal funds sold                                                        80          77         379         279         343
   Deposits in financial institutions                                                     6          15          24          24
                                                                         ------      ------      ------      ------      ------

                Total interest income                                     2,315       2,079       8,814       8,087       7,789
                                                                         ------      ------      ------      ------      ------

INTEREST EXPENSE - Deposits                                                 870         685       3,150       2,708       2,622
                                                                         ------      ------      ------      ------      ------

NET INTEREST INCOME                                                       1,445       1,394       5,664       5,379       5,167
                                                                         ------      ------      ------      ------      ------

PROVISION FOR CREDIT LOSSES (Note 6)                                                                291          70         120
                                                                         ------      ------      ------      ------      ------

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                     1,445       1,394       5,373       5,309       5,047
                                                                         ------      ------      ------      ------      ------

NONINTEREST INCOME:

   Customer service fees                                                    314         325       1,278       1,272       1,192
   Trust income (Note 14)                                                    18          24          96          79         106
   Other                                                                     22           9         111          36          60
                                                                         ------      ------      ------      ------      ------

                Total noninterest income                                    354         358       1,485       1,387       1,358
                                                                         ------      ------      ------      ------      ------

NONINTEREST EXPENSE:

   Salaries and employee benefits                                           589         530       2,372       2,289       2,043
   Data processing fees and expenses                                         79          74         282         275         285
   Net occupancy expense                                                     95          87         356         375         350
   Amortization of goodwill                                                  51          51         205         205         205
   Losses and carrying costs of real estate acquired by foreclosure           2           2          17          30         126
   Federal Deposit Insurance Corporation assessment                           1           2          10           6          93
   Professional fees                                                        179          30         118          98          65
   Other                                                                    278         230         927         965         909
                                                                         ------      ------      ------      ------      ------

                Total noninterest expense                                 1,274       1,006       4,287       4,243       4,076
                                                                         ------      ------      ------      ------      ------

INCOME BEFORE INCOME TAXES                                                  525         746       2,571       2,453       2,329

PROVISION FOR INCOME TAXES (Note 9)                                         178         253         860         820         760
                                                                         ------      ------      ------      ------      ------

NET INCOME                                                               $  347      $  493      $1,711      $1,633      $1,569
                                                                         ======      ======      ======      ======      ======


See notes to consolidated financial statements.

ALVIN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (In Thousands)
--------------------------------------------------------------------------------






                                                                                                          Accumulated
                                                 Common Stock                                               Other         Total
                                               -----------------   Capital   Accumulated  Comprehensive  Comprehensive Stockholders'
                                               Shares     Amount   Surplus     Earnings      Income          Income        Equity

BALANCE AT JANUARY 1, 1995                         794    $   794    $ 8,767     $1,485                     $   (75)        $10,971

   Net income                                                                     1,569        $ 1,569                        1,569

   Net change in unrealized gain (loss) on
      available-for-sale investment securities,
      net of tax                                                                                    73           73              73
                                                                                               -------
   Comprehensive income                                                                        $ 1,642
                                                                                               =======
   Cash dividends paid, at $1 per share                                            (794)                                       (794)
                                                   ---    -------    -------     ------                     -------         -------

BALANCE AT DECEMBER 31, 1995                       794        794      8,767      2,260                          (2)         11,819

   Net income                                                                     1,633        $ 1,633                        1,633
   Net change in unrealized gain (loss) on
      available-for-sale investment securities,
      net of tax                                                                                    (5)          (5)             (5)
                                                                                               -------
   Comprehensive income                                                                        $ 1,628
                                                                                               =======
   Cash dividends paid, at $1 per share                                            (794)                                       (794)
                                                   ---    -------    -------     ------                     -------         -------

BALANCE AT DECEMBER 31, 1996                       794        794      8,767      3,099                          (7)         12,653

   Net income                                                                     1,711        $ 1,711                        1,711

   Net change in unrealized gain (loss)
      on available-for-sale investment securities,
      net of tax                                                                                    14           14              14
                                                                                               -------
   Comprehensive income                                                                        $ 1,725
                                                                                               =======
   Cash dividends paid, at $1 per share                                            (794)                                       (794)
                                                   ---    -------    -------     ------                     -------         -------

BALANCE AT DECEMBER 31, 1997                       794        794      8,767      4,016                           7          13,584

   Net income (unaudited)                                                           347        $   347                          347

   Charge in unrealized gain (loss) on
      available-for-sale investment securities,
      net of tax (unaudited)                                                                        14           14              14
                                                                                               -------
   Comprehensive income (unaudited)                                                            $   361
                                                                                               =======
BALANCE AT MARCH 31, 1998
                                                   ---    -------    -------     ------                     -------         -------
   (UNAUDITED)                                     794    $   794    $ 8,767     $4,363                     $    21         $13,945
                                                   ===    =======    =======     ======                     =======         =======



See notes to consolidated financial statements.

ALVIN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

--------------------------------------------------------------------------------


                                                                            For the Three Months       For the Years Ended
                                                                               Ended March 31,              December 31,
                                                                            --------------------   ------------------------------
                                                                               1998       1997       1997       1996       1995
                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                $    347   $    493   $  1,711   $  1,633   $  1,569
   Adjustments to reconcile net earnings to net cash
      provided by operating activities:                                                                                       413
      Depreciation and amortization                                               102        103        391        418         16
      Amortization (accretion) of premiums/discounts on investments              (133)        (7)       (32)         9        120
      Provision for credit losses                                                                       291         70         11
      Loss (gain) on sale of real estate acquired by foreclosure                                        (69)        15
      Write-down of real estate acquired by foreclosure                                                                       107
      Decrease (increase) in accrued interest receivable                           39         23       (132)        43        106
      Decrease (increase) in other assets                                         272         (1)      (317)        19         16
      Increase (decrease) in accrued interest payable and other liabilities      (479)      (593)        21        110       (310)
                                                                             --------   --------   --------   --------   --------

                Total adjustments                                                (199)      (475)       153        684        266
                                                                             --------   --------   --------   --------   --------

                Net cash provided by operating activities                         148         18      1,864      2,317      1,835
                                                                             --------   --------   --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from disposal of interest-bearing deposits
      in financial institutions                                                                         392
   Proceeds from maturities and principal paydowns of
      available-for-sale investment securities                                  8,000      2,004      6,004      3,000      4,000
   Proceeds from maturities and principal paydowns of
      held-to-maturity investment securities                                    1,843      1,598      3,727      7,930        150
   Purchases of available-for-sale investment securities                       (2,951)    (2,004)   (14,863)    (2,486)    (4,020)
   Purchases of held-to-maturity investments securities                        (3,880)               (6,367)    (6,441)    (3,433)
   Net decrease (increase) in loans                                             2,733       (880)    (3,720)    (9,516)     1,708
   Proceeds from sale of real estate acquired by foreclosure                       85                   312         60        152
   Proceeds from disposal of bank premises and equipment                          151                                          38
   Purchase of bank premises and equipment                                       (154)       (40)      (288)      (193)      (724)
                                                                             --------   --------   --------   --------   --------

                Net cash provided by (used in) investing activities             5,827        678        (15)    (7,645)    (2,129)
                                                                             --------   --------   --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of cash dividends                                                                           (794)      (794)      (794)
   Net increase (decrease) in noninterest-bearing deposits                      1,003        573      3,037     (6,355)     8,975
   Net increase (decrease) in interest-bearing deposits                       (19,865)    (1,184)    25,616     10,103      2,516
                                                                             --------   --------   --------   --------   --------

                Net cash provided by (used in) financing activities            18,862       (611)    27,859      2,954     10,697
                                                                             --------   --------   --------   --------   --------

NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                                                (12,887)        85     14,919     (2,375)    10,403

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                 27,269     12,350     12,350     14,724      4,321
                                                                             --------   --------   --------   --------   --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                     $ 14,382   $ 12,435   $ 27,269   $ 12,350   $ 14,724
                                                                             ========   ========   ========   ========   ========

INCOME TAXES PAID                                                            $    131   $    165   $    931   $    676   $    765
                                                                             ========   ========   ========   ========   ========

INTEREST PAID                                                                $    882   $    674   $  3,131   $  2,373   $  2,559
                                                                             ========   ========   ========   ========   ========


                                                                                                                  (Continued)


ALVIN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

--------------------------------------------------------------------------------


NONCASH INVESTING ACTIVITIES:
   ABI acquired certain real estate through foreclosure of collateral on loans totaling $38,362 and $56,000 during the years ended December 31, 1997 and 1996, respectively. There were no such foreclosures during the year ended December 31, 1995.

   No loans were made by ABI to facilitate the sale of real estate in 1997. ABI made loans to facilitate the sale of real estate acquired through foreclosure of approximately $78,000 and $132,000 during the years ended December 31, 1996 and 1995, respectively.

NONCASH FINANCING ACTIVITIES - On December 18, 1997, ABI declared a cash dividend of $1 per share, or $793,867, to be distributed on January 2, 1998 to stockholders of record as of December 18, 1997.

See notes to consolidated financial statements.                      (Concluded)

ALVIN BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

      NATURE OF OPERATIONS - Alvin Bancshares, Inc. ("ABI") is a bank holding company headquartered in Alvin, Texas, that provides consumer and commercial banking services through its wholly owned subsidiary, Alvin State Bank (the "Bank"). ABI also has another wholly owned subsidiary, Alvin Bancshares Delaware, Inc. ("Delaware"). The Bank provides a broad line of financial products and services to small and medium-sized businesses and consumers through its two community banking offices in Alvin and Friendswood, Texas.

      SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES - The accounting and reporting policies of ABI and its subsidiaries conform to generally accepted accounting principles ("GAAP") and the prevailing practices within the banking industry. A summary of significant accounting and reporting policies is as follows:

      BASIS OF PRESENTATION - The consolidated financial statements include the accounts of Alvin Bancshares, Inc. and its wholly owned subsidiary, Delaware, and its wholly owned subsidiary, the Bank, hereafter collectively referred to as ABI. All material intercompany transactions have been eliminated in consolidation.

      USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      The accompanying consolidated financial statements and information as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited, and include all adjustments (consisting of only normal recurring adjustments), that are necessary, in the opinion of management, for a fair presentation. The results from operations for the periods ended March 31, 1998 and 1997 are not necessarily reflective of the annual results.

      INVESTMENT SECURITIES - Investment securities held-to-maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Bank has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in tax law or statutory or regulatory requirements), securities held-to-maturity may be sold or transferred to another portfolio.

      Investment securities available-for-sale are carried at fair value. Unrealized gains and losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized. Securities within the available-for-sale portfolio may be used as part of the Bank's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors.

      Premiums and discounts are amortized and accreted to operations using the straight-line method of accounting, adjusted for prepayments as applicable. The specific identification method of accounting is used to compute gains or losses on sales of these assets.

      LOANS - Loans are stated at the principal amounts outstanding, net of unearned discount. Unearned discount relates principally to consumer installment loans. The related interest income for installment loans is recognized principally using the "sum of the months digits" method, which records the interest in proportion to the declining outstanding balances of the loans; for single-payment loans, such income is recognized using the straight-line method. Both methods approximate the interest method.

      Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

      NONPERFORMING, PAST-DUE AND RESTRUCTURED LOANS - Included in the nonperforming loan category are loans that have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

      When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

      ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance for credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

      Throughout the year, management estimates the likely level of future losses to determine whether the allowance for credit losses is adequate to absorb anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

      Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Bank's control.

      It should be understood that estimates of credit losses involve an exercise of judgment. While it is possible that in particular periods the Bank may sustain losses that are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the consolidated balance sheets is adequate to absorb estimated losses that exist in the current loan portfolio.

      BANK PREMISES AND EQUIPMENT - Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed principally using the straight-line method over the estimated useful lives of the assets.

      REAL ESTATE ACQUIRED BY FORECLOSURe - The Bank records real estate acquired by foreclosure at fair value, less estimated costs to sell, at the time of foreclosure. Adjustments are made to reflect declines in value subsequent to acquisition, if any, below the recorded amounts. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other noninterest expense.

      AMORTIZATION OF GOODWILL - Goodwill is amortized using the straight-line method over a period of 17 years.

      FEDERAL INCOME TAXES - ABI files a consolidated federal income tax return. Delaware and the Bank compute federal income taxes as if they filed a separate return and remit to, or are reimbursed by, ABI based on the portion of taxes currently due or refundable.

      Deferred income taxes are accounted for by applying statutory tax rates in effect at the balance sheet date to differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in enacted tax laws or rates.

      Realization of net deferred tax assets is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax assets will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

      STATEMENTS OF CASH FLOWS - For purposes of the consolidated statements of cash flows, cash and cash equivalents are defined as cash and due from banks as well as federal funds sold that mature in three days or less.

      RECLASSIFICATIONS - Certain reclassifications have been made to prior year balances to conform to the current presentation. All reclassifications have been applied consistently to the periods presented.

      RECENTLY ISSUED ACCOUNTING STANDARDS - Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" requires that all components of comprehensive income and total comprehensive income be reported. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends). This statement is effective for the Bank during its fiscal year ending December 31, 1998. The implementation of SFAS No. 130 in the accompanying consolidated financial statements had no material impact on the consolidated financial statements.

2.    CASH AND DUE FROM BANKS

      The Bank is required by the Federal Reserve Bank to maintain average reserve balances. "Cash and due from banks" in the consolidated balance sheets includes amounts so restricted of approximately $3,129,000 and $1,209,000 at December 31, 1997 and 1996, respectively.

3.    INVESTMENT SECURITIES

      The amortized cost and fair value of investments in debt securities were as follows (in thousands):


                                                              DECEMBER 31, 1997
                                           --------------------------------------------------------
                                                         GROSS     GROSS
                                           AMORTIZED  UNREALIZED UNREALIZED     FAIR       CARRYING
         AVAILABLE FOR SALE                    COST      GAINS     LOSSES       VALUE        VALUE

U.S. Treasury securities                    $12,399      $ 20      $   12      $12,407      $12,407
U.S. government agencies and
   corporations                               4,977         8           5        4,980        4,980
                                            -------      ----      ------      -------      -------

Total                                       $17,376      $ 28      $   17      $17,387      $17,387
                                            =======      ====      ======      =======      =======

          HELD TO MATURITY

U.S. Treasury securities                    $15,856      $157      $   27      $15,986      $15,856
U.S. government agencies and
   corporations                               5,603        39           8        5,634        5,603
State and political subdivisions              3,453        77                    3,530        3,453
Mortgage-backed securities and
   collateralized mortgage obligations        2,128                     3        2,126        2,128
Other                                         2,801        15           5        2,810        2,801
                                            -------      ----      ------      -------      -------

Total                                       $29,841      $288      $   43      $30,086      $29,841
                                            =======      ====      ======      =======      =======


                                                                 DECEMBER 31, 1996
                                           --------------------------------------------------------
                                                         GROSS      GROSS
                                           AMORTIZED  UNREALIZED  UNREALIZED    FAIR       CARRYING
           AVAILABLE FOR SALE                  COST      GAINS      LOSSES      VALUE        VALUE

U.S. Treasury securities                    $ 6,496      $  9      $   15      $ 6,490      $ 6,490
U.S. government agencies and
   corporations                               2,001         2           7        1,996        1,996
                                            -------      ----      ------      -------      -------

Total                                       $ 8,497      $ 11      $   22      $ 8,486      $ 8,486
                                            =======      ====      ======      =======      =======

            HELD TO MATURITY

U.S. Treasury securities                    $13,036      $ 63      $   76      $13,023      $13,036
U.S. government agencies and
   corporations                               7,113        39          25        7,127        7,113
State and political subdivisions              3,671        38                    3,709        3,671
Mortgage-backed securities and
   collateralized mortgage obligations          570         5           2          573          570
Other                                         2,801        12          19        2,794        2,801
                                            -------      ----      ------      -------      -------

Total                                       $27,191      $157      $  122      $27,226      $27,191
                                            =======      ====      ======      =======      =======

      The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                       AMORTIZED      FAIR
                AVAILABLE FOR SALE                                        COST        VALUE

Due in one year or less                                                 $14,874      $14,857
Due after one year through five years                                     2,502        2,530
                                                                        -------      -------

Total                                                                   $17,376      $17,387
                                                                        =======      =======

                HELD TO MATURITY

Due in one year or less                                                 $ 5,925      $ 5,933
Due after one year through five years                                    21,446       21,643
Due after five years through ten years                                      342          384
                                                                        -------      -------

Subtotal                                                                 27,713       27,960

Mortgage-backed securities and collateralized mortgage obligations        2,128        2,126
                                                                        -------      -------

Total                                                                   $29,841      $30,086
                                                                        =======      =======


      There were no sales of held-to-maturity and available-for-sale investments during 1997 or 1996.

      The Bank does not own any investment securities of any one issuer the aggregate-adjusted cost of which exceeded 10% of the consolidated stockholders' equity at December 31, 1997. Investment securities with an amortized cost of $40,657,819 and $26,755,982 and a fair value of $40,840,096 and $26,750,731 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

4.    LOANS

      The loan portfolio consists of various types of loans made principally to borrowers located in Brazoria County, Texas, and is classified by major type as follows (in thousands):



                                              DECEMBER 31,
                                          --------------------
                                           1997         1996

Commercial, financial and industrial      $20,177      $17,350
Real estate - mortgage                     21,676       22,450
Real estate - construction                 10,862        7,364
Installment                                 8,734       11,184
Lease financing                               298          323
Other                                         255          203
                                          -------      -------

                                           62,002       58,874

Less unearned discount                        963        1,224
                                          -------      -------

Total                                     $61,039      $57,650
                                          =======      =======




      The recorded investment in impaired loans under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" is $772,000 and $1,588,000, for which an SFAS No. 114 allowance for credit losses of $63,000 and $150,000 is required at December 31, 1997 and 1996, respectively.

      The average recorded investment in impaired loans was $863,000 and $1,282,000 for the years ended December 31, 1997 and 1996, respectively. The Bank recognized interest revenue on these impaired loans of approximately $28,000 and $11,000 in 1997 and 1996, respectively.

      Loan maturities and rate sensitivity of the loan portfolio, excluding installment loans, lease financing and other loans before unearned discount, are as follows (in thousands):


                                           WITHIN       ONE -         AFTER
                                          ONE YEAR    FIVE YEARS   FIVE YEARS    TOTAL

Commercial, financial and industrial      $ 14,780      $ 5,076      $  321      $20,177
Real estate                                 22,799        7,534       2,205       32,538
                                          --------      -------      ------      -------

Total                                     $ 37,579      $12,610      $2,526      $52,715
                                          ========      =======      ======      =======

At fixed interest rates                                 $10,271      $2,526
At variable interest rates                                2,339
                                                        -------      ------
Total                                                   $12,610      $2,526
                                                        =======      ======



      As of December 31, 1997 and 1996, loans outstanding to directors, officers and their affiliates were approximately $990,000 and $1,106,000, respectively. In the opinion of management, all transactions entered into between ABI and such related parties have been and are, in the ordinary course of business, made on the same terms and conditions as similar transactions with unaffiliated persons. An analysis of activity with respect to these related-party loans is as follows (in thousands):


                                       YEAR ENDED
                                       DECEMBER 31,
                                  ---------------------
                                    1997          1996

Balance at beginning of year      $ 1,106       $ 1,632
New loans made                        962           759
Repayments                         (1,078)       (1,285)
                                  -------       -------

Balance at end of year            $   990       $ 1,106
                                  =======       =======




5.    NONPERFORMING AND PAST-DUE LOANS

      The following table presents information relating to nonperforming and past-due loans (in thousands):



                                                         DECEMBER 31,
                                                       --------------
                                                       1997      1996

Nonaccrual loans                                       $322      $698
90 days or more past-due loans, not on nonaccrual       658       253
                                                       ----      ----

Total                                                  $980      $951
                                                       ====      ====



      With respect to the above nonperforming loans, the following table presents approximate interest income actually earned and approximate additional interest income that would have been earned under the original terms of the loans (in thousands):


                         YEAR ENDED
                        DECEMBER 31,
                       -------------
                       1997     1996
Nonaccrual loans:
   Income earned       $28      $ 8
   Forgone income       50       40


6.    ALLOWANCE FOR CREDIT LOSSES

      An analysis of activity in the allowance for credit losses is as follows (in thousands):


                                            YEAR ENDED
                                            DECEMBER 31,
                                  -----------------------------
                                   1997        1996        1995

Balance at beginning of year      $ 559       $ 562       $ 569
Loans charged off                  (406)       (178)       (189)
Loan recoveries                      92         105          62
Provision                           291          70         120
                                  -----       -----       -----

Balance at end of year            $ 536       $ 559       $ 562
                                  =====       =====       =====

7.    BANK PREMISES AND EQUIPMENT

      Bank premises and equipment are summarized as follows (in thousands):


                                          DECEMBER 31,
                                       ------------------
                                        1997        1996
Land                                   $  668      $  668
Buildings                               2,012       2,009
Furniture, fixtures and equipment       1,620       1,555
Construction-in-progress                  316         143
                                       ------      ------

                                        4,616       4,375

Less accumulated depreciation           2,072       1,900
                                       ------      ------

Total                                  $2,544      $2,475
                                       ======      ======


8.    DEPOSITS

      Included in interest-bearing deposits are time deposits in amounts of $100,000 or more. These time deposits and their remaining maturities were as follows (in thousands):


                                     DECEMBER 31,
                                 ------------------
                                   1997        1996

Three months or less             $2,020      $1,527
Four through six months           1,309         700
Seven through twelve months       1,233       1,647
Thereafter                          345       2,819
                                 ------      ------

Total                            $4,907      $6,693
                                 ======      ======


      Interest expense for such interest-bearing deposits was approximately $235,000 and $165,000 for the years ended December 31, 1997 and 1996, respectively.

9.    INCOME TAXES

      The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate on operations as follows (in thousands):


                                                  YEAR ENDED
                                                  DECEMBER 31,
                                         -----------------------------
                                          1997        1996        1995

Taxes calculated at statutory rate       $ 862       $ 834       $ 792
Increase (decrease) resulting from:
   Tax-exempt interest income              (73)        (85)        (97)
   Goodwill amortization                    70          70          70
   Other, net                                1           1          (5)
                                         -----       -----       -----

Federal income tax expense               $ 860       $ 820       $ 760
                                         =====       =====       =====


      The components of the provision for income taxes are as follows (in thousands):



                      YEAR ENDED
                      DECEMBER 31,
              ---------------------------
              1997      1996         1995

Current       $770      $799      $ 1,026
Deferred        90        21         (266)
              ----      ----      -------

Total         $860      $820      $   760
              ====      ====      =======


      Temporary differences exist between taxable and book income amounts; the most significant temporary differences involve bank premises and equipment, real estate acquired for foreclosure, and the allowance for loan losses.

      At December 31, 1997 and 1996, ABI had deferred tax assets of approximately $612,000 and $594,000, respectively, and deferred tax liabilities of $218,000 and $110,000, respectively. No valuation allowance was provided for the net deferred tax asset at December 31, 1997 or 1996.

      At December 31, 1997, tax loss carryforwards of approximately $902,000 were available to offset future taxable income. Certain tax carryforward amounts may be limited in their utilization. The tax loss carryforwards expire at various times in years 2002 and 2003.

10.   DIVIDEND RESTRICTIONS

      Dividends paid by ABI and by the Bank to ABI are subject to restrictions by certain regulatory agencies. There was an aggregate of approximately $2,531,000 and $3,095,000, respectively, available for payment of dividends at December 31, 1997 under these restrictions.

11.   COMMITMENTS AND CONTINGENCIES

      ABI has been named as a defendant in various legal actions arising in the normal course of business. In the opinion of management, after reviewing such claims with outside counsel, resolution of such matters will not have a materially adverse effect on the consolidated financial statements of ABI.

12.   INTEREST RATE RISK

      The Bank is principally engaged in providing short-term commercial loans, with interest rates that fluctuate with various market indices, and long-term, fixed-rate real estate loans. These loans are primarily funded through short-term demand deposits and longer-term certificates of deposit with variable and fixed rates. The real estate loans are more sensitive to interest rate risk than the commercial loans because of their fixed rates and longer maturities.

13.   FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

      The Bank is a party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of the Bank's involvement in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

      The following is a summary of the various financial instruments entered into by the Bank (in thousands):

                                                                                                                  December 31,
                                                                                                              ------------------
                                                                                                                1997        1996
Financial instruments whose contract amounts represent credit risk:
   Commitments to extend credit                                                                               $3,972      $6,588
   Standby letters of credit                                                                                     298         286



      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

      The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

14.   TRUST ASSETS (Unaudited)

      At December 31, 1997 and 1996, the Trust Department of the Bank held approximately $9,173,000 and $8,702,000, respectively, in fiduciary assets. These assets are held for the following types of accounts (in thousands):


                                                       DECEMBER 31,
                                                   ------------------
                                                    1997        1996

Estates                                            $  216
Personal trusts                                     7,314      $6,680
Employee benefit trusts including Keogh plans       1,643       2,022
                                                   ------      ------

Total                                              $9,173      $8,702
                                                   ======      ======

      Inasmuch as these assets are not beneficially owned by the Bank, they are not included in the accompanying consolidated balance sheets.

      Other noninterest income included Trust Department income of $96,000 and approximately $79,000 in 1997 and 1996, respectively.

15.   REGULATORY INFORMATION

      ABI and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Any institution that fails to meet its minimum capital requirements is subject to actions by regulators that could have a direct material effect on ABI's and the Bank's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements based on the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. ABI's and the Bank's capital amounts and the Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators regarding the components, risk weightings and other factors.

      To meet the capital adequacy requirements, ABI and the Bank must maintain minimum amounts and ratios as defined in the regulations. Management believes that as of December 31, 1997, ABI and the Bank met all capital adequacy requirements.

      As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There have been no conditions or events since that notification which management believes have changed the Bank's category.

      The following is a summary of ABI's and the Bank's capital ratios at December 31, 1997 and 1996:


                                                                                                    TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                                 FOR CAPITAL     PROMPT CORRECTIVE
                                                            ACTUAL            ADEQUACY PURPOSES  ACTION PROVISIONS
                                                     --------------------    ------------------  -----------------
                                                     AMOUNT         RATIO    AMOUNT       RATIO  AMOUNT      RATIO
                                                                           (DOLLARS IN THOUSANDS)
ABI :
   As of December 31, 1997:
      Total Capital (to Risk-Weighted Assets)       $13,585         19.05%   $5,703        8.0%    N/A         N/A
      Tier I Capital (to Risk-Weighted Assets)       12,826         17.98%    2,853        4.0%    N/A         N/A
      Tier I Capital (to Total Assets)               12,826          9.17%    4,198        3.0%    N/A         N/A

   As of December 31, 1996:
      Total Capital (to Risk-Weighted Assets)       $12,653         19.26%   $5,257        8.0%    N/A         N/A
      Tier I Capital (to Risk-Weighted Assets)       11,738         17.86%    2,628        4.0%    N/A         N/A
      Tier I Capital (to Total Assets)               11,738         10.73%    3,282        3.0%    N/A         N/A

BANK ONLY:
   As of December 31, 1997:
      Total Capital (to Risk-Weighted Assets)       $12,809         18.15%   $5,645        8.0%     7,057      10.0 %
      Tier I Capital (to Risk-Weighted Assets)       12,802         18.14%    2,823        4.0%     4,234       6.0 %
      Tier I Capital (to Total Assets)               12,802          9.20%    4,175        3.0%     6,959       5.0 %

   As of December 31, 1996:
      Total Capital (to Risk-Weighted Assets)       $11,712         18.08%   $5,183        8.0%     6,478      10.0 %
      Tier I Capital (to Risk-Weighted Assets)       11,720         18.09%    2,592        4.0%     3,887       6.0 %
      Tier I Capital (to Total Assets)               11,720         10.71%    3,282        3.0%     5,470       5.0 %


16.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INFORMATION

      The following disclosure of the estimated fair value of financial instruments is made in accordance with SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by ABI using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts ABI could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      CASH AND CASH EQUIVALENTS - For such short-term instruments, the carrying amount is a reasonable estimate of fair value.

      INVESTMENT SECURITIES - For securities held as investments, fair value equals market price, if available.

      If a quoted market pace is not available, fair value is estimated using quoted market prices for similar securities.

      LOAN RECEIVABLES - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

      The estimated fair values of ABI's financial instruments are as follows (in thousands):



                                                                        DECEMBER 31,
                                                 ---------------------------------------------------------
                                                            1997                            1996
                                                 -------------------------       -------------------------
                                                 CARRYING          FAIR          CARRYING          FAIR
                                                  AMOUNT           VALUE          AMOUNT           VALUE
Financial assets:
   Cash and cash equivalents                     $  27,269       $  27,269       $  12,350       $  12,350
   Interest-bearing deposits                                                           392             392
   Investment securities available for sale         17,387          17,387           8,486           8,486
   Investment securities held to maturity           29,841          30,086          27,191          27,226
   Loans                                            61,039          60,963          57,650          57,066
   Less allowance for credit losses                   (536)           (536)           (559)           (559)
                                                 ---------       ---------       ---------       ---------

Total                                            $ 135,000       $ 135,169       $ 105,510       $ 104,961
                                                 =========       =========       =========       =========

Financial liabilities - deposits                 $ 125,615       $ 126,453       $  96,962       $  96,937
                                                 ---------       ---------       ---------       ---------

Total                                            $ 125,615       $ 126,453       $  96,962       $  96,937
                                                 =========       =========       =========       =========



      The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17.   PARENT-COMPANY-ONLY FINANCIAL STATEMENTS

      The following are parent-company-only condensed balance sheets as of December 31, 1997 and 1996 and condensed statements of income and cash flows for the years then ended:


ALVIN BANCSHARES, INC. (PARENT COMPANY ONLY)

BALANCE SHEETS,
DECEMBER 31, 1997 AND 1996 (IN THOUSANDS)
-------------------------------------------------------------------------------


ASSETS                                                                1997          1996

Cash deposited with subsidiary                                       $   837      $    831
Investment in subsidiary                                              12,809        11,713
Goodwill, net                                                            751           922
                                                                     -------      --------

TOTAL                                                                $14,397      $ 13,466
                                                                     =======      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Dividends payable                                                 $   794      $    794
   Other liabilities                                                      19            19
                                                                     -------      --------

                Total liabilities                                        813           813
                                                                     -------      --------

STOCKHOLDERS' EQUITY:
   Common stock                                                          794           794
   Capital surplus                                                     8,767         8,767
   Accumulated earnings                                                4,016         3,099
   Unrealized loss on available-for-sale securities, net of tax            7            (7)
                                                                     -------      --------

                Total stockholders' equity                            13,584        12,653
                                                                     -------      --------

TOTAL                                                                $14,397      $ 13,466
                                                                     =======      ========

ALVIN BANCSHARES, INC. (PARENT COMPANY ONLY)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1996 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                    1997        1996        1995
                                                   ------      ------      ------
REVENUES - Dividends received from subsidiary      $  800      $  800      $  800

OPERATING EXPENSES:
   Amortization of goodwill                           171         205         205
   Other                                                            1
                                                   ------      ------      ------

                Total operating expenses              171         206         205
                                                   ------      ------      ------

INCOME BEFORE EQUITY IN UNDISTRIBUTED
   EARNINGS OF SUBSIDIARY                             629         594         595

EQUITY IN UNDISTRIBUTED EARNINGS
   OF SUBSIDIARY                                    1,082       1,039         974
                                                   ------      ------      ------

NET INCOME                                         $1,711      $1,633      $1,569
                                                   ======      ======      ======


ALVIN BANCSHARES, INC. (PARENT COMPANY ONLY)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 (IN THOUSANDS)
--------------------------------------------------------------------------------



                                                                 1997          1996          1995
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                  $ 1,711       $ 1,633       $ 1,569
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Equity in earnings of subsidiary                          (1,882)       (1,839)       (1,774)
      Dividend received from subsidiary                            800           800           800
      Amortization of goodwill                                     171           205           205
      Increase in other liabilities                                                0
                                                               -------       -------       -------

                Net cash provided by operating activities          800           799           800
                                                               -------       -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES -
   Payment of cash dividends                                      (794)         (794)         (794)
                                                               -------       -------       -------

                Net cash used in financing activities             (794)         (794)         (794)
                                                               -------       -------       -------

NET INCREASE IN CASH AND CASH
   EQUIVALENTS                                                       6             5             6

CASH AND CASH EQUIVALENTS, BEGINNING
   OF YEAR                                                         831           826           820
                                                               -------       -------       -------

CASH AND CASH EQUIVALENTS, END OF YEAR                         $   837       $   831       $   826
                                                               =======       =======       =======


18.   SUBSEQUENT EVENT

      On February 13, 1998 ABI entered into a letter of intent with another bank holding company to exchange all of the outstanding common stock of ABI for common stock of the bank holding company. The letter of intent does not constitute a binding agreement and is subject to due diligence investigations, completion of a merger agreement, regulatory approval and approval from the bank holding company's and ABI's board of directors and stockholders.

                                     ******

                                                                      APPENDIX D


ART. 5.11.        RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN
                  CORPORATE ACTIONS.

         A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

         (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

         (2) Any sale, leases, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

         (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

         B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

         (1) The shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange;

                  (a)  listed on a national securities exchange

                  (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                  (c) held of record by not less than 2,000 holders;

         (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

         (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

                  (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                           (i)   listed, or authorized for listing upon official
notice of issuance, on a national securities exchange;

                           (ii)  approved for quotation as a national market
security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                           (iii) held of record by not less than 2,000 holders;

                  (b) cash in lieu of fractional shares otherwise entitled to be received; or

                  (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

         Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1957, 55th Leg., p. 111 ch. 54, ss. 10; Acts 1973, 63rd Leg., p. 1508, ch.
545, ss. 36, eff. Aug. 27, 1973; Acts 1989, 71st Leg., ch. 801, ss. 34, eff. Aug
28, 1989; Acts 1991, 72nd Leg., ch. 901, ss. 32, eff. Aug. 26, 1991; Acts 1997,
75th Leg., ch. 375, ss. 29, eff. Sept. 1, 1997.

  ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

         A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

         (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
(10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                  (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

         (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

         (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

         B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addressees therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgement of the court.

         C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have the power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

         D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgement determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgement, to the shareholders entitled to payment. The judgement shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgement, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

              E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

              F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or' foreign, that are parties to the merger.

              G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1721, ch. 657, ss. 12, eff. June 17, 1967; Acts 1983, 68th Leg.,
p. 2570, ch. 442, ss. 9, eff. Sept. 1, 1983; Acts 1987, 70th Leg., ch. 93, ss.
27, eff. Aug. 31, 1987; Acts 1989, 71st Leg., ch. 801, ss. 35, eff. Aug. 28,
1989; Acts 1993, 73rd Leg., ch. 215, ss. 2.16, eff. Sept. 1, 1993.

  ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

              A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

              B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

              C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Acts 1955, 54th Leg., P. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1723, ch. 657, ss. 13, eff. June 17, 1967; Acts 1983, 68th Leg.,
P. 2573, ch. 442, ss. 10, eff. Sept. 1, 1983; Acts 1993, 73rd Leg., ch. 215, ss.
2.17, eff. Sept. 1, 1993.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Restated Charter of the Registrant provides as follows:

  TWELFTH:      INDEMNIFICATION OF CERTAIN PERSONS:

         To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

  Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

         The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

         Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

         A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

         The following exhibits are filed herein or have been, as noted, previously filed:




Exhibit No.                                             Description
----------------        ----------------------------------------------------------------------------
    2.1                 Agreement and Plan of Merger, dated as of March 18, 1998, by and between Union Planters Corporation, Union Planters Holding
                        Corporation and Alvin Bancshares, Inc. (Included as Appendix A to the
                        Proxy Statement included as part of this Registration Statement.)
    2.2                 Plan of Merger of Alvin Bancshares, Inc. into and with Union Planters
                        Holding Corporation.  (Included as Appendix B to the Proxy Statement
                        included as part of this Registration Statement.)
    4.1                 Restated Charter of Union Planters Corporation.  (Incorporated by
                        reference to Exhibit 3(a) to the Annual Report on Form 10-Q of UPC
                        for the fiscal quarter ended March 31, 1998.)
    4.2                 Amended and Restated Bylaws of Union Planters Corporation.
                        (Incorporated by reference to exhibit 3(d) to the Annual Report on Form
                        10-K of UPC for the fiscal year ended December 31, 1996 (File
                        No. 0-6919).)
    5.1                 Opinion of E. James House, Jr., Secretary and Manager of the Legal
                        Department of Union Planters Corporation, as to the validity of the shares of UPC Common Stock.
    8.1                 Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences.
    8.2                 Opinion of Winstead Sechrest & Minick P.C. as to federal income tax consequences.
   23.1                 Consent of Price Waterhouse LLP.
   23.2                 Consent of Deloitte & Touche LLP, independent auditors for Alvin
                        Bancshares, Inc.
   23.3                 Consent of E. James House, Jr., Secretary and Manager of
                        the Legal Department of Union Planters Corporation
                        (included in Exhibit 5.1).
   23.4                 Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).
   23.5                 Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 8.2).
   24.1                 Power of Attorney (contained on the signature page hereof).
   99.1                 Form of proxy of Alvin Bancshares, Inc.

ITEM 22.   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 19th day of February, 1998.

                         REGISTRANT

                         UNION PLANTERS CORPORATION


                         By:  /s/ Benjamin W. Rawlins, Jr.
                            ------------------------------------
                              Benjamin W. Rawlins, Jr.
                              Chairman of the Board and Chief Executive Officer

         We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint E. James House, Jr. and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and at the dates indicated.


         SIGNATURES                                 TITLE                                        DATE
         ----------                                 -----                                        ----

/s/  Benjamin W. Rawlins, Jr.             Chairman of the Board, Chief Executive         February 19, 1998
------------------------------------        Officer, Director (Principal
     Benjamin W. Rawlins, Jr.               Executive Officer)



/s/  Jackson W. Moore                     President, Chief Operating Officer,            February 19, 1998
------------------------------------        Director
     Jackson W. Moore


/s/  John W. Parker                       Executive Vice President and                   February 19, 1998
------------------------------------        Chief Financial Officer
     John W. Parker                         (Principal Financial Officer)



/s/  M. Kirk Walters                      Senior Vice President, Treasurer,              February 19, 1998
------------------------------------        and Chief Accounting Officer
     M. Kirk Walters


/s/  Edgar H. Bailey                      Vice Chairman of the Board                     February 19, 1998
------------------------------------        and Director
     Edgar H. Bailey


/s/  Albert M. Austin                     Director                                       February 19, 1998
------------------------------------
     Albert M. Austin



SIGNATURES                                  TITLE                                                DATE
----------                                  -----                                                ----

/s/  Marvin E. Bruce                      Director                                       February 19, 1998
------------------------------------
     Marvin E. Bruce


/s/  George W. Bryan                      Director                                       February 19, 1998
------------------------------------
     George W. Bryan


/s/  James E. Harwood                     Director                                       February 19, 1998
------------------------------------
     James E. Harwood


/s/  Parnell S. Lewis, Jr.                Director                                       February 19, 1998
------------------------------------
     Parnell S. Lewis, Jr.


/s/  C.J. Lowrance, III                   Director                                       February 19, 1998
------------------------------------
     C.J. Lowrance, III


/s/  Stanley D. Overton                   Director                                       February 19, 1998
------------------------------------
     Stanley D. Overton


/s/  Dr. V. Lane Rawlins                  Director                                       February 19, 1998
------------------------------------
     Dr. V. Lane Rawlins


/s/  Donald F. Schuppe                    Director                                       February 19, 1998
------------------------------------
     Donald F. Schuppe


/s/  Mike P. Sturdivant                   Director                                       February 19, 1998
------------------------------------
     Mike P. Sturdivant


/s/  David M. Thomas                      Director                                       February 19, 1998
------------------------------------
     David M. Thomas


                                          Director
------------------------------------
     Richard A. Trippeer, Jr.


                                          Director
------------------------------------
     Spence L. Wilson


                                 EXHIBIT INDEX

                  The following exhibits are filed herein or have been, as noted, previously filed:



Exhibit No.                                                      Description
----------------       ------------------------------------------------------------------------------------------------
    2.1                Agreement and Plan of Merger, dated as of March 18, 1998, by and between Union
                       Planters Corporation, Union Planters Holding Corporation and Alvin Bancshares, Inc.
                       (Included as Appendix A to the Proxy Statement included as part of this Registration
                       Statement.)
    2.2                Plan of Merger of Alvin Bancshares, Inc. into and with Union Planters Holding
                       Corporation.  (Included as Appendix B to the Proxy Statement included as part of this
                       Registration Statement.)
    4.1                Restated Charter of Union Planters Corporation.
                       (Incorporated by reference to Exhibit 3(a) to the Annual
                       Report on Form 10-K of UPC for the fiscal year ended
                       December 31, 1996.)
    4.2                Amended and Restated Bylaws of Union Planters Corporation.  (Incorporated by reference to exhibit 3(d) to the Annual Report on Form 10-Q of UPC for the quarter ended March 31,
                       1998 (File No. 0-6919).
    5.1                Opinion of E. James House, Jr., Secretary and Manager of
                       the Legal Department of Union Planters Corporation, as to
                       the validity of the shares of UPC Common Stock.
    8.1                Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences.
    8.2                Opinion of Winstead Sechrest & Minick P.C. as to federal income tax consequences.
   23.1                Consent of Price Waterhouse LLP.
   23.2                Consent of Deloitte & Touche LLP, independent auditors for Alvin Bancshares, Inc.
   23.3                Consent of E. James House, Jr., Secretary and Manager of the Legal Department of
                       Union Planters Corporation (included in Exhibit 5.1).
   23.4                Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).
   23.5                Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 8.2).
   24.1                Power of Attorney (contained on the signature page hereof).
   99.1                Form of proxy of Alvin Bancshares, Inc.
